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As filed with the SEC on April ____, 2003

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Registration No. 333-101441

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

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Pre-effective Amendment No. 2 to

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FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GOLDEN GRAIN ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa
2869

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02-0575361

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(State or other jurisdiction of incorporation or organization)
(Primary Standard Industrial Classification Code Number)
(I.R.S. Employer Identification No.)

951 N. Linn Avenue, P.O. Box 435, New Hampton, Iowa 50659
(641) 394-4059
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stanley B. Laures
951 N. Linn Avenue
P.O. Box 435
New Hampton, Iowa 50659
(641) 394-4059
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

William E. Hanigan
 Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Limited Liability Company Class A Membership Units	28,500,000	$1.00	$28,500,000	$2,622.00[1]

1 Determined pursuant to Section 6(b) of the Securities Act of 1933.  Under Section 6(b), $92 times 28.5 equals $2,622.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

I-2

GOLDEN GRAIN ENERGY, LLC
An Iowa Limited Liability Company

The Securities being offered by Golden Grain Energy, LLC are:
Limited Liability Company Class A Membership Units

	Minimum Offering	Maximum Offering
Class A Units Offered	19,250,000	28,500,000
Offering Price Per Class A Unit	$1.00	$1.00
Proceeds to Company	$19,250,000	$28,500,000

Minimum Purchase 10,000 units ($10,000)

Additional Purchases in 1,000 unit ($1,000) Blocks

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This prospectus is dated April 2, 2003

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          We are offering Limited Liability Company Class A membership units, referred to herein as units, of Golden Grain Energy, LLC, an Iowa limited liability company, referred to herein as "Golden Grain", "we", "us", or the "Company".  We intend to use the proceeds from this offering to pay for a portion of the construction and start-up operational costs of a 40 million gallon per year ethanol plant to be located in north central Iowa.  Our primary site is in Cerro Gordo County near the city of Mason City, Iowa.

          Offering Terms.  The public offering price for the units will be $1.00 per unit until the earlier of the date on which we have raised a minimum of $19,250,000 and the conditions of closing escrow have been met or [date].   A unit represents a pro rata ownership interest in our capital, profits, losses and distributions.  An investor must purchase a minimum of ten thousand (10,000) units, resulting in a $10,000 minimum investment.  Additional units may be purchased in 1,000 unit ($1,000) blocks.  Investments will be held in an escrow account until the offering is closed and additional conditions have been met.  We are selling the units directly to investors without using an underwriter.  We intend to raise a minimum of $19,250,000 and a maximum of $28,500,000 through the offering.  The units are not registered to be traded on any market. No public market exists for the units and none is expected to develop.

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          That these securities have been registered with the Securities and Exchange Commission and the Iowa Securities Bureau does not indicate that the securities have been either approved or disapproved by the Securities and Exchange Commission or any state securities commission or that the Securities and Exchange Commission or any state securities commission has passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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          These securities are speculative securities and involve a significant degree of risk (see "RISK FACTORS" starting on page 11), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop.  Risk factors include, but are not limited to, the following:

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  Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the Company and the loss of your investment;

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  There are unique tax consequences associated with holding the units, such as the fact that income allocations may result in a tax liability that exceeds the amount of any potential cash distributions made on the units;

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  Our units are subject to significant transfer restrictions, and no public market exists for the units and no public market is expected to develop; there are significant limitations on members' ability to withdraw their investment; and

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  Members' voting rights are limited, and directors will control and manage our affairs.

3

Operating Ethanol Plants in the State of Iowa	48
Competition from Alternative Fuel Additives	48
Employees	48
Sales and Marketing	49
Strategic Partners and Development Services Team	49
Construction of the Project - Proposed Design-Build Contract	52
Regulatory Permits	55
Nuisance	58
MANAGEMENT	58
Executive Officers and Directors	58
Business Experience of Directors and Officers	59
Committees of the Board of Directors	61
EXECUTIVE COMPENSATION	61
Employment Agreements	61
Reimbursement of Expenses	61
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	61
LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION	62
PLAN OF DISTRIBUTION	63
The Offer	63
Method of Subscription	63
Subscription Period	64
Conditions of Releasing Funds from ESCROW	64
Delivery of Certificates	64
Suitability of Investors	64
Summary of Promotional and Sales Material	65
DESCRIPTION OF MEMBERSHIP UNITS	65
Membership Units	65
Restrictive Legend on Membership Certificates	65
Maximum Ownership Percentage	66
Voting Limitations	66
Separable Interests	66
Distributions	67
Capital Accounts and Contributions	68
Allocation of Profits and Losses	68
Special Allocation Rules	68
Restrictions on Transfer of Units	68
SUMMARY OF OUR OPERATING AGREEMENT	69
Binding Nature of the Agreement	69
Management	69
Replacement of Directors	70
Unit Holders	70
Dissolution	70
Unit Transfer Restrictions	71
Amendments to Operating Agreement	71
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	71
Partnership Status	72
Publicly Traded Partnership Rules	72
Tax Treatment of our Operations - Flow-Through Taxable Income and Loss - Use of Calendar Year	73
Tax Consequences to our Unit Holders	74
Tax Treatment of Distributions	74
Initial Tax Basis of Units and Periodic Basis Adjustments	74
Tax Credits to Unit Holders	75
Deductibility of Losses; At-Risk- Passive Loss Limitations	75
Passive Activity Income	76
Allocations of Income and Losses	76
Allocations to Newly Admitted Unit Holders or Transferees of Units	76
Reporting Requirement	77
Alternative Minimum Tax	77
Tax Consequences Upon Disposition of Units	77
Effect of Tax Code Section 754 Election on Unit Transfers	77
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind	78
Audit of Income Tax Returns	78
Interest on Underpayment of Taxes, Accuracy-Related Penalties, Negligence Penalties	79
State and Local Taxes	79
LEGAL MATTERS	79
EXPERTS	79
TRANSFER AGENT	80
ADDITIONAL INFORMATION	80
INDEX TO FINANCIAL STATEMENTS	81
4

PROSPECTUS SUMMARY

          Because this is a summary, it does not contain all the information that may be important to you.  You should read the entire prospectus carefully, including the risk factors and financial statements, before you decide whether to invest.

          We are offering Class A units of Golden Grain, an Iowa limited liability company (the "offering").  We intend to use the proceeds to pay for a portion of the construction and start-up operational costs of a 40 million gallon per year ethanol plant to be located near Mason City, Iowa.  We will also need significant debt financing in order to complete the project.  Our financing plan therefore contemplates substantial leverage.  This is our initial public offering and no public market exists for our units.  The public offering price for the units will be $1.00.  Each unit represents a pro rata ownership interest in the company's capital, profits, losses and distributions.  You must purchase a minimum of ten thousand (10,000) units ($10,000 minimum investment).  You may purchase additional units in 1,000 unit ($1,000) blocks.

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          We are selling the membership units directly to investors without using an underwriter.  An aggregate minimum purchase of $19,250,000 by all investors will be required before we will accept any subscriptions.  All funds we receive from investors will be held in an interest-bearing escrow account with the State Bank of Lawler, Escrow Agent, until at least the minimum subscription amount of $19,250,000 is received by us.  We will promptly return your investment to you with nominal interest less escrow fees if we do not raise the $19,250,000 minimum and secure a written debt financing commitment for up to $37,150,000 in debt financing by the ending date of this offering, which is one year from the effective date of the offering in Iowa, shown hereinafter as [date] - pending knowledge of the actual effective date.

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The Company

          Golden Grain, an Iowa limited liability company, was organized on March 18, 2002 to construct and operate a dry mill, fuel grade ethanol plant.  We intend to locate the plant near the city of Mason City, Iowa.   We have entered into a letter of intent with an ethanol construction and engineering firm, Fagen, Inc., who is expected to work with ICM, Inc. to design and construct our proposed ethanol plant.  Fagen, Inc. will be our design-builder and ICM, Inc. will be Fagen, Inc.'s primary engineering subcontractor.  These two firms have developed, designed, and built numerous ethanol plants throughout the country.  Fagen, Inc. has been the principal contractor on 13 ethanol projects and has performed significant work on a total of 29 projects.  The letter of intent is not a binding legal agreement, and until a binding agreement is executed, either party may withdraw at any time without penalty or further obligation.  Our current business address is 951 N. Linn Avenue, P.O. Box 435, New Hampton, Iowa 50659 and our current telephone number is (641) 394-4059.

The Offering

          We are offering Class A membership units of Golden Grain, an Iowa limited liability company.  There are two classes of membership units in our Company, identified in our operating agreement as Class A and Class B.  We previously issued 920,000 Class B units to our seed capital investors at a price of $0.50 per Class B unit.  We sold these Class B units to members of our board of directors and other seed capital investors in order to finance our development activities including this offering.  There are no Class B units being offered in this offering.  The Class A and Class B units have equal rights except with respect to certain priority allocations to Class B unit holders in the event of our dissolution. See "SUMMARY OF OUR OPERATING AGREEMENT - Dissolution."  The Class A and Class B units presently represent our only equity securities and we have no immediate intentions to issue other equity securities with greater rights.

          We are offering 28,500,000 units under the maximum offering and 19,250,000 units under the minimum offering.  You must purchase a minimum of 10,000 of our units.  The price of a unit will be $1.00.  The minimum investment is $10,000.  Additional units may be purchased in blocks of 1,000.  After the offering there will be a minimum of 19,250,000 Class A units issued and outstanding and a maximum of 28,500,000 Class A units issued and outstanding.  There will also be 920,000 Class B units issued and outstanding.

The Project

          If we are successful in this offering, and are able to obtain the debt financing that we seek, we plan to build a 40 million-gallon-per-year dry mill, ethanol and livestock feed manufacturing plant.  We expect the plant to convert, on an annual basis, approximately 15 million bushels of corn into approximately 40 million gallons of ethanol, 128,000 tons of distillers grains and 115,500 tons of raw carbon dioxide gas.

          We expect to locate the plant in north central Iowa near the city of Mason City in Cerro Gordo County, Iowa.  We have identified other potential sites in north central Iowa.  Our board of directors reserves the right to select a different site to construct the plant elsewhere in northern Iowa if it believes that doing so would be better for our business.  We expect to commence construction, depending upon the season and the weather, approximately 60 days after we close on this offering.  This is contingent upon our receipt of written agreements from lenders to provide debt financing and subject to our entering into anticipated construction agreements with Fagen, Inc. and ICM, Inc.

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          There are no assurances that we will be able able to raise the minimum amount of capital to release funds from escrow, to secure debt financing, or to finalize agreements with Fagen, Inc. and ICM, Inc. regarding construction of the plant.  If we can satisfy these contingencies, and construction is commenced within 60 days of the release of funds from escrow, we expect that the construction will take approximately 14 to 16 months, in addition to two months of post-construction testing and engineering.  Assuming that the foregoing contingencies are satisfied, we plan to begin accepting shipments of grain and producing ethanol and distillers grains approximately 16 to 18 months after the release of funds from escrow.

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          The following diagram depicts the plant that we intend to build:

[Ed. Strike graphic]

  Ethanol Storage Tanks: Two ethanol storage tanks. Three tanks used for 190 proof ethanol, 200 proof undenatured ethanol and denaturant. All of the described tanks will be within a retention berm.
  Administration Building: This building will have brick and/or siding on the exterior and will be approximately 2,700 square feet.
  DDGS Building: This will be a steel sided building and will be 21,875 square feet. All dry distillers grain will be stored in this building.
  Grain Receiving Building: The building will be a steel sided building 165' long by 65' wide and approximately 40' tall. There will be two truck bays and one rail bay.
  Two Concrete Corn Holding Structures: 100 ft tall, 200,000 bushel each, two 15,000 bushel per hour legs.
  Fermentation Tanks: Three fermentation tanks and one beer well.
  Main Process Building: Structural steel frame building housing tanks, pumps and heat exchangers as well as a control room and laboratory. Total square footage is approximately 25,000'.
  Two Methanator Tanks.
  Thermal Oxidizer Stack: Approximately 125 feet tall. The exact height will depend on air modeling and input from the DNR.
  Distillation and Evaporation Center:
  Stillage and Syrup Tanks.
  Energy Center: Structural steel building totaling approximately 13,750 square feet housing both of the DDGS dryers and the Thermal Oxidizer.
  Cooling Tower: Four cell induced draft cooling tower.

Our Financing Plan

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          Our letter of intent with Fagen, Inc. provides that the proposed plant will cost no more than $45,300,000.  We expect that expenses incidental to construction and start-up will cost approximately an additional $11,100,000.  Therefore, the total anticipated cost of construction of the proposed plant is $56,400,000.  We intend to raise a minimum of $19,250,000 in this offering and seek the balance of approximately $37,150,000 in debt and government grants.  If all 28,500,000 units are issued for $1.00 each, approximately $27,440,000 will be sought in term debt from banks and government grants.   If less than the maximum number of units are sold, the amount of the debt will be raised proportionately to achieve the approximately $56,400,000 funding of equity and term debt.  It is possible that our lender will require us to have 40% of the capital necessary to fund the construction and operation of the plant, or $22,560,000, before it will issue a loan to us.  Therefore, if units with a price of less than $22,560,000, but a price of more than the minimum $19,250,000 are sold, we may also seek third party credit providers to provide subordinated debt sufficient to raise the necessary capital for the construction and initial operating and maintenance costs of the project.  Although such subordinated debt holders would have rights inferior to those of the senior lenders in the event of liquidation, their rights would be superior to unit holders, including investors in this offering. Because the exact amount of equity to be raised cannot be known at this time, we cannot yet know the amount of total debt required to finance our project.  If we do not sell at least 19,250,000 units, the offering will fail.

We presently have no contracts or commitments with any bank, lender or financial institution for this debt financing, but we will not release funds from escrow until we secure a written debt financing commitment for up to $37,150,000 of debt financing. This does not mean that we, in fact, will have executed binding debt financing agreements or will thereafter execute binding debt financing agreements, or that we, in fact, have received or will thereafter receive funding under such a debt financing commitment or debt financing agreements.   We expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds to begin construction of the plant.  In the event that a lender later refuses to disburse the funds as agreed, we will continue to use proceeds from this offering to pay construction costs and will resort to whatever means are available to us to obtain the funds from the lender, including legal action.  In total, we intend to raise approximately $56,400,000, including equity, indebtedness, and grant and government financing proceeds.

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          In addition to debt financing, we are seeking approximately $1,000,000 in tax increment financing and infrastructure improvements from Cerro Gordo County, Iowa to fund improvements to the proposed site.  If the plant is to be constructed elsewhere in Iowa, we intend to pursue whatever tax increment financing and infrastructure improvements that are available at that location.  We will also seek a variety of state and federal grants.  We intend to raise, through some combination of equity financing, government financing, and grants, and term debt, approximately $56,400,000.  There are no assurances that we will be able to obtain the necessary debt financing or other financing referred to in this section.

Financial Information

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Please see "SELECTED FINANCIAL DATA" for a summary of our finances and  the index to our audited financial statements for our detailed financial information.

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Operating Agreement

          We are governed by an operating agreement.  Our operating agreement provides that our business and affairs be exclusively managed by a board of directors.  We are served by a board of directors consisting of at least nine, but no more than seventeen directors.  Unit holders may vote on a limited number of items, such as dissolving the Company, amending the operating agreement and electing future directors.

          As a unit holder, you will have a capital account to which contributions will be credited.  Unit holders' accounts also will be increased by the allocated share of our profits and other applicable items of income or gain.  Unit holders' accounts will be decreased for the share of our losses and other applicable items of expenses or losses and any distributions that are made.  Generally, we will allocate our profits and losses based upon the number of units held by each investor.

          We expect to be treated as a partnership for federal income tax purposes.  As such, we will not pay any federal income taxes and will instead allocate net income to unit holders who must include that income as part of his or her taxable income.  This means that each unit holder will need to pay taxes upon the allocated shares of our income whether or not we make a distribution in that year.  See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS."

          The transfer of units is restricted by our operating agreement.  Generally, unless a transfer is by operation of law, such as death, units cannot be transferred without the prior written approval of a majority of the directors.  Directors do not intend to approve any transfers until the proposed ethanol plant is operating, even as part of the 2% allowed transfers that fall within the safe harbor of the publicly traded partnership provisions of the tax code, described more fully below.  This means that units will not be transferable for at least nine months, and possibly longer than 18 months, after we close on the offering.  We will not be generating any revenue during that time.   Your investment in us may remain illiquid for the life of the Company.  See  "DESCRIPTION OF MEMBERSHIP UNITS."

          Our operating agreement prohibits you from owning, either directly or indirectly, more than forty percent (40%) of our issued and outstanding units at any given time.

Distributions

          We have not declared or paid any distributions on our units and will not pay or declare any distributions until after we begin generating revenue and satisfy our loan covenants. We will not begin generating any revenue until we begin operation of the ethanol plant. Subject to loan covenants and restrictions, we will distribute our net cash flow to holders of our units in proportion to their units held. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by the board of managers in its sole discretion, used to pay or establish reserves for our expenses, debt obligations, capital improvements, replacements and contingencies. However, we may never be in a position to pay cash distributions.

Suitability of Investors

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          Investing in our units is highly speculative and very risky.  Our units are suitable only as a long-term investment and only if you can sustain a complete loss of your investment in us.  Our units are suitable only for persons of adequate financial means.  We do not expect any public market to develop for the units.  In addition, our operating agreement significantly restricts the transferability of units and prohibits any sale or transfer without the consent of our board of directors.  Units should not be bought if units will need to be sold quickly in the future.  Accordingly, investors must either be involved in farming, have an annual income of at least $45,000 and a net worth of at least $45,000, exclusive of home, furnishings and automobiles; or have a net worth of at least $100,000, exclusive of home, furnishings and automobiles. No investor will be allowed to invest more than 10% of his or her net worth in our units.   The board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for a particular investor.

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Subscription Procedures

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          To invest, you must complete the Subscription Agreement included as Exhibit 4.1 to this prospectus.  You must also provide: (a) a check payable to "State Bank of Lawler, Escrow Agent for GGE," as Escrow Agent for Golden Grain, for an amount representing 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; (b) an executed full-recourse promissory note and security agreement for the remainder of the amount due; and (c) an executed copy of the signature page to our operating agreement.  The President of the State Bank of Lawler is a director on our board. In the subscription agreement, you will make representations to us concerning, among other things, that you have received our prospectus and any supplements, agree to be bound by the operating agreement, and understand that the membership units are subject to significant transfer restrictions.  The subscription agreement also requires information about the nature of the ownership of the units, state of residence, and taxpayer identification or social security number.

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          The promissory note and security agreement will obligate you to pay on demand the balance of the amount due for the units for which subscription is sought and will grant the company a security interest in the investor's units.  Once we receive subscriptions for the minimum amount to close escrow,  the investors will be given written notice by mail that payment is due and 30 calendar days to remit the appropriate funds.  Funds submitted in satisfaction of the promissory notes will be deposited in the escrow account until closing.  Amounts due under the promissory note that are not timely paid will accrue interest at a rate of 12% per year, and you will agree to reimburse us for amounts expended in collecting those amounts.  In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payment of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.

          Our board of directors reserves the right to reject any subscription.  If we accept your application, we will issue a certificate signifying your membership units and send you notice of such issuance, but, pursuant to the security agreement, we will retain, as collateral, the certificate until such time that the amount due on the promissory note is satisfied.  If we reject your subscription, we will return the application, check and signature page promptly. However, we do not intend to consider any subscription agreements for acceptance or rejection until after we have sold a minimum of $19,250,000 worth of units. Therefore, your investment may not be accepted or returned to you until after [ending date of offering].

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          Our operating agreement prohibits you from owning more than forty percent (40%) of our issued and outstanding units at any given time.  Assuming that the minimum of 19,250,000 units is sold in this offering, you may not subscribe to purchase more than 7,700,000 of our units.

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Escrow Procedures

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          Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with The State Bank of Lawler, as Escrow Agent under a written escrow agreement.  We will not release funds from  the escrow account until the specific conditions to closing the escrow account are satisfied.  Those conditions are (a) the subscription proceeds in the escrow account equals or exceeds $19,250,000 (exclusive of interest); (b) we obtain a written debt financing commitment for up to $37,150,000 in debt financing and (c) we elect, in writing, to terminate the escrow agreement.

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Closing the Offering

          We will close the offering on the earlier of the date on which we have raised a minimum of $19,250,000 and the conditions of closing escrow have been met or [date].  If we successfully close the offering by raising a minimum of $19,250,000 and meeting the conditions to close escrow, we will deliver to you a certificate representing your ownership of units within 30 days of that closing, provided that you have satisfied your obligation under the promissory note.  You will not be able to access your funds in the escrow account.  We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, or other financial vehicles including those available through the escrow agent.

          If we are successful in meeting the conditions to close the escrow account, we intend to close the offering at that time.  Alternatively, we may terminate the offering and, in that event, we will promptly return your investment with interest less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

  If we determine, in our sole discretion, to terminate the offering prior to [ending date];

  If we do not raise the $19,250,000 minimum by [ending date]; or

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  Even if we raise the $19,250,000 minimum, but as of [ending date] we do not have a written debt financing commitment  with a lender or lenders for approximately $37,150,000 in term debt to complete construction and start-up of the plant.

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Important Notices To Investors

          This registration statement does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which or to any person to whom it would be unlawful to do so.  No representations or warranties of any kind are intended or should be inferred with respect to the economic returns or tax benefits of any kind that may accrue to the investors of the securities.

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          These securities have not been registered under the securities laws of any state other than the State of Iowa and are being offered and sold in other states in reliance on exemptions from the registration requirements of the laws of those other states.

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         In making an investment decision, investors must rely on their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved.  Investors should not invest any funds in this offering unless they can afford to lose their entire investment.  There is no public market for the units and it is not expected that there will be a market for the resale of the units in the foreseeable future.  Furthermore, there are substantial restrictions on the transferability of the units within state securities laws and the operating agreement to which the units are subject.  Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

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         All funds we receive from investors will be held in an interest-bearing escrow account with the State Bank of Lawler, P.O. Box 269, Lawler, Iowa 53212, Escrow Agent, until the minimum subscription amount of $19,250,000 is received.  We will return your investment to you with nominal interest promptly, if we do not raise $19,250,000 minimum and secure a  written debt financing commitment sufficient to complete construction and start-up of the plant by [date].

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          During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his representatives, if any, are invited to ask questions of and obtain additional information from our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters.  Such information will be provided by us to the extent that we possess such information or can acquire it without unreasonable effort or expense.  Accordingly, we will consult with our attorneys, accountants or advisors regarding any of your questions requiring additional assistance. Prospective purchasers or representatives having questions or desiring additional information should contact us at (641) 394-4059 or at our business address: Golden Grain, 951 N. Linn Avenue, P.O. Box 435, New Hampton, Iowa 50659, or any of the people listed below:

Director	Telephone Number	Director	Telephone Number
Walter Wendland	(563) 237-5901	Ron Pumphrey	(641) 394-3052
Stanley Laures	(641) 394-4059	Randy Liddle	(319) 231-5590
Dave Sovereign	(563) 547-5033	Jim Boeding	(563) 382-3000
Stephen Eastman	(641) 985-2147	Willis Hansen	(800) 328-3312

RISK FACTORS

          The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash.  Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies.  Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units.  Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to Tax Issues

EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

   IRS Classification of the Company as a Corporation Rather Than as a Partnership Would Result in Higher Taxation and Reduced Profits, Which Could Reduce the Value of Your Investment in Us

          We are an Iowa limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units.  However, if for any reason the Internal Revenue Service ("IRS") would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction, and credit would be reflected only on our tax returns and would not be passed through to the holders of the Units.  If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits.  See "FEDERAL INCOME TAX CONSEQUENCES OF OWNI NG OUR UNITS - Partnership Status."  If we pay taxes as a corporation, we will have less cash to distribute as a dividend.

   The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment

          It is likely that an investor's interest in us will be treated as a "passive activity."  If an investor is either an individual or a closely held corporation, and if the investor's interest is deemed to be "passive activity," then the investor's allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities.  Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years.  These rules could restrict an investor's ability to currently deduct any of our losses that are passed through to such investor.

   Income Allocations Assigned to an Investor's Units May Result in Taxable Income in Excess of Cash Distributions, Which Means You May have to Pay Income Tax on Your Investment with Personal Funds

          Investors will pay tax on their allocated shares of our taxable income.  An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor.  This result might occur due to, among other things, accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations.  Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

Risks Related to the Offering

   We Are Not Experienced in Selling Securities and No One Has Agreed to Assist Us or Purchase Any Units That We Can Not Sell Ourselves, Which May Result in the Failure of This Offering

          This offering is made on a "best efforts" basis.  We have no underwriter or placement agent for the offering, and there can be no assurance that the offering will be successful.  We plan to offer the units directly to investors.  We plan to advertise in local media and by mailing information to area residents, the names of who will be provided to us by farmer trade associations.  We also plan to hold informational meetings throughout north central Iowa.  Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital.  These individuals have no broker-dealer experience and have never been involved in a public offering of securities.  There can be no assurance that our directors will be successful in seeking investors for the offering.

Failure to Sell the Minimum Number of Units Will Result in the Failure of This Offering, Which Means Your Investment May be Returned to You with Nominal Interest

          We may not be able to sell the minimum amount of units required to close the offering. We must sell at least $19,250,000 worth of units to close on the offering. If we sell less than $19,250,000 worth of units, the offering would fail. If we cannot close on this offering by [date], we will return investors' money with nominal interest, less expenses for escrow agency fees. This means that, from the date of an investor's investment up to [date], the investor will earn a rate of return on the money he or she deposits with us in escrow. The rate of return will equal the rate of return on the Goldman Sachs Financial Square Treasury Obligations Fund Administration Shares (CUSIP #38141W315) during the period, less escrow fees. See "MANAGEMENT'S PLAN OF OPERATION - Liquidity and Capital Resources."

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Investors Will Not be Allowed to Withdraw Their Investments, Which Means that You Should Invest Only if You are Willing to Have Your Investment be Unavailable to You for at Least Up to a Year and Possibly Longer

          Investors will not be allowed to withdraw their investments in any event, absent a rescission offer tendered by the company. No such rescission offer is anticipated. This means that from the date of your investment up to [date], the ending date of this offering, your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year and possibly longer. If our offering succeeds, and we convert your cash investment into units of the Company, your investment will be denominated in our units until you transfer those units subject to the transfer restrictions in our operating agreement. You will not have a right to withdraw from the Company and demand a cash payment from us.

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   Proceeds of This Offering Are Subject to Promissory Notes Due After the Offering is Closed, Which Means the Success of This Offering Depends on Payment By the Obligors of the Promissory Notes

          Ninety percent (90%) of the proceeds of this Offering will be subject to promissory notes that may not be due until after the offering is closed.  In order to become a member in the Company, each person must, among other requirements, submit a check in the amount of ten percent (10%) of the total amount due for the number of units for which subscription is sought, and a promissory note for the balance of the ninety percent (90%) of the total amount due for the units.  That balance will become due within thirty (30) calendar days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the Minimum Escrow Deposit of $19,250,000.  The satisfaction of the promissory notes will depend upon the investors' ability to pay.  We will retain a security interest in the investor's units.  We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation.  The success of the offering depends on the payment of these amounts by the obligors.

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Even if We Raise the Minimum Amount of Equity in this Offering, We May Not Obtain the Debt Financing Necessary to Construct and Operate Our Plant, Which Would Result in the Failure of the Company

          We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment for up to $37,150,000 in debt financing. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and will return the investors' investments from escrow with nominal interest less deduction for escrow agency fees. Assuming that all 28,500,000 units are issued, we are seeking to secure approximately $27,440,000 in senior long term debt from one or more commercial banks or other lenders to complete our financing. If less than the maximum number of units are sold, the amount of the debt will be raised proportionately to achieve the approximately $56,400,000 of equity and term debt necessary to fund the project. Because the amount of equity raised is not known at this time, the amount and nature of total debt is also not known. If the minimum amount of units is not sold, the offering will not close.

          We have initiated discussions with potential lenders regarding debt financing, but have not received any commitments for such financing. There is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds. In the event that a lender later refuses to disburse the funds as agreed, we will resort to whatever means are available to us to obtain the funds from the lender, including legal action. Such an occurrence may result in the end of our ability to continue operations.

Lenders May Require Us to Abide by Restrictive Loan Covenants That May Hinder Our Ability to Operate

           We anticipate that the loan agreements governing our secured debt financing will contain a number of restrictive affirmative and negative covenants. These covenants may limit our ability to, among other things:

  Incur additional indebtedness; Make capital expenditures in excess of prescribed thresholds;

   Make distributions to unit holders, or redeem or repurchase units;

   Make various investments;

   Create liens on our assets;

   Utilize the proceeds of asset sales; or;

   Merge or consolidate or dispose of all or substantially all of our assets.

          We also will likely be required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth.  We also will likely be required to utilize a portion of any excess cash flow generated by operations to prepay our term debt.  A breach of any of these covenants or requirements could result in a default under our debt agreements.  If we default, and if such default is not cured or waived, a lender could, among other remedies, accelerate our debt and declare that such debt is immediately due and payable.  If this occurs, we may not be able to repay such debt or borrow sufficient funds to refinance.  Even if new financing is available, it may not be on terms that are acceptable.  Such an occurrence could cause us to cease building the plant, or if the plant is constructed, such an occurrence could cause us to cease operations.  No assurance can be given that our future operating results will be sufficient to achieve compliance with such covenants and requirements, or in the event of a default, to remedy such default.

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Risks Related to the Units

   We Will Construct the Plant By Means of Substantial Leverage of Equity, Resulting in Substantial Debt Service Requirements That Could Reduce the Value of Your Investment

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          The debt requirements necessary to implement our business plan will result in substantial debt service requirements.  Upon completion of the plant, we anticipate that our total term debt obligations will be approximately $27,440,000, assuming that all 28,500,000 units are issued for $1.00 each.  As a result, our capital structure will be highly leveraged.  If we sell only the minimum $19,250,000 worth of units necessary to release funds from escrow, our anticipated term debt obligations would increase up to $37,150,000.  Our debt load and service requirements could have important consequences which could reduce the value of your investment, including:

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  Limiting our ability to borrow additional amounts for operating capital and other purposes or creating a situation in which such ability to borrow may be available on terms that are not favorable to us;
  Reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on our debt;
  Making us vulnerable to increases in prevailing interest rates;
  Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;
  Subjecting all, or substantially all of our assets to liens, which means that there will be virtually no assets left for members in the event of a liquidation; and,
  Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or our business.

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          In the event that we are unable to pay our debt service obligations, we could be forced to: (a) reduce or eliminate distributions to unit holders, even for taxes, or (b) reduce or eliminated needed capital expenditures.  It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our its debt.  In the event that we are unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise,  we may be forced to cease operations and liquidate our assets and you may lose all or most of your investment. See "MANGEMENT'S PLAN OF OPERATION - Liquidity and Capital Resources."

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   No Public Trading Market Exists for Our Units and We Do Not Anticipate the Creation of Such a Market, Which Means That it will be Difficult for You to Liquidate Your Investment

          There is currently no established public trading market for our units and an active trading market will not develop despite this offering.  To maintain partnership tax status, units may not be traded on an established securities market or readily trade the units on a secondary market or the substantial equivalent thereof.  We therefore will not apply for listing of the units on any stock exchange or on the NASDAQ Stock Market.  As a result, units are not readily for sale.

   We Have Placed Significant Restrictions on Transferability of The Units, Limiting an Investor's Ability to Withdraw from the Company

          The units will be subject to certain restrictions on transfer pursuant to our operating agreement.  In addition, transfers of the units may be restricted by state securities laws.  As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investments in us for an indefinite period of time. See "SUMMARY OF OUR OPERATING AGREEMENT."

          To help ensure that a secondary market does not develop, our operating agreement prohibits transfers without the approval of our board of directors.  The board of directors will not approve transfers unless they fall within "safe harbors" contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

  Transfers by gift;
  Transfer upon death of a member;

  Transfers between family members; and,
  Transfers that comply with the "qualifying matching services" requirements.

   These Units Will Be Subject to Dilution in Value Which Reduces the Value of Your Investment

          We have issued 920,000 Class B units to our seed capital investors.  The units were sold to our founding members for $0.50 per unit, a price lower than the price of units in this offering.  The issuance of the seed capital units is dilutive to the units offered in this offering.  In addition, if for any reason we are required in the future to raise additional equity capital, and if such equity capital is raised at a lesser price or on more favorable terms than those in this offering, investors in this offering would suffer dilution of their units.  There is no assurance that units will not be diluted in the future. See "DILUTION."

Risks Related to the Company

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   We Have No Operating History, Which Could Result in Errors in Management and Operations Causing a Reduction in the Value of Your Investment in Us

          We were recently formed and have no history of operations.  We can not provide assurance that we can manage start-up effectively and properly staff our operations, and any failure by us to manage our start-up effectively could delay the commencement of plant operations. Such a delay is likely to further delay our ability to generate revenue and satisfy our debt obligations. Our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise.   We anticipate a period of significant growth, involving the construction and start-up of operations of the plant and the hiring of our employees.  This period of growth and the start-up of the plant are likely to be a substantial challenge to us and could negatively impact our ability to generate revenue and reduce the value of your investment in us.

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 We Have No Experience in the Ethanol Industry, Which Increases the Risk of Our Ability to Build and Operate the Plant

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          We are presently, and are likely for some time to continue to be, dependent upon our founding members, some of who will serve as our initial directors.  These individuals are experienced in business generally but have no experience in raising capital from the public, in organizing and building an ethanol plant, or in governing and operating a public company.  None of the directors has expertise in the ethanol industry.  In addition, certain directors on our board of directors are presently engaged in business and other activities outside of and in addition to our business.  These other activities all impose substantial demand on the time and attention of such directors.  We anticipate hiring a manager for the plant with experience in the ethanol industry and a production plant similar to our proposed plant.  However, there is no assurance that we will be successful in attracting or retaining such an individual because of the limited number of individuals with expertise in the area and a competitive market with many new plants being constructed.  Furthermore, we may have difficulty in attracting other competent personnel to relocate to Mason City, Iowa in the event that such personnel are not available locally.  Our failure to attract and retain such individuals would likely have a material adverse effect on our operations because the plant will require competent personnel to operate at optimal capacity and failure to operate at optimal capacity will adversely affect our financial performance. Without qualified and competent personnel, our financial performance could suffer and the value of your investment in us could be reduced. Accordingly, no person should purchase units unless such person is willing to entrust all aspects of our management to the board of directors.

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   We Will Be Dependent on Fagen, Inc. For Expertise in the Commencement of Operation in the Ethanol Industry and Any Loss of this Relationship Could Cause Us Delay and Added Expense, Placing Us at a Competitive Disadvantage

          We are dependent on our relationship with Fagen, Inc., and its employees.  Any loss of our relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may have a material adverse impact on us and our financial performance because we have developed such a close working relationship with this entity.  The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays.  Unforeseen expenses and delays may reduce our ability to generate revenue our profitability and negatively impact our competitive position in the ethanol industry. See "BUSINESS - Strategic Partners and Development Services Team."

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Risks Related to Regulation and Governmental Action

   Loss of Favorable Tax Benefits for Ethanol Production Could Hinder Our Ability to Operate at a Profit and Reduce the Value of Your Investment in Us

          The ethanol industry and our business depend on continuation of federal ethanol tax incentives.  These incentives have supported a market for ethanol that might disappear without the incentives.    The federal tax incentives are scheduled to expire September 30, 2007, but may be replaced by legislation now pending before the United States Senate. These tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level.  The elimination or reduction of tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for us to produce and sell ethanol.  See "BUSINESS - Federal Ethanol Supports."

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   The Lack of an Iowa Ethanol Incentive Will Hinder Our Ability to Compete with Other Ethanol Producers and May Negatively Impact the Success of This Offering

          Unlike some neighboring states, such as Minnesota, South Dakota, Nebraska, and Wisconsin in which some of our competitors are doing business, the State of Iowa does not have a state ethanol producer incentive payment program.  The lack of such an incentive may place us at a competitive disadvantage for capital and other resources when compared to competing ethanol producers in other states, because investors and lenders may be more willing to provide equity and debt financing to projects that are able to take advantage of a state ethanol producer incentive payment program. Therefore, the lack of a comparable program in Iowa may negatively impact the success of this offering, which is dependent on obtaining certain levels of equity and debt financing.

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    A Change in Environmental Regulations or Violations Thereof Could Result in the Devaluation of Our Units and a Reduction in the Value of Your Investment

          We will be subject to extensive air, water and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the plant.

          We have not applied for any of these permits, but anticipate doing so before we begin construction.  We do not anticipate a problem receiving all required environmental permits.  However, if for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.  See "BUSINESS - Regulatory Permits."

          Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively.  Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.

Risks Related to Construction of the Plant

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   We Will Depend on Key Suppliers, Whose Failure to Perform Could Force Us to Abandon Our Business, Hinder Our Ability to Operate Profitably or Decrease the Value of Your Investment

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          We are highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but have no definitive binding agreement with either entity.  We have entered into a non-binding letter of intent with Fagen, Inc. and ICM, Inc. for various design and construction services.  Fagen, Inc. has indicated its intention to deliver to us a proposed design-build contract, in which Fagen, Inc. will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services.  We anticipate that we will execute a definitive binding design-build contract with Fagen, Inc. to construct the plant.  However, there is no assurance that such an agreement will be executed.

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          If we were not to execute a definitive, binding design-build contract with Fagen, Inc., or if Fagen, Inc. were to terminate its relationship with us after construction was initiated, there is no assurance that we would be able to obtain a replacement general contractor.  Any such event may force us to abandon our business.

          We are also highly dependent upon Fagen, Inc.'s and ICM, Inc.'s experience and ability to train our personnel in operating the plant.  If the plant is built and does not operate to the level anticipated by us in our business plan, we will rely on Fagen, Inc. and ICM, Inc. to adequately address such deficiency.  There is no assurance that Fagen, Inc. and/or ICM, Inc. will be able to address such deficiency in an acceptable manner.  Failure to do so could cause us to halt or discontinue our production of ethanol, which could damage our ability to generate revenues and reduce the value of your units.

We Will Depend on Fagen, Inc., for Timely Completion of Our Plant, however, Fagen, Inc.'s Involvement in Other Projects Could Delay the Commencement of Our Operations and Further Delay Our Ability to Generate Revenue and Distribute Any Profits

          We expect to engage Fagen, Inc., as the general contractor for our plant. We anticipate that Fagen, Inc., along with ICM, Inc., will design and build our plant. Based upon public filings with the Securities and Exchange Commission and other available materials, as of January 2003, Fagen, Inc., had executed letters of intent to provide construction services to approximately nine other ethanol production facilities.  In addition, Fagen, Inc., may have letters of intent with other ethanol production companies who have not filed with the Securities and Exchange Commission. Other such companies may be exempt from registration. Fagen, Inc.'s involvement with other ethanol projects may delay the completion of our plant and commencement of plant operations. Any delay in construction of our plant and/or commencement of plant operations could further delay our ability to generate revenue and distributions of any profits to our members.

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   We May Need to Revise Cost Estimates for the Construction of the Plant Upwardly, and Such Revision Could Result in Devaluation of Our Units if Plant Construction Requires Additional Capital

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          It is anticipated that Fagen, Inc. will construct the plant for a fixed contract price, based on the plans and specifications in the anticipated design-build contract.  We have based our capital needs on a design for the plant that will cost $45,300,000 million with additional start-up and development costs of $11,100,000, for a total completion cost of $56,400,000.  This price includes construction period interest.  The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher.  There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant.  Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

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 Risks Related to Ethanol Production

   Our Ability to Operate at a Profit is Largely Dependent on Grain Prices and Market Prices for Ethanol and Distillers Dried Grains and the Value of Your Investment in Us May be Directly Affected by these Market Prices

          Our results of operations and financial condition will be significantly affected by the cost and supply of grain and by the selling price for ethanol and distillers dried grains.  Price and supply are subject to and determined by market forces over which we have no control.

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         We will be dependent on the availability and price of corn.  We anticipate purchasing our corn in the cash market and hedging corn through futures contracts to reduce short-term exposure to price fluctuations.  However, we have no definitive agreements with any corn producers to provide corn to the plant.  We may enter into supply agreements with local elevators for the origination, supply and delivery of corn to the plant.  There is no assurance that such agreements will be available or be on acceptable terms.  See "BUSINESS - Corn Feedstock Supply." Generally, higher corn prices will produce lower profit margins.  This is especially true if market conditions do not allow us to pass through increased corn costs to our customers.  There is no assurance that we will be able to pass through higher corn prices.  If a period of high corn prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because we may not be able to offset the increased price of corn.

          Our revenues will be exclusively dependent on the market prices for ethanol and distillers dried grains.  These prices can be volatile as a result of a number of factors.  These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products.  For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases.  Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and/or sales of distillers grains and reduce revenues, causing a reduction in the value of your investment.

          We believe that ethanol production is expanding rapidly at this time.  Increased production of ethanol may lead to lower prices.  The increased production of ethanol could have other adverse effects as well.  For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers dried grains.  Those increased supplies could outpace demand, which would lead to lower prices for those by-products.  Also, the increased production of ethanol could result in increased demand for corn.  This could result in higher prices for corn and corn production creating lower profits.  There can be no assurance as to the price of ethanol or distillers dried grains in the future.  Any changes negatively impacting the price of ethanol and/or distillers dried grains may result in less income which would decrease our revenues and reduce the value of your investment.

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   We Will Be Dependent on Another for Sales of Our Products, Which May Place Us at a Competitive Disadvantage and Reduce Our Profitability

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          We currently have no sales force of our own to market ethanol and distillers dried grains and do not intend to establish such a sales force.  We intend to sell all of our ethanol to one broker pursuant to an output contract and intend to contract with one broker to market and sell our distillers dried grains feed products.  As a result, we will be dependent on the ethanol broker and the feed broker.  There is no assurance that we will be able to enter into contracts with any ethanol broker or feed product broker on acceptable terms.  If the ethanol broker breaches the contract or does not have the ability, for financial or other reasons to purchase all of the ethanol we produce, we will not have any readily available means to sell our ethanol.  Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage.  Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

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  Changes In Production Technology Could Require Us to Commit Resources to Updating the Plant or Could Otherwise Hinder Our Ability to Compete in the Ethanol Industry or to Operate at a Profit

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          Advances and changes in the technology of ethanol production are expected to occur.  Such advances and changes may make the ethanol production technology less desirable or obsolete.  The plant is a single-purpose entity and has no use other than the production of ethanol and associated products.  Much of the cost of the plant is attributable to the cost of production technology, which may be impractical or impossible to update.  The value of your investment could decline if changes in technology cause us to operate our plant at less than full capacity for an extended period of time or cause us to abandon our business.

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Risks Related to Conflicts of Interest

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   We May Have Conflicts of Interest With Our Directors and Consultants, Which Could Result in Their Incomplete Devotion to Us

          Our directors also have management responsibilities and conflicts of interest with respect to other entities with which we do or may do business with in the future.  This includes directors who have farming operations that may sell grain to our plant.  It also includes a director on our board who is President and a director of the State Bank of Lawler, our escrow agent in connection with this offering.

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          Our directors and officers have and may purchase our units.  Any purchases of units by the directors and officers should not be relied upon as an indication of the merits of this offering.  In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

          Additionally, we have employed Value Add Ventures, LLC as a project consultant.  Mr. William Reichers of Volga, South Dakota and Mr. Paul Casper of Lake Preston, South Dakota are not only principals of Value Add Ventures, LLC, but also are associated with Fagen, Inc. and other ethanol plants.  Fagen, Inc. is our general contractor for the plant.  Consequently, Messrs. Reichers and Casper may have conflicts of interest when advising the board regarding contracts and agreements with Fagen, Inc., ICM, Inc., or their affiliates.

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   We May Have Conflicts of Interest With Fagen, Inc., Which May Cause Difficulty in Enforcing Claims Against Fagen, Inc.

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          As discussed above, we expect that our directors will be advised by one or more employees or associates of Fagen, Inc.  Fagen, Inc. is expected to continue to be involved in substantially all material aspects of our formation, capital formation, and operations.  Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc., and, through Fagen, Inc., with ICM, Inc., have not been negotiated at arm's length.  Therefore, there is no assurance that our arrangements with such parties are as favorable to us as could have been if obtained from unaffiliated third parties.  In addition, because of the extensive roles that Fagen, Inc. and ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc.  If this were to occur, it may have a material adverse impact on our operations, cash flows and financial performance. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."

          Fagen, Inc. and its affiliates may also have conflicts of interest because employees or agents of Fagen, Inc. are involved as owners, creditors and in other capacities with other ethanol plants in the United States.  We cannot require Fagen, Inc. to devote its full time or attention to our activities.  As a result, Fagen, Inc. may have or come to have a conflict of interest in allocating personnel, materials and other resources to our plant.

          The board will have no independent directors as defined by the North American Securities Administrators Association. Accordingly, the contract with Fagen, Inc., has not and will not be approved by independent directors since there are none at this time. We do not believe that this will pose a problem, however, because the directors may have an adverse interest to that of Fagen, Inc., with regard to some contracts because of their investment interest in our plant. Therefore, because the directors' investment interest in our plant is directly adverse to Fagen, Inc.'s interest in its contracts, the adverse interests constitute sufficient protection to justify our lack of independent directors.

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FORWARD-LOOKING STATEMENTS

          Throughout this prospectus, we make "forward-looking statements."  Forward-looking statements include the words "may," "estimate," "continue," "believe," "expect" or "anticipate" and other similar words.  The forward-looking statements contained in this prospectus are generally located in the material set forth under the headings "Summary of the Offering," "Risk Factors," "Estimated Use of Proceeds," and "The Project," but may be found in other locations as well.  These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends.  Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives.  Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

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  The availability and adequacy of our cash flow to meet its requirements, including payment of loans;
  Economic, competitive, demographic, business and other conditions in our local and regional markets;
  Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;
  Actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;
  Competition in the ethanol industry;
  The loss of any license or permit;
  The loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;
  Changes in our business strategy, capital improvements or development plans;
  The availability of additional capital to support capital improvements and development; and

  Other factors discussed under "Risk Factors" or elsewhere in this prospectus.

          You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.  The forward looking statements specified in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus.  We will not update forward-looking statements even though our situation may change in the future.

USE OF PROCEEDS

          The gross proceeds from this offering will be $19,250,000 if the minimum amount of units offered is sold, and $28,500,000 if the maximum number of units offered is sold before deducting expenses.  We estimate the offering expenses to be approximately $153,000, and the net proceeds of the offering to be $19,097,000 if the minimum amount of units offered is sold, and $28,347,000 if the maximum number of units offered is sold.  In the event that additional proceeds are available, they will be used to reduce the amount of debt that we will incur.

ESTIMATED OFFERING PROCEEDS

	Maximum Offering(1)	Minimum Offering(1)

Offering Proceeds	$28,500,000	$19,250,000
Less Estimated Offering Expenses	$153,000	$153,000

Net Proceeds from Offering	$28, 347,000	$19,097,000
(1) Assumes the sale of all units at the initial $1.00 per unit price.

          We intend to use the net proceeds of the offering to build and begin operating the plant.  We must supplement the proceeds of this offering with debt financing to meet our stated goals.  We estimate total expenditures for the construction and start-up of the plant, including real estate costs, will be $56,400,000.  The following table describes our proposed use of proceeds.  The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required, and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

ESTIMATED USE OF PROCEEDS

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PLANT CONSTRUCTION:
Grain Handling Facilities	$4,892,000
Cooking Facilities	$3,956,000
Fermentation Facilities	$5,387,000
Distillation Facilities	$5,147,000
Liquid/Solids Separation Facilities	$3,628,000
Evaporation Facilities	$4,355,000
Dryer Facilities	$5,225,000
Product Storage Facilities	$2,935,000
Plant Utilities	$4,280,000
General Plant Facilities and Services	$5,495,000
TOTAL PLANT CONSTRUCTION COST:	$45,300,000
LAND AND SITE DEVELOPMENT	$2,000,000
ENVIRONMENTAL RESERVE	$1,400,000
RAILROAD	$750,000
ADMINISTRATIVE BUILDING AND FURNISHINGS	$200,000
CONSTRUCTION INSURANCE	$200,000
CONSTRUCTION PERFORMANCE BOND	$300,000
CONSTRUCTION CONTINGENCY	$800,000
CAPITALIZED INTEREST	$800,000
SPARE PARTS - PROCESS EQUIPMENT	$500,000
FINANCING COSTS	$450,000
ORGANIZATIONAL COSTS	$550,000
START-UP COSTS:
Pre-production period costs	$750,000
Inventory - Corn	$1,100,000
Inventory - Chemicals, Yeast, Denaturant	$250,000
Inventory - Ethanol and Distillers Dried Grains	$550,000
Working Capital	$500,000

TOTAL	$56,400,000

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          We expect the total funding required for the plant to be $56,400,000, which includes $45,300,000 to build the plant and $11,100,000 for other project development costs including land, site development, utilities, start-up costs, capitalized fees and interest, inventories and working capital.  Our use of proceeds is measured from the date of inception of the Company and we have already incurred some of the related expenditures.  If the plant is constructed in Mason City, we expect the land to cost between $360,000 and $540,000 and site development to cost an additional $1,460,000.  The construction of the plant itself is by far the single largest expense at $45,300,000.  If the plant is constructed in Mason City, rail improvements, such as siding and switches may need to be installed at an estimated cost of $750,000.  The estimated cost of the administration building and furnishings is $200,000. Total estimated construction costs including bringing utilities and rail to the site are $49,650,000 or $1.24 per gallon of annual denatured ethanol production capacity, assuming full capacity production.


          In addition to the cost to build the ethanol plant and bring rail and utilities to the site, there are significant owner's costs that will be incurred to build and operate the facility successfully.  Start-up inventories of ethanol, corn, distillers dried grains, chemicals, yeast, denaturant and spare parts are estimated to be $2,650,000.  Other start-up costs, including working capital, are estimated at $500,000.  We are estimating funds under the headings, "Construction Insurance, Construction Performance Bond and Construction Contingency", to cover anticipated costs associated with insurance coverage, construction contingencies, and an estimated construction bond premium of approximately $300,000.  These amounts are based on estimates only and our actual costs may exceed the budgeted amount.  For purposes of the budgeted amount, we have assumed aggregate Class B unit purchases of $460,000, aggregate Class A unit purchases of $21,000,000, grant awards totaling $305,000 and tax increment financing of $1,000,000.  Based upon these assumptions, we would need to incur term debt of approximately $33,635,000 to fully fund the project.  If any of these assumptions changed, we would need to revise the level of term debt accordingly. For example, if aggregate Class A unit purchases totaled the minimum amount of $19,250,000 and we failed to receive any grant awards (and assuming the other assumptions remain the same including tax increment financing of $1,000,000 and seed capital of $460,000), we would need to increase our term debt to $35,690,000. Loan interest during construction will be capitalized and is estimated to be $800,000, based upon term debt of $33,635,000.  We have estimated our financing costs of $450,000, based upon this same level of term debt.  Organizational costs, including, but not limited to offering expenses of $153,000, are estimated to be $550,000.  The total project cost is estimated at $56,400,000 or $1.41 per gallon of annual denatured ethanol production capacity at 40,000,000 gallons per year.

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SOURCE OF THE FUNDS

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          We must obtain debt financing in order to complete construction on the plant.  The amount and nature of the debt financing that we are seeking is subject to the interest rates and the credit environment as well as other economic factors over which we have no control.  We have no binding contracts or commitments with any bank, lender or financial institution for our debt financing, but we will not release funds from escrow until we secure a written debt financing commitment for up to $37,150,000 in debt financing.

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          After completion of this offering and the receipt of the required debt financing, if we require additional cash, we may seek additional financing by borrowing, and/or through the sale of additional units.  In addition, we will be requesting tax increment financing "TIF" from Cerro Gordo County in the amount of $1,000,000.  However, we cannot guarantee that we will be successful in obtaining additional financing if needed.  Below is an estimate of the source of the funds depending upon the amount of units sold to investors, assuming that each unit is sold for $1.00.

Sources of Funds*	Maximum 28,500,000 Units Sold	Percent of Funds

Class A Membership Unit Proceeds	$28,500,000	50.53%
Class B Membership Unit Proceeds	$460,000	0.82%
TIF Financing	$1,000,000	1.77%
Grant Financing	$305,000	0.54%
Term Debt Financing	$26,135,000	46.34%

Total Sources of Funds	$56,400,000	100.0%
27

*The Source of Funds does not include the USDA Commodity Credit Corporation grant for which we may be eligible. See "MANAGEMENT'S PLAN OF OPERATION - Grants and Government Programs."

Source of Funds*	21,000,000 Units Sold	Percent of Funds

Class A Membership Unit Proceeds	$21,000,000	37.23%
Class B Membership Unit Proceeds	$460,000	0.82%
TIF Financing	$1,000,000	1.77%
Grant Financing	$305,000	0.54%
Term Debt Financing	$33,635,000	59.64%

Total Sources of Funds	$56,400,000	100.0%

*The Source of Funds does not include the USDA Commodity Credit Corporation grant for which we may be eligible. See "MANAGEMENT'S PLAN OF OPERATION - Grants and Government Programs."

Source of Funds*	Minimum 19,250,000 Units Sold	Percent of Funds

Class A Membership Unit Proceeds	$19,250,000	34.13%
Class B Membership Unit Proceeds	$460,000	0.82%
TIF Financing	$1,000,000	1.77%
Grant Financing	$305,000	0.54%
Term Debt Financing	$35,385,000	62.74%

Total Sources of Funds	$56,400,000	100.0%

*The Source of Funds does not include the USDA Commodity Credit Corporation grant for which we may be eligible. See "MANAGEMENT'S PLAN OF OPERATION - Grants and Government Programs."

 CAPITALIZATION

          We have issued a total of 920,000 Class B Units to our seed capital investors at a price of $0.50 per Class B unit, for total Class B membership unit proceeds of $460,000.  In this offering, we are offering a minimum of 19,250,000 Class A units at $1.00 per Class A unit for aggregate minimum proceeds of $19,250,000; and a maximum of 28,500,000 Class A units at $1.00 per Class A unit for aggregate maximum proceeds of $28,500,000.   If the minimum offering of $19,250,000 is attained, we will have total membership proceeds of $19,710,000 at the end of this offering, less offering expenses.  If the maximum offering of $28,500,000 is attained, we will have total membership proceeds of $28,960,000 at the end of this offering, less offering expenses.

Capitalization Table


          The following table sets forth our capitalization at December 31, 2002 on an actual and pro forma basis to reflect the units offered in this offering.

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

			December 31, 2002

			Pro Forma (1)

	Actual		Minimum	Maximum

Long-term Debt			$35,385,000	$26,135,000
TIF Financing			$1,000,000	$1,000,000
Grant Financing			$305,000	$305,000
Unit holders' equity: Membership Units; a minimum of 19,250,000 Class A units and 920,000 Class B units; and a maximum of 28,500,000 Class A units and 920,000 Class B units issued and outstanding on an as-adjusted basis		$442,232	$19,692,232	$28,942,232
Accumulated deficit	$	(64,085)	$(64,085)	$(64,085)

Total Unit holder's equity (deficit)		$378,147	$19,628,147	$28,878,147

Total Capitalization		$378,147	$56,318,147	$56,318,147


(1) As adjusted to reflect the receipt of the gross proceeds of this offering prior to deducting offering expenses.  We have assumed   levels of TIF financing, grant financing and term debt financing for which we do not yet have firm commitments.

           The issuance of 920,000 Class B units to our seed capital investors was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration.  The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other general corporate purposes.

          With respect to the exemption from registration of issuance of securities claimed under Rule 505 and Section 3(b) of the Securities Act for the issuance of Class B units, neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising.  Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment.  Each purchaser represented in writing that the securities were being acquired for investment for such purchaser's own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom.  Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DILUTION


          On December 31, 2002, we had outstanding 920,000 Class B units, which were sold to our seed capital investors for $0.50 per Class B unit.  The 920,000 Class B units, as of December 31, 2002 had a net tangible book value of $317,262  or $0.34 per Class B unit.  The net tangible book value per unit represents total tangible assets, divided by the number of units outstanding.  The offering price of at least $1.00 per Class A unit substantially exceeds the net tangible book value per unit of our outstanding Class B units.  Therefore, all forty current Class B unit holders will realize an immediate increase of at least $0.63 per unit in the pro forma net tangible book value of their Class B units held prior to this offering if the minimum is sold, and an increase of at least $0.64 per unit if the maximum is sold.  Purchasers of units in this offering will realize an immediate dilution of at least $0.03 per unit in the net tangible book value of their units if the minimum is sold, and a decrease of at least $0.02 if the maximum is sold.

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          An investor purchasing Class A units in this offering will receive Class A units diluted by the prior purchase of Class B units by purchasers during our seed capital offerings.  We have sold Class B units at prices substantially below the price at which we are currently selling Class A units.  Between March 19, 2002 and April 18, 2002, we issued 920,000 Class B units to our seed capital investors at a price of $0.50 unit.  The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering.  We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes.  We intend to use any remaining balance for the same purposes as those of this offering.

          We could be forced to issue warrants to purchase units to a lender in connection with our debt financing plan.  If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering.  If we sell additional units at a lower price, that sale could lower the value of an existing investor's units.


          The following tables illustrate the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming different distribution scenarios.  The tables do not take into account any other changes in the net tangible book value of our units occurring after December 31,  2002 or offering expenses related to this offering.

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

Assuming all Class A units are sold at $1.00 per unit

	Minimum	Maximum

Pro forma net tangible book value per unit at December 31, 2002	$0.34	$0.34

Increase in pro forma net tangible book value per unit attributable to the sale of 19,250,000 (minimum) and 28,500,000 (maximum) units at $1.00 per unit	$0.63	$0.64

Net tangible book value per unit at December 31, 2002, as adjusted for the sale of units	$0.97	$0.98

Dilution per unit to new investors in this offering	$(0.03)	$(0.02)


          We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest.  The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing.


          The table below sets forth as of December 31, 2002, on an "as-if-converted" basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

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	Total Number of Units Purchased

	Minimum Number	Percent	Maximum Number	Percent

Existing Class B unit holders	920,000	4.56%	920,000	3.13%
New investors (Class A units)	19,250,000	95.44%	28,500,000	96.87%
Total (Class A and B units)	20,170,000	100.00%	29,420,000	100.00%

30

	Total Consideration and Average Per Unit Price

	Amount	Minimum Percent	Average	Amount	Maximum Percent	Average

Existing Class B unit holders	$460,000	2.33%	$0.50	$460,000	1.59%	$0.50
New investors	$19,250,000	97.67%	$1.00	$28,500,000	98.41%	$1.00
Total	$19,710,000	100.00%	$0.98	$28,960,000	100.00%	$0.99

BENEFICIAL OWNERSHIP

Principal Members

          The following table presents the names and other information about beneficial or record owners of more than five percent (5%) of our units as of the date of this prospectus.

FIVE PERCENT (5%) BENEFICIAL OWNERSHIP

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class Prior to the Offering
Class B Membership Units	Jim Boeding 2173 Madison Road Decorah, IA 52101	50,000 Units	5.43%

 Ownership by Management

          The following table describes the ownership of Class B units by our directors and officers individually and as a group as of the date of this prospectus.

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UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS
	Number of Class B Units	Percentage of Total Units Outstanding Prior to Offering	Percentage of Total Units Outstanding After the Offering (1)

Our Directors and Officers			Minimum	Maximum
Jim Boeding, Treasurer 2173 Madison Road Decorah, IA 52101	50,000	5.43%	0.24%	0.17%
Arnold Boge 2160 Amherst Place Ionia, IA 50645	20,000	2.17%	0.09%	0.07%
Leland Boyd 2273 Packard Avenue Charles City, IA 50616	20,000	2.17%	0.09%	0.07%
Marion Cagley 2370 Durham Avenue Ionia, IA 50645	20,000	2.17%	0.09%	0.07%
Dave Drilling(2) 27016 V. Avenue Waucoma, IA 52171	40,000	4.34%	0.19%	0.14%
Stephen Eastman 4401 Addison Avenue Riceville, IA 50466	30,000	3.26%	0.14%	0.10%
Dean Fisher 2965 160th Street Lawler, IA 52154	20,000	2.17%	0.09%	0.07%

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31


Laures Farms, Inc.(3) 2325 McCloud Avenue New Hampton, IA 50659	20,000	2.17%	0.09%	0.07%
Randy Liddle 1196 Hilton Avenue Plainfield, IA 50666	20,000	2.17%	0.09%	0.07%
Duane Lynch 1799 220th Street New Hampton, IA 50659	20,000	2.17%	0.09%	0.07%
Willis Hansen 2050 Woodland Drive New Hampton, IA 50659	40,000	4.34%	0.19%	0.14%
Dennis Ptacek 10538 175th Street Elma, IA 50628	20,000	2.17%	0.09%	0.07%
Dave Sovereign, Vice-President 15959 130th Cresco, IA 52136	20,000	2.17%	0.09%	0.07%
Walter Wendland, President P.O. Box 319 Fredericksburg, IA 50630	40,000	4.34%	0.19%	0.14%
Larry Zubrod 1425 Beaumont Avenue Charles City, IA 50616	20,000	2.17%	0.09%	0.07%
All Directors and Officers as a Group	400,000	43.41%	1.98%	1.36%


(1)  The percentages reflected assume that no director purchases any additional units in this offering.
(2)  Dave Drilling beneficially owns 20,000 Class B units through his parents, Earl, Jr. and Kathleen Drilling.
(3)  Stanley Laures and his family members own a controlling interest in Laures Farms, Inc. and Stanley Laures is our project coordinator.

SELECTED FINANCIAL DATA


                The following table summarizes important financial information from the December 31, 2002, audited financial statements.  You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.



		From Inception to December 31, 2002

Statement of Operations Data:
Revenues		$0
Operating expenses:
Project coordinator		$19,530
General and Administrative Costs		$53,142
Professional fees		$84,489

Net operating loss		$(157,161)
Other Income	$
Grants		$85,000
Interest		$8,076
Total		$93,076
Net Loss		$(64,085)

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32


		December 31, 2002

		Pro Forma(1)

	Actual	Minimum	Maximum

Balance Sheet Data:
Assets:
Cash and cash equivalents	$286,499	$19,536,499	$28,786,499
Grant receivable	$80,000	$80,000	$80,000
Prepaid and other	$705	$705	$705
Office Equipment	$1,851	$1,851	$1,851
Deposits and deferred costs	$70,885	$70,885	$70,885

Total Assets	$439,940	$19,689,940	$28,939,940

Liabilities and members' equity:
Current liabilities	$61,793	$61,793	$61,793
Total members' equity (deficit)	$378,147	$19,628,147	$28,878,147

Total liabilities and members' equity	$439,940	$19,689,940	$28,939,940

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(1) As adjusted to reflect the receipt of the gross proceeds of this offering prior to deducting offering expenses and prior to the receipt of long-term proceeds from the long term debt commitment.  We will draw upon debt commitment proceeds after existing cash balances are expended.

MANAGEMENT'S PLAN OF OPERATION

Overview

          THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.  ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS.  THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OUR OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

          We are a start-up limited liability company in development stage, which was formed for the purpose of building a plant to produce ethanol and animal feed products in north central Iowa.  We currently rent office space in New Hampton, Iowa.  We do not expect to operate at a profit before the ethanol plant is completely constructed and operational.


          Based upon engineering specifications produced by Fagen, Inc., our plant is expected to annually consume approximately 15 million bushels of locally grown corn and annually produce approximately 40 million gallons of fuel-grade ethanol and 128,000 tons of distillers dried grains.  Additionally, approximately 115,500 tons of carbon dioxide may be recovered annually.  While we have had discussions with several companies regarding construction of a facility to capture raw carbon dioxide, we presently have no agreement with any third party to capture or market the raw carbon dioxide.  We currently estimate that it will take 16 to 18 months from the date that we release funds from escrow  and obtain all necessary permits, to complete the construction of the plant.


          We anticipate that we will have an agreement with an experienced ethanol marketer to sell our ethanol production.  We also anticipate that we will have an agreement with an experienced marketer to sell our animal feed products.  We have identified potential ethanol marketers for our ethanol production and are in the in the early stages of negotiation with them regarding a marketing agreement, however, we have no agreements with any party to sell any of our expected products.  We will be hiring staff to handle the direct operation of the plant, and currently expect to employ approximately 32 people.  We do not intend to hire a sales staff to market our products.  Third-party marketing agents will coordinate all shipping.

Plan of Operations until Start-up of the Ethanol Plant


Operations Before Completion of Offering.

          Before we complete this offering, we expect to continue work principally on the preliminary design and development of our proposed plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating corn supply, utility and other contracts. We plan to fund these initiatives primarily through use of the $460,000 of seed capital we raised through our March and April 2002, private placement. We currently have one person who serves full-time as project coordinator to assist with these preliminary matters. We also have an administrative assistant who assists our project coordinator. We do not anticipate hiring any additional employees related to the ethanol plant operations until approximately six months before completion of plant construction and commencement of plant operations. We believe that our existing funds will permit us to continue our preliminary activities through [date]. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

Operations After Completion of Offering and Before Receipt of Debt Financing Funds

         We will not close on the offering until we receive subscriptions and proceeds for the minimum amount offered ($19,250,000) and secure a written debt financing commitment for the debt financing that we need (estimated at approximately $37,150,000 if the minimum equity is raised). However, a written commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

  commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;
  hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

  return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

In any of these situations, we may not successfully construct and commence operations of our proposed plant and may terminate operations. As a result, you could lose all or part of your investment.

Operations After Completion of Offering and Receipt of Debt Financing

          We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and executed finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $43,500,000 to construct the plan and a total of approximately $56,400,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.




The tables describing the estimated sources of funds and various costs associated with the project also describe operations for the next twelve months.  These tables are only estimates and actual expenses could be much higher due to a variety of factors described in the section entitled "Risk Factors".  All sources of funding are only estimates.  We have no commitments or agreements with any third party to provide the necessary funds.

          If we are unable to retain Fagen, Inc., as our general contractor for the plant, we will spend additional time and resources in obtaining a replacement general contractor. We have begun negotiations with Fagen, Inc., regarding a binding agreement and we do not anticipate the need for a replacement general contractor.

Condition of Records

          We currently have no experienced general manager, and we do not expect to retain one until some time in mid to late 2003.  We are dependent entirely on our board of directors and an outside accountant for maintenance of books and records.  We intend to hire and train a staff well before the start of the plant operations, and we have included an expense allocation for this in our budget.  However, there can be no assurance that we will be able to retain qualified individuals.

 Operating Expenses

          We expect to have certain operating expenses, such as salaries, when the plant manager and other office staff are hired.  Along with operating expenses, we anticipate that we will have significant expenses related to financing and interest.  We have allocated funds in our capital structure for these expenses.  However, there can be no assurance that the funds allocated are sufficient to cover the expenses.  We may need additional funding to cover these costs if sufficient funds are not retained up-front or if costs are higher than expected.

Liquidity and Capital Resources


         Based on our business plan and current construction cost estimates, we believe we will need to raise approximately $56,400,000 in total funding to construct the plant and finance the start-up of our operations.  We are seeking to raise a minimum of $19,250,000 and a maximum of $28,500,000 in this offering.  The offering proceeds will be placed in an escrow account with The State Bank of Lawler.  We will not release funds from escrow until we obtain a written debt financing commitment for up to $37,150,000 in debt financing.  Assuming that all 28,500,000 units are sold for $1.00 each, approximately $27,440,000 in  senior and subordinated debt and government grants will be needed to complete the project.  If fewer units are sold, additional debt and grants must be sought.  We do not have financing commitments for either of the loans.  Completion of the project relies entirely on our ability to attract these loans and close on this offering.  We have engaged Value Add Ventures, LLC, to assist us in obtaining the loans.   If we do not secure a written debt financing commitment for up to $37,150,000 of debt financing before [date], we will promptly return the proceeds received in this offering with nominal interest, less escrow agency fees.


          We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not releas funds from escrow until we receive a written debt financing commitment.  If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and will return the investors' investments from escrow with nominal interest less deduction for escrow agency fees.  Assuming that all 28,500,000 units are issued, we are seeking to secure approximately $27,440,000 in senior long term debt from one or more commercial banks or other lenders and government grants to complete our financing.  If less than the maximum number of units are sold, the amount of the debt will be raised proportionately to achieve the approximately $56,400,000 of equity and term debt necessary to fund the project.  Because the amount of equity raised is not known at this time, the amount and nature of total debt is also not known.  If the minimum amount of units is not sold, the offering will not close.

          We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the plant.  We expect that the combined $27,440,000 loan will be secured by all of our real property, including receivables and inventories.  If we were to issue warrants in connection with any subordinated financing, it could reduce the value of our units.

          While we will not close escrow until we receive written loan commitments, we expect to release from escrow the funds raised in this offering prior to receipt of the actual loan funds received under any debt financing agreements.  We expect that we will be required to proceed with construction of the plant with the proceeds from this offering before we will be able to receive loan funds.

          In the event that a lender later refuses to disburse the funds as agreed, we will resort to whatever means are available to us to obtain the funds from the lender, including legal action.  Such an occurrence may result in the end of our ability to continue operations.

          We anticipate that the loan agreements governing our secured debt financing will contain a number of restrictive affirmative and negative covenants.  These covenants may limit our ability to, among other things:

  Incur additional indebtedness;
  Make capital expenditures in excess of prescribed thresholds;
  Make distributions to unit holders, or redeem or repurchase units;
  Make various investments;
  Create liens on our assets;
  Utilize the proceeds of asset sales; or,
  Merge or consolidate or dispose of all or substantially all of our assets.

          We also will likely be required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth.  We also will likely be required to utilize a portion of any excess cash flow generated by operations to prepay our term debt.  A breach of any of these covenants or requirements could result in a default under our debt agreements.  If we default, and if such default is not cured or waived, a lender could, among other remedies, accelerate our debt and declare that such debt is immediately due and payable.  If this occurs, we may not be able to repay such debt or borrow sufficient funds to refinance.  Even if new financing is available, it may not be on terms that are acceptable.  Such an occurrence could cause us to cease building the plant, or if the plant is constructed, such an occurrence could cause us to cease operations.  No assuran ce can be given that our future operating results will be sufficient to achieve compliance with such covenants and requirements, or in the event of a default, to remedy such default.

Grant and Government Programs

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          We believe that we are eligible for and anticipate applying for various state and federal grant, loan and forgivable loan programs.  Most grants that may be awarded to us are considered paid-in capital for tax purposes and are not taxable income.  Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive.  Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date.  There is no guarantee that applications will result in awards of grants or loans.  We have already been awarded $300,000 in operating funds through the Mason City Economic Development Corporation Grant, to be used for the purchase of land and improvements.  Receipt of the $300,000 award from Mason City Economic Development Corporation is contingent upon our taking possession of the plant site near Mason City.  We have received a grant award of $80,000 from the State of Iowa's Value-Added Agricultural Products and Processes Financial Assistance Program, to be used for business organization and development costs. In addition, under the Value-Added Agricultural Products and Processes Financial Assistance Program, if we meet the conditions of releasing funds from escrow and receive the necessary amount of debt financing, we may be eligible for an additional $300,000 from the Program, in the form of a $210,000 zero percent interest loan on a 10 year amortization and a $90,000 forgivable loan. We anticipate that if we receive the additional $300,000 from the Program, the funds would be available at approximately the same time we execute debt financing agreements. We have also received an Iowa Corn Promotion Board Grant of $5,000 to be used for business establishment and development.

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          In addition, we recently received notice that our application for a Value-Added Agricultural Product Market Development Grant through the USDA was approved in the initial amount of $74,000.  In 2003, we intend to apply for and expect to receive an additional Value-Added Agricultural Product Market Development Grant through the USDA of approximately $426,000.  The USDA generally awards these grants in October of each year.

          We will be applying for tax increment financing from Cerro Gordo County, Iowa or, if an alternate plant site is chosen, from the corresponding village or city.  Tax increment financing is a program created by state statute and provides city councils or county boards of supervisors the power to use all or part of the property tax resulting from the increase in taxable valuation due to the construction of new industrial or commercial facilities to provide economic incentives.  We will be seeking approval to receive tax increment financing from the County Board of Supervisors, City Council or any other governing body of the county, city or village in which we locate the plant.

          We will be applying for a grant from the USDA's Commodity Credit Corporation.  Under the grant program, the Commodity Credit Corporation will reimburse eligible ethanol producers of less than 65 million gallons of bioenergy one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol.  No eligible producer may receive more than $7.5 million under the program.   Because we expect to be an eligible producer and to annually utilize 15 million bushels of corn in the increased production of ethanol, we expect to potentially receive the maximum award of $7.5 million.  However, the Commodity Credit Corporation may award only $150 million annually fiscal years 2003 through 2006, and any award we received may be reduced based upon the volume of applications from other eligible producers.  The estimated maximum award of $7.5 million is based upon an increase in national ethanol production capacity of 426 million gallons per year. See "BUSINESS - Our Primary Competition." We anticipate a slight reduction in the Commodity Credit Corporation grant (in the range of 5% to 10%) if national ethanol production capacity exceeds 468 million gallons per year (based upon $2.00/bushel corn). We do not anticipate a significant reduction in the grant until the increase in national ethanol production capacity exceeds 900 million gallons per year. We expect to be eligible to receive an award under the program only once during the life of our project; however, due to timing differences between our fiscal year and the fiscal year of the federal government, or, if we increase our production capacity at some point in the future and during the life of the grant program, we may become eligible to receive more than $7.5 million or we may become eligible more than once for this award.

          There may be other state and federal programs that we are not aware of at this time.  Programs and incentives offered by state and federal agencies are subject to change and new programs and incentives may become available.  As changes in current programs and incentives are made and new programs and incentives become available, we will endeavor to stay informed and to take advantage of the programs and incentives for which we are eligible.

Financial Results

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          We organized our legal entity on March 18, 2002.  We have not been an operating entity, have no substantial assets, and have earned no income from operations.  We have received some contributed capital from the issuance of Units to cover some of our organizational expenses and start-up costs.  The expenses that we have incurred have been paid from the funds received from this contributed capital and may also be paid from the public sales of the units.  For the period from our formation on March 18, 2002 through December 31, 2002 , we incurred an accumulated net loss of $64,085.  We will continue to incur significant losses until we are able to secure financing and successfully complete construction and commence operations of the plant.  There is no assurance that we will be successful in completing this offering, in securing additional financing and/or in our efforts to build and operate an ethanol plant.  Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably. Audited financial statements for the period from inception until December 31, are included elsewhere in this Registration Statement.

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   Critical Accounting Policies and Estimates

          Preparation of our financial statements require estimates and judgments to be made that affect the amounts of assets, liabilities, revenues and expenses reported.   Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates.  Management continually evaluates these estimates based on historical experience and other assumptions we believe to be reasonable under the circumstances.

          The difficulty in applying these policies arises from the assumptions, estimates and judgments that have to be made currently about matters that are inherently uncertain, such as future economic conditions, operating results and valuations as well as management intentions.  As the difficulty increases, the level of precision decreases, meaning that actual results can and probably will be different from those currently estimated.

          Of the significant accounting policies described in the notes to the financial statements, we believe that the following may involve a higher degree of estimates, judgments, and complexity:

   Commitments and Contingencies

          Contingencies, by their nature, relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred, as well as in estimating the amount of the potential expense.  In conformity with accounting principles generally accepted in the United States, we accrue an expense when it is probable that a liability has been incurred and the amount can be reasonably estimated.

   Long-Lived Assets

          Depreciation and amortization of our property, plant and equipment will be provided on the straight-line method by charges to operations at rates based upon the expected useful lives of individual or groups of assets.  Economic circumstances or other factors may cause management's estimates of expected useful lives to differ from actual.

          Long-lived assets, including property, plant and equipment are evaluated for impairment on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  An impaired asset is written down to its estimated fair market value based on the best information available.  Considerable management judgment is necessary to estimate future cash flows which may differ from actual cash flows.

          During the development of the Company, projects are started and in some cases may be abandoned when facts and circumstances indicate that a course of action is no longer feasible.  Considerable judgment is necessary to determine if and when a project is no longer feasible and when removal of costs incurred in connection with its development to date are charged to operations as an expense.

   Allocation of Costs Between Organization, Start-up and Offering

          Certain costs, including legal, accounting and other costs, are incurred during the start-up and development of the Company.  Such costs are subject to allocation to deferred costs and expenses related to organizational activities, start-up operations and costs incurred in connection with the offering of units in the Company's previously completed private placement and its initial public offering.  Considerable management judgment is necessary to allocate these costs.

BUSINESS

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          We are a start-up Iowa limited liability company that was formed on March 18, 2002.  We intend to raise capital to develop, construct, own, and operate a 40 million gallon dry mill ethanol plant in north central Iowa.  We plan to build the plant such that it will have, according to our letter of intent with Fagen, Inc. and based upon engineering specifications produced by Fagen, Inc., an annual capacity to process approximately 15 million bushels of corn into approximately 40 million gallons of ethanol.  We also expect the plant to produce approximately 128,000 tons annually of distillers dried grains animal feed on a dry matter basis.  These are the principal by-products of the ethanol production process.  The plant will also annually produce approximately 115,500 tons of raw carbon dioxide as another by-product of the ethanol production process.  We are still exploring the opportunities to recover and market the raw carbon dioxide. We expect to commence the proposed plant as soon as after the release of funds from escrow, and to complete construction of the plant and commence operations approximately 14 to 16 months after construction commences.

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Primary Product - Ethanol

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          Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass.  Ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from agricultural waste products such as sugar, rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes.  However, according to the table of U.S. ethanol production facilities prepared by the Renewable Fuels Association and located in "BUSINESS - Our Primary Competition", approximately 90% of ethanol in the United States today is produced from corn.

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         We anticipate that our business will be that of the production and marketing of ethanol and its by-products such as distillers dried grains and carbon dioxide.  We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant or if we are not able to market ethanol and its by-products.

Description of Dry Mill Process

          Our plant will produce ethanol by processing corn.  The corn will be received by rail and by truck, then weighed and unloaded in a receiving building.  It will then be transported to storage bins.  Thereafter, the corn will be conveyed to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing.  We will add water, heat and enzymes to break the ground grain into a fine slurry.  The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added.  Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process.  A vacuum distillation system will divide the alcohol from the grain mash.  Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated.  The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks.  The 200 proof alcohol and five percent denaturant constitute ethanol.

          Corn mash from the distillation stripper is pumped into one of several decanter type centrifuges for dewatering.  The water ("thin stillage") is then pumped from the centrifuges to an evaporator where it is dried into a thick syrup.  The solids that exit the centrifuge or evaporators ("the wet cake") are conveyed to the distillers dried grains dryer system.  Syrup is added to the "the wet cake" as it enters the dryer, where moisture is removed.  The process will produce distillers grains, which are processed corn mash that can be used as animal feed.

          Assuming that financing will be in place to begin plant construction in the fall of 2003, we intend that the plant begin producing ethanol and by-products in the spring of 2005.

          The following flow chart illustrates the dry mill process:

Thermal Oxidizer

          Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains, which some people find to be unpleasant.  We intend to employ a thermal oxidizer emissions system to help reduce any risk of this problem.  We expect a thermal oxidizer emissions system to reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect our thermal oxidizer, which heats emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements.  We also expect this addition to the plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.

By-Products

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          The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry.  Distillers grains contain by-pass protein that is superior to other protein supplements such as cottonseed meal and soybean meal.  According to a 1986 study by the University of Nebraska reported in "Nebraska Cooperative Extension Study MP51 - Distiller's Grains," by-pass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle.  Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles ("distillers wet grains"), distillers modified wet grains with solubles ("distillers modified wet grains") and distillers d grains.  Distillers wet grains is processed corn mash that contai ns approximately 70% moisture that has a shelf life of approximately three days and can be sold only to farms within the immediate vicinity of an ethanol plant.  Distillers modified wet grains is distillers wet grains that has been dried to approximately 50% moisture.  It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets.  Distillers dried grains is distillers wet grains that has been dried to 10% moisture.  Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant.  We intend to market only distillers dried grains and may explore possibilities of local demand for distillers modified wet grains to market at least a portion of our distillers grains in this form.

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Corn Feedstock Supply

          We anticipate that our plant will need approximately 15 million bushels of grain per year or 42,000 bushels per day as the feedstock for its dry milling process.  The corn supply for our plant will be obtained primarily from local markets. However, we do not currently have any agreements with corn suppliers.  The following table compiled from Iowa Agricultural Statistics, provides a summary of the approximate number of bushels of corn produced by suppliers, by county, located within approximately 25 miles of Mason City plant site, based upon a 7 year average using years 1994 through 2000:

County	Corn (millions of bushels)
Franklin	24.3
Butler	21.1
Hancock	25.7
Worth	15.8
Floyd	20.1
Wright	24.8
Mitchell	19.7
Cerro Gordo	23.5
Total	175.0

         We will be dependent on the availability and price of corn.  Although the area surrounding the plant produces a significant amount of corn and we do not anticipate problems sourcing grain, there is no assurance that a shortage will not develop, particularly if there were an extended drought or other production problem.  In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the area of the plant.  However, there is no assurance that we will be able to purchase grain for these prices.  Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government's current and anticipated agricultural policy.   The price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to corn prices, ethanol producers are generally not able to compensate for increases in the cost of corn feedstock through adjustments in prices charged for their ethanol.  We therefore anticipate that our plant's profitability will be negatively impacted during periods of high corn prices.  We have determined, however, that the average price for corn in Iowa over the last ten years has been $2.25 per bushel in north central Iowa.

   Grain Elevators

          We anticipate establishing ongoing business relationships with local corn elevators to acquire the corn needed for the project, although some corn is expected to be acquired directly from farmers.  We expect to become licensed as an Iowa grain dealer, which will allow us to contract to purchase Iowa grains.  We have identified a number of elevators as potential sources of corn in Iowa and discussions are in progress for future corn delivery.  We have no contracts, agreements or understandings with any grain producers in the area, although we anticipate procuring corn from these sources.

   Commodities Manager

          We intend to hire a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through the grain elevators.  The commodities manager will coordinate corn deliveries between the railroad and the participating elevators.  Alternatively, we may contract with a third party, such as a grain elevator, to originate our source our grain.  We intend to buy as much grain as possible from local producers, members as well as non-members, and from local elevators.  We may purchase additional grain from outside of our trade area as need and price dictates.

   Forwards Contracts

          Due to fluctuations in the price of corn, we intend to utilize forward contracting and hedging strategies to manage our commodity risk exposure and optimize finished product pricing.  We anticipate that most of our grain will be acquired in this manner.  We intend to do this to help guard against price movements that often occur in corn markets.  Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future.  It is a way to attempt to reduce the risk caused by price fluctuation.  The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and our ability to sell sufficient amounts of ethanol and distillers dried grains.  Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control.  We may incur such costs and they may be significant.

Ethanol Markets

          Ethanol has important applications.  Primarily, ethanol can be used as an oxygenate capable of reducing air pollution and improving automobile performance.  The ethanol industry is heavily dependent on several economic incentives to produce ethanol.

   Local Ethanol Markets

          Local markets will be limited and must be evaluated on a case-by-case basis.  Although local markets will be the easiest to service, they may be oversold, which depresses the ethanol price.

   Regional Ethanol Markets

          Typically a regional market is one that is outside of the local market, yet within the neighboring states.  This market will likely be serviced by rail, and is within a 450-mile radius of the plant.  We intend to construct a railroad spur to our plant so that we may reach regional and national markets with our products.  Because ethanol use results in less air pollution than regular gasoline, regional markets typically include large cities that are subject to anti-smog measures as either carbon monoxide or ozone non-attainment areas, such as: Minneapolis, Chicago, and St. Louis.

          Generally, the regional market is good business to develop.  The freight is reasonable, the competition, while aggressive, is not too severe, and the turn-around time on the rail cars is an advantage.  In addition, it is often easier to obtain letters of intent to purchase product from regional buyers than from national buyers.  These letters, while not binding, do tend to raise the comfort level of the financial lending institutions.  Not surprising in a regional market, letters of intent to purchase are taken quite seriously by the buyer.

           Regional pricing tends to follow national pricing less the freight difference.  As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

          Occasionally there are opportunities to obtain backhaul rates from local trucking companies.  These are rates that are reduced since the truck is loaded both ways, Normally the trucks drive to the refined fuels terminals empty and load gasoline product for delivery.  A backhaul is the opportunity to load the truck with ethanol to drive to the terminal.

   National Ethanol Markets

          Recently, California has been the focus of a major ethanol campaign as MTBE is now being phased out.  MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol.  California has banned the use of MTBE beginning January 1, 2004.  Ethanol is the most readily available substitute for MTBE in this market.  MTBE is still used in significant quantities throughout the state, but ethanol use is beginning to increase as the 2004 date approaches.  Some California fuel refiners and blenders may voluntarily remove MTBE from their terminals before January 1, 2003 based on preparations for an earlier deadline.  California represents a market of about 650 million gallons annually due to the oxygenate requirement for RFG.  With the recent denial of the California RFG oxygenate waiver request, the size of the California market is now better known although California may delay the phase out of MTBE to avoid gasoline price spikes.

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          While there is a great deal of focus on California, another emerging ethanol market, according to the Renewable Fuels Association, is in the Northeast.  As in California, the primary drivers are the health and water concerns surrounding the use of MTBE.  For example, the state legislatures of New York and Connecticut recently have banned the use of MTBE beginning on January 1, 2004 and October 1, 2003 respectively. We expect ethanol to replace MTBE as the oxygenate in the RFG program and generate markets of approximately 200 million gallons per year in New York and approximately 50 million gallons per year in Connecticut, however, other MTBE replacements may capture a portion or all of these potential markets.   The ultimate size of the California and Northeast markets will depend on how the RFG oxygenate and MTBE debate plays out in the political arena.

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          Illinois, Ohio and Minnesota are by far the largest ethanol markets.  In addition to California and the Northeast, there are also other significant national ethanol market opportunities such as Arizona, Colorado, Texas, Oregon, Washington, New Mexico and Nevada.

State	Total Ethanol Consumed in 1999 (gallons)

Arizona	13,737,000
California	52,384,000
Colorado	47,925,000
Illinois	215,565,000
Minnesota	206,542,000
Nevada	23,883,000
New Mexico	21,030,000
Ohio	207,956,000
Oregon	11,238,000
Texas	51,218,000
Washington	26,651,000

 Source: U.S. Department of Transportation Highway Statistics 1999

   General Demand

          Ethanol demand is expected to continue at a very aggressive pace as demonstrated in the following chart from the National Corn Growers Association (NCGA). Today's demand of more than two billion gallons per year is expected to grow to four billion gallons per year by the year 2012 under current law according to the NCGA. If the use of MTBE is phased out on a national level in the next few years and the RFG oxygenate requirement remains unchanged, the anticipated growth may yield a doubling of ethanol demand much sooner.  This outlook may yet be improved by pending legislation.  Currently, a bill (S. 517, 107th Cong.) including provisions known as the Renewable Fuels Standard has been introduced in the United States Senate.  It would revise the current method in which fuel ethanol use is required.  The proposed legislation will determine the specific volume of ethanol to be used in gasoline on a nationwide basis.  The anticipated volumes would begin in the year 2003 at 2 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012.  We anticipate that the forecasted, increased future demand for ethanol will assist our plant's entry in this industry. The dramatic rise in ethanol utilization in the coming years predicted by the NCGA is expected to require doubling present ethanol production capacity to supply this demand.

Source: National Corn Growers Association

          This outlook may be effected by pending legislation.  Currently, a bill (S. 517, 107th Cong.) has been introduced in the United States Senate that would revise the current method in which fuel ethanol use is required.  The proposed legislation will determine the specific volume of ethanol to be used in gasoline on a nationwide basis.  The proposed volumes would begin in the year 2004 at 2.3 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012.  Although this rate of growth exceeds current projections over several years, demand for ethanol in the near future may diminish if the legislation is enacted.  This possible diminished demand is due to the fact that the proposed required volume for the year 2004 may be less than the expected combined output of fuel ethanol plants in the United States.

Ethanol Pricing

          Historical ethanol, corn and gasoline prices are shown in the following chart.  Ethanol prices tend to track the wholesale gasoline price plus the federal tax incentive of 53 cents per gallon.  In 1996 the ethanol price increased dramatically because high corn prices caused many ethanol plants to curtail operations or shutdown.

Average U.S. Market Pricing of Ethanol, Gasoline and Corn

Wholesale Gasoline Data Source: DOE U.S. Refiner Prices of Petroleum Products for Resale
Corn and Sorghum Data Source:  USDA
Ethanol Data Source: Hart's Oxy-Fuel News

Prepared by BBI International.

Federal Ethanol Supports

          Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992.  The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution.  Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program.  This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog.  Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

          The government's regulation of the environment changes constantly.  It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses.  It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol.  For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry.  Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration, ("OSHA").  OSHA regulations may change such that the costs of the operation of the plant may increase.  Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

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          Federal government laws that require the use of oxygenated gasoline encourage ethanol production and use.  Ethanol contains 35% oxygen by weight.  When combined with gasoline, ethanol acts as an oxygenate.  As a result, the gasoline burns cleaner, and releases less carbon monoxide and other exhaust emissions into the atmosphere.  The federal government encourages the use of oxygenated gasoline as a measure to protect the environment.  Oxygenated gasoline is commonly referred to as reformulated gasoline or "RFG."  Several United States Senators have introduced legislation that would establish the "Renewable Fuels Standard" (S. 517, 107th Cong.), which would revise the current method in which ethanol use is required.  The proposed legislation will determine the specific volume requirements of ethanol use in RFG on a nationwide basis.  The proposed volumes would begin in the year 2004 at 2.3 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012.  The production capacity of currently operating ethanol plants exceeds 2.7 billion gallons.  Additional plants are under construction that will bring total domestic ethanol production capacity to approximately 3.2 billion gallons by 2004.  Accordingly, fuel ethanol production may exceed required volumes under the proposed legislation in its early stages.  If this legislation or similar legislation is adopted, it would likely have an adverse impact on our early operations, cash flows and financial performance, but would provide for a substantial long-term market for our ethanol.

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          The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy.  The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil.  As amended, the federal tax exemption currently allows the market price of ethanol to compete with the price of domestic gasoline.  The exemption for a 10% ethanol blend is the equivalent of providing a per gallon "equalization" payment that allows blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol.  Under current legislation, the federal gasoline tax is 18.4 cents  per gallon and the tax on a 10% ethanol blend is 13.1 cents per gallon, providing a 5.3 cents per gallon difference.  The exemption will gradually drop to 5.1 cents per gallon in 2005.  This federal tax exemption is scheduled to expire in 2007.  As discussed above, a bill has been introduced in the United States Senate that would revise the current method and volume in which fuel ethanol use is required.

Proposed Project Location - Proximity to Markets

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          We plan to build our plant in north central Iowa on the northern side of 240th Street in Cerro Gordo County near the city of Mason City, although alternative sites exist. See Map below.  Site selection was based upon its location to existing grain production, roads, rail transportation and major population centers.  The proposed site for the plant in Mason City is on an undeveloped 60-acre parcel of land.  This site is approximately 1.5 miles west of U.S. Highway 65, one-half mile north of U.S. Highway 18 also known as Avenue of the Saints, and approximately 5 miles east of Interstate Highway 35, a major highway route with direct and easy access to Minneapolis, Kansas City, Chicago and St. Louis.  The proposed site is served by the Union Pacific Railroad, which has its mainline adjacent to the western side of our proposed site. Although we are currently renting office space, we intend to build an administration building on the plant site and move our administrative operations to that location.  Final site selection is contingent on analysis of such issues as cost of water, utilities and transportation, and upon raising sufficient funds to allow construction, the securing of additional financing needed, and the obtaining of the necessary permits and approvals to build at the selected location.  We obtained an option to purchase the real estate for the Mason City site.  That option was obtained from Red Oak Development, Inc., for a cost of $10,000 and terminates on December 25, 2003.  That option grants us the right to purchase between 40 and 60 acres of the site for $9,000 per acre.  There is no affiliation between Red Oak Development, Inc., and our Company, its officers, directors or our affiliates. We have assigned the real estate option to Fagen, Inc.  Fagen, Inc. may exercise the option, acquire the real estate, and begin site improvements prior to the completion of this offering.  Fagen, Inc. has given us the option to purchase the real estate from it, with any improvements that have been added.  If we purchase the real estate from Fagen, Inc. we expect to pay the same price that Fagen, Inc. paid for the real estate, plus five percent (5%) interest on land and dirt work.  Interest will not apply to the price of the improvements unless specifically provided in any construction contract that we may enter into with Fagen, Inc.  Our board has reserved the right, in their sole discretion, to modify or change the location for any reason.

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          There can be no assurance that we will not encounter hazardous conditions at the proposed site.  We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the plant.  We may encounter hazardous conditions at the site that may delay the construction of the plant.  Fagen, Inc. is not responsible for any hazardous conditions encountered at the site.  Upon encountering a hazardous condition, Fagen, Inc. may suspend work in the affected area.  If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction.  The presence of a hazardous condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition.  In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition.  If we encounter any hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.

Transportation and Delivery

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         Rail service is available in Mason City, Iowa by Union Pacific Railroad and IC&E Railroad, and at alternate plant sites by various railroads.  The mainline of the Union Pacific Railroad is adjacent to the proposed site with over one-half mile of frontage on the west side of the proposed site.  There is also a possibility of access from the proposed site to the IC&E Railroad, which has tracks approximately one-half mile north of the proposed site.  Although railroad access to the proposed site is available, we may still need to establish rail service directly to the plant in order to receive grain at the plant and delivery to the plant.  In order to have rail service for the plant, a rail siding of approximately three-fourths (3/4) of a mile will need to be installed at the site.  The estimated cost of the rail siding is approximately $750,000.  We have engaged Antioch International, Inc., an Elkhorn, Nebraska company, to negotiate on our behalf with potential rail service providers, including, but not limited to Union Pacific Railroad, for the provision of this extended rail service to the plant.  In terms of freight rates, rail is considerably more cost effective than trucking to the majority of our ethanol and distillers dried grains markets.

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 Utilities

          The plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate.  We plan to enter into agreements with local gas, electric, and water utilities to provide our needed energy and water.  There can be no assurance that those utilities will be able to reliably supply the gas, electricity, and water that we need.

          If there is an interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, we may be required to halt production.  If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows and financial performance.

   Natural Gas

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          The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer.  According to engineering specifications produced by Fagen, Inc., we anticipate that the plant will use 4,000 MCF per day of gas at a cost that we estimate at $3.95 per MCF thousand cubic feet with a 2% increase in cost per year.   We have retained U.S. Energy Services, Inc., to provide price risk management services and to assist in negotiating a cost-efficient procurement of our natural gas needs.  However, there can be no assurance that we will be able to obtain a sufficient supply of natural gas or that we will be able to procure alternative sources of natural gas on acceptable terms.  In addition, natural gas prices have historically fluctuated.  Presently, prices are much higher than the historical average price we have assumed for this project.  Sustained increases in the price of natural gas would increase our cost of production and may have a material adverse effect on our operations, cash flows and financial performance.  To access sufficient supplies of natural gas to operate the plant, a connection to a distribution pipeline located underground at our site will be required.  The pipeline is approximately three miles from the proposed plant location.  We have no current agreement with third party to construct such a connection, however, we anticipate entering into an agreement with Alliant Energy for the construction of the pipeline prior to beginning construction of the plant.  Based upon oral negotiations conducted by U.S. Energy Services, Inc., on our behalf, we expect the agreement to provide that Alliant Energy will construct and own the pipeline and we will have exclusive leasing rights for a period of ten (10) years, at a fixed rate of approximately $1530,000 per year or $.106 per million cubit feet of natural gas, based upon a volume gas usage not to exceed 8,000  MCF per day. However, Alliant Energy has not yet committed to an agreement with us on these terms. Based upon oral negotiations conducted by U.S. Energy Services, Inc., on our behalf, we anticipate that either Northern Borders or Northern Natural Gas will supply the natural gas to the pipeline. However, neither party has yet committed to provide this service.

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    Electricity

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          Based upon engineering specifications produced by Fagen, Inc., the proposed plant will require approximately 30,000,000 kilowatt hours per year for an estimated price of $.040 per kilowatt- hour.  We expect to purchase electricity from Alliant Energy as the proposed plant site is in their service territory. Based upon Alliant Energy's current pricing policies, we anticipate our electric service rate will be primary service at the tariff rate, which is currently $.040 per kilowatt-hour. Electricity prices have historically fluctuated significantly.  Sustained increases in the price of electricity would increase our cost of production.  As a result, these issues may have a material adverse effect on our operations, cash flows and financial performance.

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    Water

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          We will require a significant supply of water.  Based upon the results from water quality tests performed by Yaggy Colby Associates, our plant water requirements are approximately 250 gallons per minute.  That is approximately 360,000 gallons per day.  In the Mason City area where we expect to locate the plant, there is an underlain of 25-30 feet of unconsolidated glacial ground moraine consisting of clay, silt, sand, and gravel underlain with sandstone.  This sandstone bedrock contains a prolific aquifer that supplies water for residential, municipal, and industrial purposes in the area.  According to  "The Iowa Geologic and Natural History Survey" (1978) approximately 670  feet of hydraulic head are available in the aquifer in the Mason City area.  This would allow a well capable of yielding 1,000 gallons per minute to be sustained.  Certain wells in north central Iowa have been approved for 200 to 550 gallons per minute  We are exploring the possibility of using municipal water supplies in the Mason City area; otherwise we intend to drill at least one and perhaps two, new high-capacity wells.  The approximate cost to drill two new high-capacity wells is between $550,000 to $600,000.  As an alternative, we are considering using the Mason City municipal water supply, however, there is no assurance that the municipal water supply will be adequate or that alternative sources of water can be attained.  The inability to use municipal water supplies, obtain a high capacity well permit, or otherwise obtain a reliable supply of the necessary water may have a material adverse effect on our operations, cash flows and financial performance.

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          Much of the water used in an ethanol plant is recycled back into the process.  There are, however, certain areas of production where fresh water is needed.  Those areas include boiler makeup water and cooling tower water.  Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process.  Cooling tower water is deemed non-contact water because it does not come in contact with the mash and, therefore, can be regenerated back into the cooling tower process.  The makeup water requirements for the cooling tower are primarily a result of evaporation.  Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water.  This will have the long-term effect of lowering wastewater treatment costs.  Many new plants today are zero or near zero effluent facilities.  At most, there should be no more than 65 gallons per minute (94,000 gallons per day) of non-contact cooling water effluent.  We are undertaking hydrology studies with the assistance of water specialists from Fagen, Inc.   We are also coordinating with the Mason City Engineers, to determine the best method of sourcing this water.  If an alternate site is chosen, similar studies will be conducted.

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Our Primary Competition

         We will operate in a very competitive environment.  We may have four operating ethanol plants within a 50-mile radius of our proposed site.  An ethanol plant, known as Exol, currently produces 40 MGY of ethanol and is located in Glenville, Minnesota, which is approximately 30 miles north of our proposed site.  There is an ethanol plant currently under construction at Lakota, Iowa, which is approximately 50 miles west from our proposed site.  The owners of the Lakota plant anticipate producing 40 MGY of ethanol and started operating the plant in late 2002.  Pine Lake Corn Processors, L.L.C. is raising capital for the construction and operation of a 20 MGY ethanol plant near Steamboat Rock, Iowa.  The Pine Lake Corn Processors plant will be approximately 45 miles south of our proposed site.  Iowa Ethanol, LLC is currently a development stage company that is attempting to raise financing for a 40 MGY ethanol plant in Hanlontown, Iowa, approximately 25 miles to the northwest of our proposed site. We will also compete with large, multi-product companies and plants with a capacity equal to or less than our plant.  We will face competition for capital, labor, management, corn and other resources.  Many of our competitors have greater resources than we currently have or will have in the future.  We anticipate that as additional ethanol plants are constructed and brought on line, the supply of ethanol will increase.  The absence of increased demand may result in prices for ethanol to decrease.  There is no assurance that we will be able to compete successfully or that such competition will not have a material adverse effect on our operations, cash flows and financial performance.

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          We expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase.  In a market for a uniform commodity, such as ethanol, the methods of competition are generally based upon variables other than the product itself. The uniform nature of the product prevents competitive advantage based upon unique or improved product features. Therefore, our proposed plant will compete with other ethanol producers on the basis of price and, to a lesser extent, delivery service.  We believe we can compete favorably with other ethanol producers due to our proximity to ample grain supplies at favorable prices. Based upon corn production statistics compiled by Iowa Agricultural Statistics, the geographical area that is encompassed in a twenty-five mile radius of our proposed plant, annually produces approximately 175 million bushels of corn. See "BUSINESS - Corn Feedstock Supply." We anticipate using approximately 15 million bushels of corn per year to produce 40 MGY of ethanol. Therefore, we anticipate that our corn usage will represent approximately 9 percent of the total annual corn supply that is locally available.

          According to the Renewable Fuels Association, during the last twenty years, ethanol production capacity in the United States has grown from almost nothing to an estimated 2.7 billion gallons per year.  Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 465 million gallons per year.  This increase in capacity may continue in the future.  We cannot determine the effect of this type of an increase upon the demand or price of ethanol.

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          The ethanol industry has grown to over 55 production facilities in the United States.  The largest ethanol producers include Archer Daniels Midland, Cargill, Minnesota Corn Processors, Midwest Grain, Williams Energy Service, New Energy Corporation and High Plains Corporation, all of which are capable of producing more ethanol than we expect to produce.  In addition, there are several regional entities recently formed, or in the process of formation, of a similar size and with similar resources to ours.

          The following table identifies most of the producers in the United States along with their production capacities.

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U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

COMPANY	LOCATION	FEEDSTOCK	Current Capacity (mmgy)	Under Construction/ Expansions (mmgy)
ACE Ethanol	Stanley, WI	Corn	15
Adkins Energy, LLC*	Lena, IL	Corn	40
A.E. Staley	Loudon, TN	Corn	65
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a EXOL*	Albert Lea, MN	Corn	37
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30
Algoma Ethanol^	Oshkosh, WI	Corn		20
Archer Daniels Midland	Decatur, IL	Corn	1070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Badger State Ethanol, LLC*	Monroe, WI	Corn	40
Big River Resources, LLC *^	West Burlington, IA	Corn		40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Cargill, Inc.	Blair, NE	Corn	83
	Eddyville, IA	Corn	35
Central MN Ethanol Coop*	Little Falls, MN	Corn	20
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	21	20
Commonwealth Agri-Energy, LLC*^	Hopkinsville, KY	Corn		20
Cornhusker Energy Lexington, LLC*^	Lexington, NE	Corn		42
Corn Plus*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	47
DENCO, LLC*	Morris, MN	Corn	20
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	30
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	45
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Triangle Energy, LLC*	Craig, MO	Corn	20	20
Gopher State Ethanol	St. Paul. MN	Corn	15
Grain Processing Corp.	Muscatine, IA	Corn	10
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	40
Heartland Corn Products*	Winthrop, MN	Corn	35
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	8
	Huron, SD	Corn	14
High Plains Corp.	York, NE	Corn/milo	50
	Colwich, KS		20
	Portales, NM		15
Husker Ag, LLC*	Plainview, NE	Corn	20
James Valley Ethanol, LLC^	Groton, SD	Corn		45
J.R. Simplot	Caldwell,, ID	Potato waste	6
	Heyburn, ID
KAAPA Ethanol, LLC*^	Axtell, NE	Corn		40
Land O' Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*^	Robinson, IL	Corn		40
Little Sioux Corn Processors, LLC*^	Marcus, IA	Corn		40
Manildra Energy Corp.	Hamburg, IA	Corn/milo/ wheat starch	8
Merrick/Coors	Golden, CO	Waste beer	1.5
Michigan Ethanol, LLC	Caro, MI	Corn	45
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Midwest Grain Processors*	Lakota, IA	Corn	45
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	95
Northeast Missouri Grain, LLC*	Macon, MO	Corn	22	18
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	45
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Pine Lake Corn Processors, LLC*^	Steamboat Rock, IA	Corn		20
Plover Ethanol	Plover, WI	Seed corn	4
Pro-Corn, LLC*	Preston, MN	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	18
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
78th Street Ethanol, LLC	Blairstown, IA	Corn	5.5
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	14
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	45
Tri-State Ethanol Co., LLC*	Rosholt, SD	Corn	18
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	40
U.S. Liquids	Louisville, KY	Beverage waste	4
	Bartow, FL		4
	R. Cucmonga, CA		4
VeraSun Energy Corporation^	Aurora, SD	Corn		100
Williams Bio-Energy	Pekin, IL	Corn	100
	Aurora, NE	Corn	35
Wyoming Ethanol	Torrington, WY	Corn	5
Total Existing Capacity			2766.8
Total Under Construction/ Expansions				465.0
Total Capacity			3231.8

* farmer-owned ^ under construction	Renewable Fuels Association Last Updated: March 2003

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Operating Ethanol Plants in the State of Iowa

          Currently, Golden Grain is aware of six other Iowa producer-owned ethanol plants/companies currently at various stages of development.  Plants near Sioux Center, Galva, and Manchester, Iowa are each expected to produce approximately fifteen million gallons of ethanol annually and a proposed plant near Steamboat Rock is expected to produce approximately twenty million gallons of ethanol annually.  Plants near Coon Rapids, Marcus, Burlington, Denison and Lakota, Iowa are expected to each produce approximately forty million gallons of ethanol annually.  A seventh producer-owned plant is currently producing approximately seven million gallons of ethanol annually near Blairstown, Iowa.

Competition from Alternative Fuel Additives

          Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far great resources.  New products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.

         We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol.  Ethers are composed of isobutylene, which is a product of the refining industry, and ethanol or methanol.  The products are ethyl tertiary butyl ether, "ETBE", or methyl tertiary butyl ether, "MTBE".  We expect to compete with producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol.  MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol.  Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies.  Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development.  The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol.  Despite this fact, the use of MTBE may become legally restricted as a pollutant in several, and possibly most, states, according to study prepared by the Renewable Fuels Association entitled, "Infrastructure Requirements for an Expanded Ethanol Industry.  California already has a program in place to eradicate the use of MTBE in the near future.  Alternatively, California has asked for a waiver of federal standards requiring oxygenates in reformulated gasoline.  This request has been denied, but California has filed a lawsuit to reverse the decision.  This means that rather than using ethanol as an alternative oxygenate to MTBE, California is seeking to be released from federal requirements to use any oxygenates at all.  Similarly, New York currently intends to phase out the use of MTBE by December 2004.  Demand for ethanol is expected to rise, as ethanol is the most readily available substitute for MTBE in these markets.  Additional ethanol production capacity would need to come from existing plant expansions and new plant construction. Furthermore, the United States petroleum industry is pursuing a repeal of all federal oxygenated fuel requirements.  Under such circumstances, whether limited to or expanded beyond California, the demand for ethanol would not increase and could diminish.  These companies also have sufficient resources to begin production of ethanol should they choose to do so.  Competition from these companies may have a material adverse effect on our operations, cash flows and financial performance.

          ETBE's advantages over ethanol in a blend include its low affinity for water and low vapor pressure.  Because petroleum pipelines and storage tanks contain water in various amounts, ETBE's low affinity for water allows it to be distributed through existing pipeline systems, as contrasted with ethanol, which must be shipped via transport truck or rail car.  In addition, blending ETBE with gasoline reduces the overall vapor pressure of the blend thereby reducing the normal volatile organic compound evaporative emissions.  ETBE is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE.  Scientific research to better define the properties of ETBE as it relates to the environment is underway.

Employees

          Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 32 employees.  Approximately ten of our employees will work in management and administration and the remainder will work in plant operations.

          The following table represents some of the anticipated positions within the plant and the minimum number of individuals we intend to employ for each position:

Position	# Employed

General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	4
Shift Supervisors	4
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	12
TOTAL	32

           The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.

          We intend to enter into written confidentiality and assignment agreements with our officers and employees.  Among other things, these agreements will require such officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.

Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level.  We must hire qualified managers, accounting, human resources and other personnel.  We operate in a rural area with low unemployment.  There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project.  If we are unsuccessful in this regard, such event may have a material adverse effect on our operations, cash flows and financial performance.

Sales and Marketing

          We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets.  We hope to market all of the ethanol produced with the assistance of one ethanol redistributor, but have not entered into any agreements regarding the sale of our ethanol.  Similarly, we hope to sell all of our Distillers Dried Grains through the use of an ethanol-byproducts marketing firm, but have not entered into any agreements regarding the sale of our Distillers Dried Grains.

          We do not plan to hire or establish a sales organization to market any of the products or by-products we produce.  Consequently, we will be extremely dependent upon the entities we plan to engage to purchase or market each of our products.

Strategic Partners and Development Services Team

          We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant.

   Fagen, Inc.

          Fagen, Inc. has been involved in the construction of more ethanol plants than any other company in this industry.  Fagen, Inc. is providing two services for the project.  First, Fagen, Inc. is acting as co-developer for the project.  We have relied on Fagen, Inc., to provide us with general guidance, such as providing lists of prospective ethanol and distillers dried grains marketers, rail engineers, and supplying us with the names of resource groups that provide knowledge and services on required air, water and environmental permitting and other requirements. Second, Fagen, Inc. will act as the general contractor on the project.  Fagen, Inc. has extensive experience in the area of heavy industrial projects, particularly agricultural based facilities.  The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important.   In particular, Fagen, Inc. has been the principal contractor on 13 ethanol projects and has performed significant work on 29 ethanol plants in the United States.  In many instances, Fagen, Inc. has been asked to return to the plant as the maintenance contractor or follow up construction for major expansions.  Fagen, Inc. has done repeat work for Chief Ethanol Fuels and Minnesota Corn Processors, both of whom rank in the top ten in terms of the largest ethanol producers.

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          Fagen, Inc.'s understanding of operational efficiencies and integration of various processes are essential to our success.  Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up.  Fagen, Inc. is a meaningful project participant because of its investment and desire to facilitate the project's successful transition from start-up to day-to-day profitable operation. We expect Fagen, Inc., to purchase a minority interest in us. Fagen, Inc., has indicated that it customarily purchases minority interests in ethanol manufacturing companies for which it constructs the ethanol plant, such as ours. The percentage interest expected to be purchased by Fagen, Inc., is unknown at this time. However, Fagen, Inc., may purchase at least one million units. Accordingly, under the terms of our operating agreement, Fagen, Inc., may appoint one or more directors to our board of directors. Nevertheless, any ownership purchased by Fagen, Inc., is expected to be a minority interest. Other than the anticipated purchase of its minority interest in us, we are not affiliated with Fagen, Inc., by virtue of any affiliation between our Company, its officers, directors or affiliates.

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   ICM, Inc.

          ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and is expected to be the principal subcontractor for the plant.  ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc.  ICM, Inc.'s merchandising operation currently procures and markets various grain products.

          ICM, Inc. personnel have over 60 years of combined dry and wet mill operation and design experience.  They have been involved in the research, design, and construction of ethanol plants for many years.  Principals of ICM, Inc. have over twenty years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants.

          Since 1995, ICM, Inc. has developed a very successful new design for DDG dryers and estimates that it currently holds more than seventy-five percent of the market for DDG dryers.  ICM, Inc. also works closely with Phoenix Bio-Systems, which brings over twenty years of brewery and ethanol production experience.  Phoenix Bio Systems designed a Bio-Methanator, a high rate treatment system for organics in wastewater.  The methanator, combined with ICM, Inc.'s ethanol plant design, allows for the development of zero process water discharge ethanol plants.  This design will be incorporated into our proposed ethanol plant allowing a no process water discharge during normal operation.

   Letter of Intent

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         We have a letter of intent with Fagen, Inc. for various design and construction services. The letter of intent is not a binding contract and either party can terminate the letter of intent at any time. However, if we terminate the letter of intent and pursue a relationship with a company other than Fagen, Inc., to provide engineering or design/build services, we will be required to reimburse Fagen, Inc., for the expenses and costs Fagen, Inc., has incurred in connection with the project. Fagen, Inc.'s obligation to build the proposed ethanol plant is not reflected in a binding definitive agreement and a binding definitive agreement may never be executed.  If Fagen, Inc. or ICM, Inc. were to terminate its relationship with us, we might not be able to obtain debt financing and build the plant, which would force us to abandon our business.  The letter of intent terminates on December 31, 2003 unless the plant site and basic size and design of the plant have been determined and agreed upon and at least 10 percent of the minimum equity has been raised. Regardless of the foregoing, the letter of intent terminates on December 31, 2004 unless all the equity and debt financing is complete. Pursuant to the letter of intent, we can agree with Fagen, Inc., to extend the letter of intent termination dates. The letter of intent states that Fagen, Inc. will enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services.  We have begun negotiations with Fagen, Inc., regarding a definitive, binding agreement for financial, design and construction services. It is estimated we will pay Fagen, Inc. up to $45.3 million in exchange for the following services:

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  Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the ethanol plant;

  Assisting us with site evaluation and selection;

  Designing and building the ethanol plant; and

  Assisting us in locating appropriate operational management for the plant.

          We will also be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

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          We will depend on Fagen, Inc. to provide us with guidance and training.  Fagen, Inc. has extensive experience with ethanol plant production and commencement of operations, particularly with producer-owned facilities.  The table below shows the status of the construction of similar ethanol plants that Fagen, Inc. and ICM, Inc. have been engaged to design and construct. Four of the plants identified below are also 40 MGY ethanol plants anticipating the start of construction within the next 12 months. The anticipated completion dates for the plants identified below depends upon the order in which the plants complete their financing. We expect this experience of our design-build team to assist in the design, construction, and operation of our Plant.  Fagen, Inc. has worked or is working with ICM, Inc. to produce ethanol plants for the following entities:

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COMPANY	LOCATION	SIZE (mmgy)	STAGE OF PROJECT

Glacial Lakes Energy, LLC	Watertown, SD	40	Operating as designed
Badger State Ethanol, LLC	Monroe, WI	40	Operating as designed
Midwest Grain Processors Coop	Lakota, IA	40	Plant completed
Little Sioux Corn Processors, LLC	Marcus, IA	40	Production to begin in Spring 2003
Husker Ag Processing, LLC	Plainview, NE	20	Production to begin in Spring 2003
KAAPA Ethanol Energy, LLC	Kearney, NE	40	Construction recently started
VeraSun Energy, LLC	Aurora, SD	100	Construction recently started
Big River Resources Cooperative	Burlington, IA	40	Construction recently started
Lincoln Land Agri-Energy	Robinson, IL	40	Construction to begin in December 2002
Denco	Morris, MN	20	Operating as designed
East Kansas Agri-Energy, LLC	Garnett, KS	20	Early Development
United Wisconsin Grain Producers, LLC	Friesland, WI	40	Early Development

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Based upon public filings with the Securities and Exchange Commission and other available materials, Fagen, Inc., currently has letters of intent to construct ethanol plants for nine five other ethanol companies. Other companies that have not filed with the Securities and Exchange Commission may have letters of intent to construct ethanol plants with Fagen, Inc. Other such companies may be exempt from registration.

          We have no control over Fagen, Inc., or knowledge of how many ethanol plants it can simultaneously construct. If Fagen, Inc. agrees to construct more ethanol plants at the time that we expect it to construct our ethanol plant than it can construct either timely or successfully, then the construction of our plant may either be substantially delayed or canceled.

  Value Add Ventures, LLC

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          On September 16, 2002, the Company entered into an agreement with Value Add Ventures, LLC for services to assist the Company as a project consultant in its negotiation of contracts, planning of the equity marketing effort, securing debt financing and other responsibilities related to the development of the Plant.  Regular fees for these services are not to exceed $1,500 per week, and out of pocket expenses are not to exceed $750 during any given week under the agreement.  The agreement includes a bonus of up to $75,000 upon receipt of a binding commitment for debt financing within specified time periods as outlined in the agreement.  Either party may terminate the agreement with 14 days written notice.

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          Mr. William Reichers, of Volga, South Dakota, and Mr. Paul Casper, of Lake Preston, South Dakota, are principals of Value Add Ventures, LLC.  Mr. Reichers has assisted other companies that were formed to construct producer-owned ethanol plants in their relationships with lenders.  This assistance has taken the form of assisting in the negotiating of the terms of a loan, negotiating with lenders to determine the actions that needed to be taken by companies to qualify for a loan, and assisting companies in fulfilling those actions.  Recently, Mr. Reichers assisted a producer-owned ethanol company in Iowa in securing debt financing of almost $31.5 million in ten-year term debt and $3.5 million in revolving debt.  The term debt was obtained with an interest rate of one percent over the lender's base rate.  Mr. Reichers and Mr. Casper are not only principals of Value Add Ventures, LLC, but are also associated with Fagen, Inc., and other ethanol plants. We expect Fagen, Inc., to act as our general contractor for our plant. Consequently, Mr. Reichers and Mrs. Casper may have conflicts of interest when advising the board regarding contracts and agreements with Fagen, Inc., ICM, Inc., or their affiliates.

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   KMA Consulting

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         On September 26, 2002, we entered into an agreement with KMA Consulting, a division of KMA, Inc., for the provision of risk management services including insurance services.  KMA Consulting is a privately held company focused on providing risk management services to companies in the ethanol industry.  The initial term of our agreement with KMA Consulting is 18 months, renewable on an annual basis.  The consulting fee for risk management services provided by KMA Consulting is $6,500.  The agreement can be canceled at any time with 60 days written notice.  There is no affiliation between KMA Consulting or KMA, Inc., and us, our officers, directors or our affiliates.

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   U.S. Energy Services, Inc.

          U.S. Energy Services, Inc., has been engaged to provide consulting and project management services for supplies of natural gas and electricity to the plant.  We entered into an agreement with U.S. Energy Services, Inc., on July 16, 2002.  The agreement began on August 1, 2002 and continues for a six month period.  After six months, the agreement can be continued on a month-to-month basis, however, either party can terminate the agreement at any time with 60 days written notice.

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          U.S. Energy Services, Inc., will provide natural gas supply information to minimize the cost of natural gas purchased including multiply supply quotes, supply index and fixed prices.  They will also negotiate with pipelines, utilities and other suppliers to provide transportation, balancing and supply agreements that meet our performance criteria at the lowest possible cost.  U.S. Energy Services, Inc., will development and implement a price management plan as well as evaluate other energy options that may reduce our energy costs.  U.S. Energy Services, Inc., will be paid a consulting fee of $2,500 per month plus pre-approved travel expenses.  There is no affiliation between U.S. Energy Services, Inc., and us, our officers, directors or our affiliates.

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   Antioch International, Inc.

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          Antioch International, Inc., provides railroad consulting, design and project management services for projects throughout the Midwest.  On November 20, 2002, we engaged Antioch International, Inc., to assist us in coordinating and negotiating with the mainline railroad as well as providing other railroad consulting services.  Under our agreement, Antioch International, Inc., is expected to perform a study preparing a conceptual railroad track plan for our plant, coordinate the track design with the mainline railroad and Fagen, Inc., provide preliminary and final design services and supply grading services. The agreement provides that Antioch International, Inc., will receive compensation of approximately $20,000 for these services. Antioch International, Inc. is not affiliated with us, our officers, directors or our affiliates.

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   Yaggy Colby Associates

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         Yaggy Colby Associates is an engineering, architecture, landscape architecture, planning and surveying consulting firm with regional offices in Mason City, Iowa, Mendota Heights, Minnesota and Delafield, Wisconsin.  Its corporate office is in Rochester, Minnesota.  Yaggy Colby Associates provides consulting services in four areas: municipal, building and site design, transportation and land development.  We have engaged Yaggy Colby Associates to provide consulting services for our project, including assistance in obtaining the necessary zoning and land use permits and performance of a feasibility study.  We have not entered into any written agreement with Yaggy Colby Associates at this point in time. However, we expect that Yaggy Colby Associates will provide their services on an hourly rate basis. We also expect that their services will primarily focus on surveying, rezoning, and water system design, modeling and permitting.  Yaggy Colby Associates is not affiliated with us, our officers, directors or our affiliates.

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   Air Resource Specialists, Inc.

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          Air Resources Specialists, Inc., provides professional consulting and support services in air quality monitoring, modeling, permitting, analysis, and research.  Air Resource Specialists, Inc., has conducted applications and research contracts for federal, state, and local agencies and industrial clients.  Air Resource Specialists, Inc., is located in Fort Collins, Colorado.  We have engaged Air Resource Specialists, Inc., to assist us with air quality monitoring and permitting issues throughout the plant construction period. Our agreement with Air Resource Specialists, Inc., provides that Air Resource Specialists, Inc., will prepare an air quality permit application and supporting materials for our plant on a time and materials basis. Air Resources Specialists, Inc., has agreed to perform these services for a cost of $9,871, not to be exceeded without our consent. Air Resource Specialists, Inc., will provide monthly invoices for expenses incurred the previous month. The invoices are payable within 30 days.  Air Resource Specialists, Inc. is not affiliated with us, our officers, directors or our affiliates.

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Construction of the Project - Proposed Design-Build Contract

          Fagen, Inc. has advised us that it will provide to us a proposed design-build contract.  No design-build contract has been executed with respect to this project.  The design-build contract is expected to be completed and executed prior to closing of this offering.  However, no assurances can be given that a design-build contract will be entered into with Fagen, Inc.  The proposed design-build contract is subject to modification and approval by lenders.  Pursuant to the proposed design-build contract, Fagen, Inc. will act as our general contractor and will design and construct the plant.

   General Terms and Conditions

          Based on terms of other design-build contracts into which Fagen, Inc. has entered, and our letter of intent with Fagen, Inc., we have identified typical terms generally included in such design-build contracts.

          We expect to pay Fagen, Inc. up to an anticipated maximum of $45,300,000 to design and construct the plant.  All drawings, specifications and other construction related documents would belong to Fagen, Inc.  We will be granted a limited license to use such drawings, specifications and related documents in connection with our occupancy of the plant.  If the contract is terminated by us without cause or by Fagen, Inc. for cause, such as failure to pay undisputed amounts when due, then we may be required to pay Fagen, Inc. a fee of $1,000,000 if we resume construction of the plant through our own employees or third parties.

          We expect to make payments to Fagen, Inc. on a progress billing basis, based upon monthly applications for payment submitted to us by Fagen, Inc. for all work performed as of the date of the application.  We expect to retain 10% of the amount submitted in each application for payment.  When at least 50% of the work has been completed, we expect to pay the full amount of each application for payment.  When the plant is substantially completed, we expect to pay Fagen, Inc. all amounts we have retained.  If we do not pay all undisputed amounts within five days after the due date, we expect to be charged interest at a rate of approximately 18% per year.

          If Fagen, Inc. encounters "differing site conditions," it will expect to be entitled to an adjustment in the contract price and time of performance, if such conditions adversely affect its costs and performance time.  By "differing site conditions," we mean any concealed physical conditions at the site that:

  Materially differ from the conditions contemplated in the contract; or

  Any unusual conditions which differ materially from the conditions ordinarily encountered in similar work.

          We expect that once the proposed design-build contract is executed and we have graded the site pursuant to Fagen, Inc.'s and ICM, Inc.'s specifications, work on the plant will begin within five days from our notice to proceed.  We expect substantial completion of the plant to occur no later than 550 calendar days after Fagen, Inc. receives notice from us to proceed.  By "substantial completion," we mean when the plant is sufficiently complete so that we can occupy and use the plant to produce ethanol.

          In addition, Fagen, Inc. will also be responsible for the following:

  Providing all necessary design services, such as architectural, engineering and other professional design services, consistent with applicable law and provided by licensed design professionals either employed by Fagen, Inc. or qualified independent licensed design consultants;
  Performing all work in accordance with all legal requirements;
  Obtaining all permits, approvals, licenses and fees related to the construction of the plant, except that we will be responsible for obtaining an Air Pollution Construction and Operation Permit and National Pollutant Discharge Elimination permits;
  Performing its responsibilities in a safe manner so as to prevent damage, injury or loss;
  Providing to us a warranty that the work performed for us is of good quality, conforms to all contract and construction documents, and is free of defect in materials and workmanship;
  For a period of one year after substantial completion, correcting any defects in materials and workmanship and commencing correction of defects within seven days of receipt of notice from us that the work performed was defective;
  Obtaining and providing us with a certificate of insurance covering claims arising from worker's compensation or disability; claims for bodily injury, sickness, death or disease, regardless of whether the person injured was an employee of Fagen, Inc.; claims for damage or destruction of tangible personal property; claims for damages arising from personal injury, death or property damage resulting from ownership, use and maintenance of any motor vehicles; or claims pursuant to any duty to indemnify.  Such insurance must be maintained through the development and construction of the plant; and
  Indemnifying, defending and holding us, our officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any bodily injury, sickness, death or damage or destruction of property if such arises from the negligent acts or omissions of Fagen, Inc., its consultants, agents or employees.

          We expect to be responsible for the following:

  Obtaining and maintaining liability insurance to protect us from any claim that may arise from performance of our responsibilities;

  Obtaining and maintaining property insurance for the full insurable value of the plant, including professional fees, overtime premiums and all other expenses incurred to replace or repair the ethanol plant;

  Indemnifying, defending and holding Fagen, Inc., its officers, directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any bodily injury, sickness, death or damage or destruction of property due to the negligent act or omission of any separate contractors we hire;

  Rough grading the construction site to the specifications of Fagen, Inc. or ICM, Inc.;

  Providing at least one access road of sufficient quality to withstand semi-truck traffic;

  Procuring an Air Pollution Construction and Operation permit;

  Obtaining the necessary Iowa air and water discharge permits;

  Providing for a continuous supply of natural gas of at least 1.5 billion cubic feet per year and supply meter and regulators to provide burner tip pressures as specified by ICM, Inc.;
  Providing a continuous supply of electricity of 15,000 kva, 12,400-volt electrical energy, a high voltage switch, a substation, if required, and meter as specified by the electric company; and

  Providing rail tracks, ties and ballast to the plant at grades specified by Antioch, Inc.

          We expect that Fagen, Inc. will have the right to stop or postpone work and to reasonably adjust the time for completion of the plant if any of the following occurs:

  We do not provide reasonable evidence indicating that we have adequate funds to fulfill all our contractual obligations or do not pay amounts properly due according to the progress payments, and we do not cure within seven days after we receive notice from Fagen, Inc. and work on the plant has stopped;
  Any acts, omissions, conditions, events or circumstances beyond its control, if the act or omission was not caused by Fagen, Inc. or anyone for whom they are responsible.  If Fagen, Inc.'s delay in performance is caused by us or those under our control, then the contract price may be appropriately adjusted;
  The presence of any hazardous conditions at the construction site.  Upon receiving notice of a hazardous condition, we must immediately proceed to correct the condition.  After the condition is corrected and our experts provides written certification that the hazardous condition has been corrected and all necessary governmental approvals have been obtained, Fagen, Inc. should resume work in the effected area.  Fagen, Inc. may be entitled to an adjustment in price and time for completion of the plant if its price and time for performance has been adversely affected by the hazardous condition;
  Work on the plant has stopped for 60 consecutive days, or more than 90 days total, because of any order from us or a court or governmental authority, if such stoppage is not because of any act or omission of Fagen, Inc. or because we failed to provide Fagen, Inc. with information, permits or approvals for which we will be responsible.  Fagen, Inc. may terminate the design-build contract if we do not begin to correct the above within seven days after receipt of Fagen, Inc.'s termination notice.

          We expect to have the right to terminate the design-build contract for any reason; but if our termination is without cause, then we expect to be required to provide Fagen, Inc. with 10 days prior written notice.  In addition, we expect to be required to pay Fagen, Inc. for the following:

  All work completed and any proven loss, cost or expense incurred in connection with such work;

  Reasonable costs and expenses attributable to the termination, including demobilization costs and amounts due to settle terminated contracts with subcontractors and consultants; and

  Overhead and profit in the amount of 15% of the sum of the above payments.

          There is no assurance that defects in materials and/or workmanship in the plant will not occur.  Under the terms of the anticipated design-build contract, Fagen, Inc. would warrant that the material and equipment furnished to build the plant would be new, of good quality, and free from material defects in material or workmanship at the time of delivery.  Though the design-build contract is anticipated to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur.  Such defects could cause us to delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, to halt or discontinue the plant's operation.  Any such event may have a material adverse effect on our operations, cash flows and financial performance.

   Dispute Resolution

          It is anticipated that the design-build contract will provide that any party making a claim must provide written notice within a reasonable time, but not to exceed 21 days after the occurrence.  Disputes would first be resolved through discussions between Fagen, Inc and us.  If the dispute were still not resolved, then the parties would submit the matter to non-binding mediation.  In the event that the dispute is still not settled, the matter must be resolved by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, unless the parties agree otherwise.  The determination of the arbitrator is expected to be final and may not be appealed to any court.  The prevailing party in any arbitration proceeding is entitled to recover reasonable attorney's fees and expenses incurred.

   Limitation of Consequential Damages

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          It is anticipated that the design-build contract will provide that we may be entitled to receive either consequential damages for losses such as loss of use, profits, business, reputation or financing, or liquidated damages approximating $8,000 per day in the event Fagen, Inc. fails to substantially complete the plant within 45 days after the scheduled substantial completion date.  The substantial completion date is approximately 16 to 18 months after the release of funds from escrow.  It is also anticipated that if Fagen, Inc. finishes the plant and it is fully operational before the scheduled substantial completion date, then we expect to pay Fagen, Inc. a performance bonus of approximately $8,000 per day before the scheduled substantial completion date.

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   Construction and Timetable for Completion of the Project

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          Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 16 to 18 months after we release funds from escrow. This schedule assumes that two months of detailed design will occur prior to the release of funds from escrow and a sixteen-month construction schedule followed by two months of commissioning.  Construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule.  In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to raise the financing, obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations.  This could reduce the value of the units.

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          We must obtain liability, property and casualty and other policies of insurance prior to the commencement of construction of the plant.  Those policies must be maintained during operations.  There is no assurance that we will be able to obtain such insurance on acceptable terms or at all.  Any failure by us to secure and maintain adequate insurance, with adequate policy limits and/or self-retention limits, may have a material adverse effect on our operations, cash flows and financial performance.

Regulatory Permits

          We will be subject to extensive air, water and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the plant.  In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. The Iowa Department of Natural Resources, "IDNR", may also require us to conduct an environmental assessment prior to considering granting any of those permits.

          Ethanol production involves the emission of various airborne pollutants, including particulate (PM10), carbon monoxide (CO), oxides of nitrogen (NOx) and volatile organic compounds.  As a result, we will need to obtain an air quality permit from the IDNR.  We intend to apply for and receive this permit during the spring of 2003.  We also intend to apply for and receive from the IDNR a storm-water discharge permit, a water withdrawal permit, public water supply permit, and a water discharge permit.  We have not applied for any of these permits, but anticipate doing so before we begin construction.  We do not anticipate a problem receiving all required environmental permits.  However, if for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.  In addition, the IDNR could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in this project.  The IDNR and the EPA could also change their interpretation of applicable permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process.  The IDNR and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

          Even if we receive all required permits from the IDNR, we may also be subject to regulations on emissions from the United States Environmental Protection Agency ,"EPA".  Currently the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plant.  Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively.  Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.

We have engaged the environmental consulting firm of Air Resource Specialists, Inc. from Fort Collins, Colorado, to coordinate, advise and assist us with obtaining certain environmental, occupational health, and safety permits, plans, submissions, and programs.  We have also engaged Yaggy Colby Associates, an engineering, planning and surveying consulting firm from Rochester, Minnesota to assist in permitting and regulatory compliance. The specialized permits are discussed below.  In addition to these permits, we will apply for other common local, state, and federal permits related to environmental, occupational health, and safety requirements as needed. We estimate the cost of environmental permitting to be approximately $65,000 prior to operations, $30,000 for the first year of operations, and $15,000 annually thereafter. This estimate is subject to the revision due to the fact that we have not yet ascertained the source of our water or the destination of our wastewater discharge . This estimate and the information below is based in part on information generally relied upon by consultants and may include certain assumptions regarding the accuracy of specifications provided by manufacturers of the equipment and other components used in the construction of the plant. Pursuant to the anticipated design-build contract, Fagen, Inc. and ICM, Inc. are expected to be responsible for all construction permits.

   Air Pollution Construction and Operation Permit

          Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants.  There are a number of emission sources that are expected to require permitting.  These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and bag houses.  The types of regulated pollutants that are expected to be emitted from our plant include Particulates, Carbon Monoxide, Oxides of Nitrogen, "NOx", and Volatile Organic Compounds.  These activities and emissions mean that we expect to obtain air pollution construction new source permits for each source of emission.

          We anticipate that we will agree to limit production levels to a certain amount, which may be slightly lower than the production levels described in this document in order to avoid having to obtain Title V air permits.  These limitations are expected to be made a part of the construction permits.  If these limitations are exceeded, we could be subjected to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions.  Exceeding these limitations would also require us to pursue a Title V air permit.  There is also a risk that further analysis prior to construction, a change in design assumptions, testing protocols or methods, or a change in the interpretation of regulations may require us to file for a Title V air permit.  If we must file to obtain a Title V air permit, then we may experience significantly increased expenses and a significant delay in obtaining an air permit.  There is also a risk that the Department of Natural Resources might reject a Title V air permit application and request additional information, further delaying start-up and increasing expenses.  Even if we obtain an air pollution construction permit prior to construction, the air quality standards or the interpretation of those standards may change, thus requiring additional control equipment or more stringent permitting requirements.

          There is also a risk that the area in which the plant is situated may be determined to be a non-attainment area for a particular pollutant.  The IDNR has imposed a maintenance plan for the north side of Mason City under its  EPA-approved SIP for PM10.  This maintenance plan will require additional IDNR investigation into the permit applications to make sure that the plant will not significantly impact PM10 emissions.  In this event, the threshold standards that require a Title V air permit may be changed, thus requiring us to file for and obtain a Title V air permit or to obtain a PSD ("Prevention of Significant Deterioration") permit.

          It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V air permit that we would have to install additional air pollution control equipment such as additional or different scrubbers or thermal oxidizers.  The applicable permit applications have not been filed with the Department of Natural Resources as of September 30, 2002.  We anticipate submitting an application for these permits approximately 120 days prior to the beginning of construction.  If granted, the permits will be valid until the plant is modified or there is a process change that changes air emission estimates, at which time an appropriate modification will be applied for.  Although we currently do not anticipate any significant problems, there can be no assurance that the Department of Natural Resources will grant us these permits.

          There are a number of standards that may affect the construction and operation of the plant going forward.  The Prevention of Significant Deterioration ("PSD") regulation creates more stringent and complicated permit review procedures for construction permits.  It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx.

   Waste Water Discharge Permit

          This plant will be a zero-discharge facility.  We expect that we will use water to cool our closed circuit systems in the plant.  In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water.  As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers.  Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options are under consideration by our consulting engineers and us.  Each of these options will require an appropriate permit.  We anticipate submitting the applicable permit applications(s) no later than 180 days prior to beginning of construction.

   Storm Water Discharge Permit and Storm Water Pollution Prevention Plan (SWPPP Permits)

          Before we can begin construction of our plant, we must obtain an Industrial Storm Water Discharge Permit from the Iowa Department of Natural Resources, "IDNR".  This permit will be classified as either general or specific by the IDNR and the application for it must be filed at least 180 days before construction begins.  In connection with this permit, we must have a Storm Water Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution.  Other compliance and reporting requirements would also apply.

          Prior to the commencement of construction of the plant, we must file a notice of intent and application for a Construction Site Storm Water Discharge Permit.  If the IDNR does not object to the notice of intent, we could begin construction and allow storm water discharge fourteen days after the filing.  As part of the application for the Construction Site Storm Water Discharge Permit, we will need to prepare a construction site erosion control plan.  We would also be subject to certain reporting and monitoring requirements.  We anticipate, but there can be no assurances, that we will be able to obtain these permits.

   New Source Performance Standards

          The plant will be subject to New Source Performance Standards for both the ethanol plant's distillation processes and the storage of volatile organic compounds used in the denaturing process.  These duties include initial notification, emission limits, compliance and monitoring requirements and record keeping requirements.

  Spill Prevention, Control and Countermeasures Plan

          Before we can begin operations, we must prepare a Spill Prevention Control and Countermeasure plan in accordance with the guidelines contained in 40 CFR §112.  The plan must be reviewed and certified by a professional engineer.

  High Capacity Well Permit

          Once we assess our water needs and available supply, we may need to drill one or two new high capacity wells to meet the plant's water needs.  If either the Mason City Water Commission or our consulting engineers determine that the municipal water supply is not suitable or cost effective for our water needs, we may need to apply to the IDNR for a High Capacity Well Permit. Before issuing such a permit, the IDNR will require us to calculate the drawdown of water levels in the major stratigraphic units at various distances away from the pumping well and the effect of the well on the village well.  In the event this permit is not approved, we would need to explore alternative water supply sources, however, the cost of alternative water supply sources could prohibit their use.

   Bureau of Alcohol, Tobacco and Firearms Requirements

          Before we can begin operations, we will have to comply with applicable Bureau of Alcohol, Tobacco and Firearms, "ATF", regulations.  These regulations require that we first make application for and obtain an alcohol fuel producer's permit.  27 CFR §19.915.  The application must include information identifying the principal persons involved in our venture and a statement as to whether any such person has ever been convicted of a felony or misdemeanor under federal or state law.  The term of the permit is indefinite until terminated, revoked, or suspended.  The permit also requires that we maintain certain security measures.  We must also secure an operations bond pursuant to 27 CFR § 19.957.  There are other taxation requirements related to special occupational tax and a special tax stamp.

   Risk Management Plan

          We are currently in the process of determining whether anhydrous ammonia or aqua ammonia will be used in our production process.  Pursuant to section 112(r)(7) of the Clean Air Act stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan, "RMP".  If we use anhydrous ammonia, we must establish a prevention program to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area.  The same requirement may also be true for the denaturant.  This determination will be made as soon as the exact chemical makeup of the denaturant is obtained.  We will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area.  The program will be presented at one or more public meetings.  However, if aqua ammonia is used, no risk management program is needed except for denaturant.  In addition, it is likely that we will have to comply with the prevention requirements under OSHA's Process Safety Management Standard.  These requirements are similar to the RMP requirements.  The RMPs should be filed before use.

   EPA

          Even if we receive all Iowa environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA.  There is always a risk that the EPA may enforce certain rules and regulations differently than Iowa's environmental administrators.  Iowa or EPA rules are subject to change, and any such changes could result in greater regulatory burdens.

   Expected Timing of Permitting and Consequences of Delay or Failure

          Without the air pollution construction permits, we will be unable to begin construction.  It is anticipated that the air pollution construction permit applications will be filed four months prior to the beginning of construction.

          We anticipate that if granted the air pollution construction and operation permit, we will commence construction thereafter, assuming we successfully complete the offering and secure our debt financing.  Once granted, the permit is valid indefinitely until the plant is modified or there is a process change that changes air emissions.

          We must apply for the Storm Water Discharge Permit 180 days prior to the beginning of construction.  We must file a notice of intent and application for a Construction Site Storm Water Discharge Permit 14 days before construction begins.  In addition, we must have in place a pollution prevention plan submitted before operations.  We have not applied for any of these permits, but plan to do so at the appropriate time.  There can be no assurance that these permits will be granted to us.

          We must complete our Spill Prevention Control and Countermeasure plan at or near the time of commencement of operations.

          We must obtain a high capacity water withdrawal permit before it begins operations.  There is no assurance that this permit will be granted.

          We must obtain an Alcohol Fuel Producer's Permit, post an operations bond, and file certain information with the ATF before we begin operations.  There is no assurance that this Permit will be granted.

           Without the air pollution construction permit, the waste water discharge permit, the various storm water discharge permits, water withdrawal permit, spill prevention control and countermeasures plan, and alcohol fuel producer's permit, we will be unable to begin or continue operations.

Nuisance

          Even if we receive all EPA and Iowa environmental permits for construction and operation of the plant, we may be subject to the regulations on emissions by the EPA.  Ethanol production has been known to produce an odor to which surrounding residents could object, and may also increase dust in the area due to our operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant.  Such activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plant.  To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its byproducts, we intend to install a thermal oxidizer in the plant.  See "BUSINESS - Thermal Oxidizer."  Nonetheless, any such claims, or increased costs to address complaints, may have a material adverse effect on us, our operations, cash flows and financial performance.

          We are not currently involved in any litigation involving nuisance or any other claims.

MANAGEMENT

Executive Officers and Directors

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          Our operating agreement provides that the initial board of directors will be comprised of between nine and seventeen members to be elected at the annual meeting of the members by the affirmative vote of members holding a majority of the outstanding membership interests.  The operating agreement further provides for a staggered board of directors where, upon the expiration of the initial term ending in 2005, the first group of directors shall serve for one year, with successors elected to a three year term, the second group of directors shall serve for two years, with successors elected to a three year term and the third group of directors shall serve for three years, with successors elected to a three year term.   By resolution, the board of directors shall separately place each initial director into a respective class that shall be the basis for determining the staggering terms among the initial and subsequent directors.  The determination of which directors will serve in each respective class will take place at a later date, so that each director's initial term is unknown at this time.

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          The following table shows the directors and officers of Golden Grain as of the date of this prospectus:

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Board Member	Board Role

Walter Wendland	Director and Chairman/President
Dave Sovereign	Director and Vice Chairman/Vice President
Ron Pumphrey	Director and Secretary
Jim Boeding	Director and Treasurer
Arnold Boge	Director
Dave Drilling	Director, at-large member of Executive Committee
Dean Fisher	Director
Dennis Ptacek	Director
Duane Lynch	Director
Larry Zubrod	Director
Leland Boyd	Director
Marion Cagley	Director
Randy Liddle	Director
Stanley Laures	Director
Willis Hansen	Director
Stephen Eastman	Director
William Strother	Director

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          All directors and officers have held their positions since the formation of Golden Grain.  All officers have been elected to serve until the next succeeding annual meeting following substantial completion of the plant and until their successors have been elected and qualified.  Golden Grain's operating agreement defines a procedure to replace the board in staggered terms.

Business Experience of Directors and Officers

          The following is a brief description of the business experience and background of the above-named officers and directors of Golden Grain.

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         Walter Wendland, Chairman Age 47 - P.O. Box 319 Fredericksburg, Iowa 50630.  Walter graduated from Hawkeye Community College in the Animal Science Program.  Since 1979, he has owned and operated a 1,400 acre farm.  Since November 1994, Walter has been the General Manager and part owner of Holstein Marketing Center of Iowa, a 700 cow dairy operation, where he manages employees and administrative staff, purchases animal pharmaceutics and feed supplies and monitors account receivables and payables.  Since June of 1983, Walter has been involved in the sale of corn gluten and other grain by-products to area farmers.

          Dave Sovereign, Vice Chairman, Age 46 15959 130th Street, Cresco, Iowa 52136.  Since January 1987, Dave has been an active partner in a family farm operation near Cresco, Iowa.  Beginning August 1997 through the present, he is also a partner in Paris Foods, Inc., a livestock production facility. In September 1995 Dave became a member of Sovereign Buildings, LLC, which owns and leases three hog confinement buildings.  He is a member of the Howard County Board of Economic Development and also serves on the board of the Evans Memorial Home.  Dave is a member of Farm Bureau.

          Ron Pumphrey, Secretary, Age 53 - P.O. Box 151, New Hampton, Iowa 50659.  Beginning September 1997, Ron has been employed as the General Manager of Farmers Cooperative, New Hampton, which is a full-service grain cooperative with eleven branch locations in northeast and north central Iowa.  He has been in the grain elevator business for thirty years, combining twenty-eight years in management and eleven years as general manager .  From September 1991 through August 1996, Ron served as General Manager for the Burchinal Cooperative in north central Iowa. From August 1996 through September 1997, Ron was employed as the General Manager at Tama Benton Cooperative in Dysart, Iowa. Ron earned a bachelor of science degree in Animal Science from Iowa State University.  He has served on several advisory committees for regional grain cooperatives and is a board member of United Nutrition, LLC, a feed production company at Klemme, Iowa.  Ron serves on the New Hampton Planning and Zoning Board and is a member of Rotary and the Industrial Development Corporation.

          Jim Boeding, Treasurer, Age 55  - 2173 Madison Road, Decorah, Iowa 52101.  Since January 1974, Jim has owned and operated a 700 acre grain farm near Decorah in Winneshiek County, Iowa.  Jim earned a business administration degree from the University of Northern Iowa. Jim worked as a systems analyst prior to farming.

         Arnold Boge, Age 53 - 2160 Amherst Place, Ionia, Iowa 50645.  Arnold's background and current occupation is construction contracting.  From March 1977 to the present, Arnold has been the owner and manager of Boge Construction, which constructs farm buildings and residential projects. Since March 1993 through the present, he has owned and operated a 120 acre grain farm in Chickasaw County. He has also been involved in public service dating back to 1969.  He was elected as a Chickasaw County Supervisor in 1987 and is the senior officer on the Board of Supervisors.

         Dave Drilling, Age 39 - 27016 V Avenue, Waucoma, Iowa 52171.  Beginning June 2002, Dave has been employed as is an industrial engineer for Textron/Camcar where he identifies and implements manufacturing cost reductions and supports manufacturing efforts for fasteners used in the electronics, construction and automotive industries.  From May 1995 through May 2002,  Dave was employed as a manufacturing engineer for Rockwell Automation in Sumner, Iowa, where he provided engineering support to manufacturing, made capital purchases and served as environmental coordinator ensuring compliance with EPA regulations and maintaining ISO 14001 certification. From January 1992 through September 1994, Dave was a project engineer at Archer Daniels Midland where he designed and incorporated expansion equipment, supervised facilities planning and engineering and initiated process and equipment improvements. Dave also has farming experience from working as a full-time farmer on his family farm operation prior to beginning his engineering career in January 1992.

         Dean Fisher, Age 62 - 2965 160th Street, Lawler, Iowa 52154.  Since March 1960, Dean has lived on and farmed a century farm near Lawler, Iowa.  Dean is currently president of Hawkeye Tri-County REC.  He also serves on an FSA county committee and in January 1994 became a board member of Dairyland Power of Lacrosse, Wisconsin.

          Dennis Ptacek, Age 42 - 10538 175th Street, Elma, Iowa 50628.  Since 1986, Dennis has farmed 450 acres of corn, soybeans and hay on farmland located west of Lourdes, Iowa and also has managed a 90 cow-calf herd.  Dennis is currently on the board of Hawkeye Tri-County REC.

          Duane Lynch, Age 62 - 1799 220th Street, New Hampton, Iowa 50659.  For the past 40 years, Duane has owned and operated a grain farm consisting primarily of corn and soybeans.  Until August 2001, Duane previously operated a seed business for DeKalb, which is now owned by Monsanto and Latham Co.

          Larry Zubrod, Age 54 - 1425 Beaumont Avenue, Charles City, Iowa 50616.  Since March 1981, Larry has owned and operated a 400 acre corn and soybean farm in farmed in Howard County. Larry's background also includes management experience in the petroleum industry and the calibration, repair and sales of meters.  In March 2001, Larry began operating a sideline business repairing and selling late model Dodge trucks.

          Leland Boyd, Age 53 - 2273 Packard Avenue, Charles City, Iowa 50616.  Beginning in July 1980, Leland has farmed 1200 acres of corn and soybeans and operated a hog operation.   He is past president of the Floyd County Beef and Pork Producers. In March 1998 he was elected treasurer of Butler County REC.

          Marion Cagley, Age 68 - 2370 Durham Avenue, Ionia, Iowa 50645.  For the past five years, Marion and his son have farmed 700 acres of corn and soybeans.  He previously operated a cattle feeding operation for 40 years.  He is a retired sales representative for Pioneer Hi-Bred seed.  He is also a past member of the state and national cattle feeder organizations and served as director of the local cooperative.

          Randy Liddle, Age 46 - 1196 Hilton Avenue, Plainfield, Iowa 50666.  Since April 1974, Randy has been raising corn and soybeans on a 570-acre farm in Bremer County, Iowa.  In January 1996 Randy became manager and owner of Liddle-Ebert LTD, a farm drainage and construction business.  Randy is past president and secretary of Bremer County Farm Bureau and past president of Land Improvement Contractors of America.

          Stanley Laures, Age 63 - 2325 McCloud Avenue, New Hampton, Iowa 50659.  From July 1971 through September 1999, Stan served as vice president at First National Bank in New Hampton, Iowa, where he supervised a $30 million loan portfolio of commercial and agricultural loans. In addition, Stan has been involved with his family farm operation of growing 2,700 acres of corn and soybeans and 1,000 head of cattle since January 1968.  Stan is a graduate of Iowa State University as well as several banking schools.

          Willis Hansen, Age 70 - 2050 Woodland Drive, New Hampton, Iowa 50659. Since 1970, Willis has been employed by the State Bank of Lawler where he currently serves as President and a director. In his current capacity, Willis manages the bank's asset portfolio of approximately $140 million. Since 1975, Willis has also been President and a director of Hansen Bancorp, a bank holding company. Beginning in 1989, Willis has also served as a director for Hansen-Freeborn, Inc., a bank holding company, and First Commercial Bank of Savage, Minnesota. Beginning in 1997, Willis has served on the board of directors of Bankers Bank in Madison, Wisconsin.

          Stephen Eastman, Age 33 - 4401 Addison Avenue, Riceville, Iowa 50460.  Since June 1988, Steve has been the manager of Farmers Feed and Grain, a family owned business in Riceville, Iowa where he manages business services to grain producers.  For the past five years, he also has been involved in a farm operation that consists of corn, soybeans and cattle.

          William Strother, Age 59 - 620 Rural Street, New Hampton, Iowa 50659.  From March 1997 to the present, Bill has been employed as a grain merchandiser for AgVantage FS.  He has 25 years of experience as a grain merchandiser/manager.

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Committees of the Board of Directors

          Committees may be established by the directors by resolution and an affirmative vote.  Golden Grain may establish an audit committee or compensation committee.  At this time, neither an audit or compensation committee has been created.  These functions are being handled by the board of directors.

EXECUTIVE COMPENSATION

          Walter Wendland is currently serving as our President and Dave Sovereign is currently serving as our Vice President.  Jim Boeding and Ron Pumphrey are our Treasurer and Secretary, respectively.  Stan Laures has been hired as an independent contractor to act as project coordinator.  Except for Stan Laures, none of the officers has received any compensation from us or acts under any written contract to provide services to us.  We reimburse our officers for expenses incurred relating to services rendered on our behalf. Our current officers will continue to serve without remuneration.  Beginning April 1, 2002, Stan Laures, as an independent contractor, has received and will continue to receive compensation of $2,170 per month and reimbursement for any expenses incurred relating to services rendered on our behalf.  In addition, Stan is entitled to receive a cash bonus of $40,000 upon the execution of binding and definitive debt financing agreements necessary to complete our financing.    We may hire a business manager to assist us in organizational business matters and we intend to recruit and hire permanent employees who will be compensated on a regular basis pursuant to agreed upon salaries.  We expect to offer typical health and other employee benefits.

Employment Agreements

          Other than the compensation plan described above, we have no employment agreements with any executive officer or director.  Other than our directors, we have no promoters, as that term is defined in Rule 405 of Regulation C of the Securities Act of 1933. We presently have no written compensation agreements.  We may in the future enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses

          We reimburse our officers for expenses incurred in connection with their service.  Our reimbursement policy is to reimburse our officers for out-of-pocket expenses.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          Since our inception, we have engaged in several transactions with related parties.    Significant conflicts of interest may exist in our organizational structure and operations.  For example, Fagen, Inc. or other parties with whom we may contract may purchase blocks of our units and enjoy the rights of other unit holders, including voting for management.  Though we will attempt to address actual or potential material conflicts of interest as they arise or become known, we have not established any formal procedures to address or resolve conflicts of interest.  There is no assurance that any conflict of interest will not have adverse consequences to our operations, cash flows and financial performance.

   Fagen, Inc. and ICM, Inc.

          On January 13, 2003 we entered into a letter of intent with Fagen, Inc., which is expected to contract with ICM, Inc.  Fagen, Inc and ICM, Inc. are to provide services to us in connection with our plan to build the plant for a total of $56,400,000, which includes not only the plant, but also costs associated with operations.  Under the terms of the letter of intent, Fagen, Inc. and ICM, Inc. express their intent to enter into definitive agreements to provide design and construction related services.  The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements.  Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent; provided, however, that if we withdraw from the letter of intent to pursue a relationship with a company other than Fagen, Inc., for the purpose of providing engineering or design/build services, we will be required to reimburse Fagen, Inc., for the expenses and costs it has incurred in connection with the project. .  The board expects that Fagen, Inc. will purchase a minority interest in us. Fagen, Inc., generally purchases minority interests in projects similar to our plant. The percent interest expected to be purchased by Fagen, Inc., is unknown at this time. However, any ownership interest purchased by Fagen, Inc., will be a minority interest.

          We assigned the real estate option on our proposed plant site near Mason City, Iowa, originally purchased from Red Oak Development, Inc., to Fagen, Inc. Fagen, Inc., may exercise its option, acquire the real estate and begin site improvements prior to the completion of this offering. On October 4, 2002, Fagen, Inc., gave us the option to purchase the real estate from it, with any improvements that have been made. If we purchase the real estate from Fagen, Inc., we expect to pay the same price that Fagen, Inc., paid for the real estate, plus 5% interest on land and dirt work.

Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:

  Providing a Preliminary Schedule and Guaranteed Maximum Price and design-build contract for the design and construction of the proposed plant;

  Assisting in all phases of the permitting process including taking a lead role in obtaining all required permits for the construction and operation of the proposed plant;

  Designing and building the proposed plant in accordance with a design build contract, based upon the Design-Build Institute of America form contract; and
  Assisting in identifying appropriate operational management for the plant.

          Under the letter of intent, we have agreed to pay Fagen, Inc. an aggregate of $45.3 million.  Pursuant to a proposed design-build contract Fagen, Inc. delivered to us, Fagen, Inc. will act as our general contractor.

   Value Add Ventures, LLC

          On September 16, 2002, we entered into an agreement with Value Add Ventures, LLC for services to assist the Company as a project consultant in its negotiation of contracts, planning of the equity marketing effort, securing debt financing and other responsibilities related to the development of the plant.  Mr. William Reichers, of Volga, South Dakota, and Mr. Paul Casper, of Lake Preston, South Dakota, are not only principals of Value Add Ventures, LLC, but are also associates of Fagen, Inc., and other ethanol plants.  We expect that Fagen, Inc. will be our general contractor for the plant.  Consequently, Mr. Reichers and Mr. Casper may have conflicts of interest when advising us regarding contracts and agreements that we must enter into with Fagen, Inc., ICM, Inc., or their affiliates.

Payments to Project Manager

          Beginning April 1, 2002, Stan Laures, as an independent contractor, has received and will continue to receive compensation of $2,170 per month and reimbursement for any expenses incurred by him and relating to services rendered on our behalf. Stan Laures is performing these services in the capacity of our project manager. Stan is entitled to receive a cash bonus of $40,000 upon the execution of binding and definitive debt financing agreements necessary to complete our financing. Stan is currently a member of our board of directors. Stan has abstained from voting with respect to any board action in which he may have a direct or indirect financial interest. No written contract has yet been executed with regard to his employment.

   Sale of Units

          Between March 18, 2002 and April 18, 2002, we sold 920,000 Class B units to our officers, directors, and other founders for $0.50 per unit.  We have and will continue to use this previously contributed capital to finance development costs and initial working capital purposes.  We intend to use any remaining balance for the same purposes as those of this offering.

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Relationship Between President of Farmers Coop in New Hampton and Our Project Coordinator

          Our project coordinator is Stan Laures, who is also one of our directors. Stan's brother is the president of the Farmers Coop in New Hampton, Iowa. It is anticipated that Farmers Coop may supply some of the necessary corn to our plant. Stan may have a conflict of interest with respect to sourcing and pricing of any corn obtained from Farmers Coop.

A Director on our Board is the President and a Director of the Bank Serving as Our Escrow Agent

          The State Bank of Lawler serves as escrow agent for us in connection with this offering. A director on our board, Mr. Willis Hansen, is acting President and a director of the State Bank of Lawler. Although Mr. Hansen will not participate as a director in our decisions regarding the bank, he will negotiate with us on behalf of the bank. This presents a potential conflict of interest when advising us regarding contracts and agreements that we plan to enter into with the bank.

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LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION

          Our operating agreement provides that none of our directors or members will be liable to us for any breach of their duty of care.  This could prevent us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director's duty of care or grossly negligent business decisions.  This provision does not affect possible injunctive or other equitable remedies to enforce a directors' duty of loyalty for acts or omissions not taken in good faith, that involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit.  It also does not eliminate or limit a Director's liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          Under Iowa law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director.  In addition, Iowa law and our operating agreement contain an extensive indemnification provision which requires us to indemnify any officer or director who was or is a party, or who is threatened to be made a party to any current or potential legal action because he or she is our director, officer, employee or agent.  We must also indemnify these individuals if they were serving another entity at our request.  We must also indemnify against expenses, including attorneys' fees, judgments, fines and any amounts paid in any settlement that was actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act or state securities laws.  Our indemnification obligations may include criminal or other proceedings.

PLAN OF DISTRIBUTION

         Before purchasing any units, an investor must execute a subscription agreement and a promissory note and sign our operating agreement.  The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus and that the investor agrees to be bound by our operating agreement.  All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.  You must purchase a minimum of ten thousand (10,000) units.  You may purchase additional units in blocks of 1,000.  The initial closing date for the offering will be on [date] unless sooner completed by us in our sole discretion.  We are offering Units to investors without an underwriter and on a best efforts basis.  Changes in the Offering's material terms after the Registration Statement's effectiveness will terminate the original offer and subscribers would then be entitled to a refund.  Material changes include the following: (1) extension of the Offering price beyond the year currently contemplated; (2) change in the Offering price other than that disclosed in this Prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.

          Our Officers, Directors, and affiliates may purchase Units through this Offering.  Each may purchase as many Units as allowed by our Operating Agreement,  forty percent of the Company's Units.  These shares may be purchased for the purpose of satisfying the minimum amount of Units required to close the Offering.  Units purchased by these entities will be subject to the same restrictions regarding transferability as described in this Prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.

The Offer

          We are hereby offering, on a best efforts basis, a maximum of 28,500,000 and a minimum of 19,250,000 units of Golden Grain at an offering price of $1.00 per unit.  The units will be sold by certain of our authorized directors, who are listed on page 11 of this prospectus.  We will not pay commissions to our directors for these sales.  We intend to use the proceeds of this offering to construct an ethanol plant and to operate the plant as a going concern.  Directors and officers of Golden Grain will be allowed to purchase the shares that are being offered, subject to the limitation that no member can own more than forty percent (40%) of the total issued and outstanding units.  We require a minimum purchase of 10,000 units, resulting in a minimum investment of $10,000.  You may purchase additional units in blocks of 1,000.  We are expecting to incur organizational expenses of approximately $550,000 to complete this offering, which includes offering expenses of approximately $153,000.

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          Golden Grain does not plan to register the offering with any state securities regulatory body other than the Iowa Securities Bureau. The securities may be offered and sold in other states in reliance on exemptions from the registration requirements of the laws of those other states.  As a result, we may not generally solicit investors in any jurisdictions other than than Iowa.  This limitation may result in the offering being unsuccessful.

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Investors should not assume that the $19,250,000 minimum will be sold only to unaffiliated third party investors. Units may be sold to affiliated or institutional investors that may acquire enough units to influence the manner in which the company is managed. These investors may influence the business in a manner more beneficial to them than other investors.

Method of Subscription

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          Each person desiring to purchase ten thousand or more units and thereby become a member in Golden Grain must execute and deliver to us the Subscription Agreement and Member Signature Page delivered together with this prospectus.  Such documents must be submitted together with a check payable to "Golden Grain Escrow Account" in the amount of ten percent (10%) of the total amount due for the number of units for which subscription is sought, based on the per unit price then in effect, and an executed promissory note for the remaining ninety percent (90%) of that price and an executed security agreement.  That promissory note will become due within 30 calendar days following the call of the board of directors.  The funds payable pursuant to the promissory notes must be deposited in escrow before escrow is released. In the event that payment is not timely made, interest will accrue on the amount due at the rate of 12% per annum from the due date. Escrowed funds will not be released until a minimum of $19,250,000 in subscription proceeds, exclusive of interest, has been deposited into escrow, written debt financing commitments have been received and the Iowa Securities Bureau has been provided with an affidavit stating that the foregoing requirements have been satisfied. The obligor will agree to pay to Golden Grain all costs incurred to collect on the Promissory Note.  We reserve the right to accept or reject, in whole or in part, any subscription for any reason.  Further, the initial members and their principals may purchase units on the same terms as other investors.

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          Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with The State Bank of Lawler, as Escrow Agent under a written escrow agreement.

Subscription Period

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          The termination date for the offering will be on [date] unless sooner terminated at the board's discretion. We will admit to the Company as members and continue to offer any remaining units to reach the maximum number to be sold until that date.  We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units.  Further, we, in our sole discretion, may also determine that it is not necessary to sell all units.

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          This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled "RISK FACTORS".  In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees.  We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.

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Conditions of Releasing Funds from Escrow

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We will release funds from escrow on the (i) date on which we have received a minimum of $19,250,000 (exclusive of interest) in subscription proceeds, we have obtained a written debt financing commitment sufficient to carry out our business plan, which we anticipate to be up to $37,150,000 of debt financing, the Iowa Securities Bureau has been provided with an affidavit stating the foregoing requirements have been satisfied and we elect to terminate the escrow agreement; or (ii) [date].

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Delivery of Certificates

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          If we satisfy all offering conditions, upon releasing funds from escrow, we will issue certificates for the units subscribed for in this offering.  Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants, with full rights of survivorship.  We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units.

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Suitability of Investors

          Investing in the units offered hereby involves a high degree of risk.  Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units.  Units will be sold only to persons that meet these and other requirements.  The criteria for suitability of ownership will be established by the board of directors. You can not invest in this offering unless you meet one of the five following suitability tests: (1) You participate in physical labor, operations, or management in a farming operation and file a schedule F as part of your annual form 1040 or 1041 filing with the Internal Revenue Service; (2) You are a duly authorized officer of a family farm corporation, member or manager of a family farm limited liability company, general manager of a family farm limited partnership, or trustee of a family trust actively engaged in farming; (3) You own agricultural land and receive, as rent, a share of the crops or the animals raised on the land; (4) You have annual income from whatever source of at least $45,000 and a net worth of at least $45,000, exclusive of home, furnishings and automobiles; or (5) You have a net worth of at least $100,000, exclusive of home, furnishings and automobiles. Also, no investor(s) may invest more than 10% of his or her net worth (exclusive of home, furnishings and automobiles) in our units.

For husbands and wives purchasing jointly, the tests would be applied on a joint basis. Even if you represent you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for a particular investor.

          Each subscriber must make written representations that:

  He is purchasing such units for the purpose of investment and not for resale;

  He has been encouraged to rely upon the advice of his legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

  The units being acquired will be acquired for his own account without a view to public distribution or resale and that he has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

          Upon acceptance of a subscription by the directors, the funds accompanying the request will be deposited in an escrow account and credited to the investor's capital account in accordance with the terms of this prospectus.

          Investors that may be deemed the beneficial owners of 5% or more, and 10% or more of our issued and outstanding units may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act.  A beneficial owner of 5% or more of our outstanding units should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Summary of Promotional and Sales Material

          In addition to and apart from this prospectus, we will use certain sales material in connection with this offering.  The material may include a brochure, question-and-answer booklet, a speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials.  In certain jurisdictions, such sales materials may not be available.  Other than as described herein, we have not authorized the use of any other sales material.  This offering is made only by means of this prospectus.  Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

          The investor is both a holder of units and a member of the limited liability company at the time of the acceptance of the investment.  As a unit holder, an investor will be entitled to certain rights, such as the right to the distributions that accompany the units.  As a member of the limited liability company, an investor will be entitled to certain other rights, such as the right to vote at our meetings.  Although an investor will usually fulfill both these roles, these roles may be separated upon termination of membership in the limited liability company.  The separation of such roles includes the loss of certain rights such as, for example, voting rights.

Membership Units

          Ownership rights in Golden Grain are evidenced by units.  There are two classes of membership units in our Company, identified in our operating agreement as Class A and Class B.  We previously issued 920,000 Class B units to our seed capital investors at a price of $0.50 per Class B unit.  There are no Class B units being offered in this offering.  The Class A and Class B units have equal rights except with respect to certain priority allocations to Class B unit holders in the event of our dissolution. See "SUMMARY OF OUR OPERATING AGREEMENT - Dissolution."  Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions and the right to vote and participate in our management, as provided in the operating agreement.  We maintain a membership register setting forth the name, address, capital contributions, class and number of units held by each member at our principal office.  We currently have forty unit holders.

         The per unit purchase prices have been determined by us without independent valuation of the units.  We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria.  We did not obtain an independent appraisal opinion on the valuation of the units.  The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

Restrictive Legend on Membership Certificates

           We will place on your membership certificate or any other document evidencing ownership of our membership units, restrictive legends similar to the following:

The transferability of the units represented by this certificate is restricted. Such units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such units for any purposes, unless and to the extent such sale, transfer, hypothecation, or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the operating agreement as agreed to by each member.

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The securities represented by this certificate may not be sold, offered for sale, or transferred in the absence of an effective registration under applicable state securities laws, or an opinion of counsel satisfactory to the company that such transaction is exempt from registration under applicable state securities laws.

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Maximum Ownership Percentage

          Under our operating agreement, no member can own more than forty percent (40%) of the total issued and outstanding units.  The calculation of your forty percent (40%) limitation includes the number of units owned by you and your spouse, children, parents, brothers and sisters, and any membership units owned by any corporation, partnership or other entity in which you or your family members own or control a majority of the voting power.

Voting Limitations

          As a unit holder, you are entitled to one vote per unit owned.  Investors may vote their units in person or by proxy, not to exceed the foregoing limitation, at a meeting of the unit holders, on all matters coming before a unit holder vote.  Unit holders do not have cumulative voting or pre-emptive rights.

          Investors are relying entirely on our directors to manage our business.  Investors have no right to take part in our management, except through the exercise of limited voting rights described in our operating agreement.  Investors will not have any right to determine the amount or timing of any distributions, which right is reserved to the sole judgment of the board of directors. See "SUMMARY OF OUR OPERATING AGREEMENT."

          Class A unit holders holding a large amount of Class A units may have more direct influence over our board of directors than other Class A unit holders because our operating agreement provides that each Class A unit holder who holds one million or more Class A units is entitled to appoint one director to our board of directors.  A director appointed by a Class A unit holder serves indefinitely at the pleasure of the Class A unit holder who appointed him or her.  Therefore, even though Class A unit holders generally have limited voting rights with respect to election of directors, a Class A unit holder holding one million or more Class A units will have direct access to our board of directors by the right to appoint one director. See "SUMMARY OF OUR OPERATING AGREEMENT."

Separable Interests

          Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the Company, require member approval.  Upon purchasing our units, an investor will become a member of Golden Grain.  Each member has the following rights:

  To receive a share of our profits and losses, to receive distributions of our assets, if and when declared by our directors, and to participate in the distribution of our assets in the event we are dissolved or liquidated; and,

  To access certain information concerning our business and affairs and to vote on matters coming before a vote of the members.  Our operating agreement provides that if your membership is terminated, regardless of whether or not you transfer your units or we admit a substitute unit holder, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs.  However, the unit holder will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated.

          Your membership interest in us may be terminated if you:

  Voluntarily withdraw from Golden Grain;

  Assign your units for the benefit of creditors;

  Assign your units, and the individual or entity to which you assigned your units is admitted as a member;

  File a voluntary petition in bankruptcy;

  Become subject to an order for relief under the federal bankruptcy laws;

  File a petition or answer seeking reorganization, liquidation, dissolution or similar relief;

  Seek or consent to the appointment of a trustee or receiver over all or substantially all of your property;

  Are subject to an involuntary proceeding seeking reorganization, liquidation, dissolution or other similar relief and at least 120 days have elapsed since such proceeding was commenced; or,

  Are subject to an involuntarily appointment, by a court, of a trustee or receiver over all or substantially all of your property and at least 120 days have passed since such appointment and such appointment has not been postponed or vacated.

          In addition, if you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law.  If you are a corporation, trust, limited liability company or partnership, you will cease to be a member at the time your existence is terminated.  If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units.  Accordingly, you can be a unit holder of Golden Grain, but not a member.

          If you transfer your units, and the transfer is permitted by our operating agreement or has been approved by our directors, then the transferee will be admitted as a new member of Golden Grain only if the transferee:

  Agrees to be bound by our operating agreement;

  Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

  Delivers, upon our request, any evidence of the authority such person or entity has to become a member of the Company; and,

  Delivers, upon our request, any other materials needed to complete transferee's transfer.

          We may prohibit the transferee from becoming a member if he or she does not comply with these requirements.

Distributions

          Distributions are payable at the discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act and our operating agreement.  The board has no obligation to distribute profits, if any, to members.  We have not declared or paid any distributions on our units.

          Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors.  Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding.  Our directors have the sole authority to authorize distributions based on available cash, after payment of expenses and resources, however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

          We do not expect to generate revenues until the proposed plant is operational.  We expect that will occur approximately 16 to 18 months after construction commences.  After operation of the proposed plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our available cash to our members in proportion to the units held and in accordance with our operating agreement.  By net cash flow, we mean our gross cash proceeds received less any portion, as reasonably determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies.  If our financial performance and loan covenants permit, our directors will try to make cash distributions at times and in amounts that will permit unit holders to make income tax payments, but we might not ever be able to make any cash distributions.  Any such distributions are totally discretionary with the board and may not, for various reasons, occur.  As a result, you could owe more in taxes due to your share of Company profits, than cash distributions received by you from us in any taxable year.  The board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

         We do not know the amount of cash that we will generate once we begin operations.  At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed plant is operating fully.  Cash distributions are not assured, and we may never be in a position to make distributions.  Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend upon numerous factors, including:

  Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

  Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

  Our ability to operate our plant at full capacity which directly impacts our revenues;

  Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and,

  State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

          The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account.  As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below.  In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you.  We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below.  We will also decrease your capital account in an amount equal to the value of any property we distribute to you.  In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us.  In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee.  Our operating agreement does not require you to make additional capital contributions to us.  Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

          Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold.  Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

          The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations.  These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder's actual capital contributions.  Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unit holder's capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder's capital account.

Restrictions on Transfer of Units

          The units will be subject to certain restrictions on transfer pursuant to our operating agreement.  In addition, transfers of the units may be restricted by state securities laws.  As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investments in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment and who do not intend to resell or transfer their membership units. See "SUMMARY OF OUR OPERATING AGREEMENT."

          We have restricted your ability to transfer your units to ensure that Golden Grain is not deemed a "publicly traded partnership" and thus taxed as a corporation.  Under the operating agreement, no transfers may occur without the approval of the board of directors.  The board of directors will only permit transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code.  These include:

  Transfers by gift;

  Transfers upon the death of a member;

  Intra-family transfers; and

  Other transfers during the tax year that in the aggregate do not exceed 2% of the total outstanding units.

          Any transfer in violation of the publicly traded partnership requirements or without the prior consent of the board will be null and void.  Furthermore, there is no public or other market for these securities.  It is anticipated that no such market will develop.

          The units are unsecured equity interests in Golden Grain and are subordinate in right of payment to all our current and future debt.  In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units.  There is no assurance that there would be any remaining funds for distribution to the holders of the Class A Units, after the payment of all our debts.

           The offering price for the units was determined arbitrarily by our board of directors, without any consultation with third parties.  There is no underwriter for the offering or for establishing an offering price.  The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances.

SUMMARY OF OUR OPERATING AGREEMENT

Binding Nature of the Agreement

          Investors will be bound by our operating agreement, which has been agreed to by our members.  We will be governed primarily according to the provisions of our operating agreement and the Iowa limited liability company statute.  Our operating agreement contains provisions relating to, among other things, election of directors, restrictions on transfers, unit holder voting and other Company governance matters.  If you invest in us, you will be bound by the terms of this document, and its provisions may not be amended without the approval of the holders of a majority of the units.  Statements contained in this section of the prospectus regarding the contents of the operating agreement are not necessarily complete, and reference is made to the copy of the operating agreement filed as an exhibit to this registration statement.

Management

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          We will be managed by at least nine, but no more than seventeen, directors.  This means that you will not have any direct control over the management or operation of our business.  The directors presently are as follows: Arnold Boge, Dave Drilling, Dave Sovereign, Dean Fisher, Dennis Ptacek, Duane Lynch, Jim Boeding, Larry Zubrod, Leland Boyd, Marion Cagley, Randy Liddle, Ron Pumphrey, Stanley Laures, Willis Hansen, Stephen Eastman, Walter Wendland, and William Strother.  No matter may be submitted to unit holders for approval without the prior approval of the board.  This means that our board controls virtually all our affairs.  We do not expect a vacancy to develop on the board until after substantial completion of the proposed plant.  Investors should be aware that our operating agreement is unlike the articles of incorporation and bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange.  Our units do not trade on an exchange and we are not governed by rules of the NASDAQ or a stock exchange concerning Company governance.

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          The directors must elect a Chairman who will preside over any meeting of the directors and a Vice-Chairman who shall assume the duties of the Chairman in the event the Chairman is unable to act.  Presently, our President and Vice-President serve in these capacities, respectively.  Until the directors provide otherwise, Walter Wendland will serve as our President and Chief Executive Officer, and is responsible for our day-to-day operations.  However, prior to beginning operation of our proposed plant, the directors may appoint another individual to be responsible for our day-to-day operations.  Dave Sovereign acts as Golden Grain's Vice-President.  Unless provided otherwise pursuant to any agreement between us and another individual, all compensation to a unit holder or director shall be determined by the directors, in their sole discretion.  The directors may designate authority to manage our affairs to any person or committee they choose.

          According to the operating agreement, the directors may not take the following actions without the unanimous consent of the members:

  Cause or permit us to engage in any activity that is not consistent with our purposes;

  Knowingly do any act in contravention of the operating agreement or which would make it impossible to carry on our ordinary business, except as otherwise provided in the operating agreement;

  Possess our property, or assign rights in specific Company property, for other than our purpose; or,

  Cause us to voluntarily take any action that would cause our bankruptcy.

          Also according to the operating agreement, the directors shall not have authority to cause us to, without the consent of a majority of the Membership Voting Interests:

  Merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;
  Confess a judgment against us in an amount in excess of $500,000;
  Issue units at a purchase price of less than $0.50 per unit;
  Issue more than an aggregate of 30,000,000 units;
  Elect to dissolve us; or,
  Cause us to acquire any equity or debt securities of any director or any of his affiliates, or otherwise make loans to any director or any of his affiliates.

Replacement of Directors

          Our board of directors is presently controlled by our founders.  Replacing the board may be difficult to accomplish under our operating agreement.  Under our operating agreement, the present members of the board of directors are to serve until one year after substantial completion of the proposed plant.  Thus, their initial terms of service may not expire until the 2005 meeting of Golden Grain's members.  Golden Grain's operating agreement defines a procedure to replace the board in staggered terms.  These procedures provide that replacement directors may be nominated either by the board of directors or by the unit Holders upon the timely delivery of a petition signed by the holders of at least five percent (5%) of the outstanding units and other requirements.  For such a petition to be delivered timely, it must be delivered to the board of directors not more than ninety (90) nor less than thirty (30) days prior to the annual meeting of our members.  Our operating agreement sets out other requirements for the completion of a valid nominating petition.  Our founding directors have been elected to serve while the proposed plant is being developed and will continue to serve as directors in staggered terms after substantial completion of the plant.  Each Class A unit holder who holds one million or more Class A units has the right to appoint a director to our board of directors.  Any director appointed by a Class A unit holder serves indefinitely at the pleasure of the Class A unit holder who appointed him or her.  Therefore, Class A unit holders who hold one million or more Class A units have the ability to directly influence the membership of our board of directors.  Our operating agreement provides that the directors to be appointed cannot become the majority of directors and that our total number of directors will increase accordingly to ensure that Class A unit holders who each invest less than one million elect the majority of our directors.  A Class A unit holder who has the right to appoint a director based upon the number of Class A units held, does not have the right to also vote with the other unit holders for election of directors.

Unit Holders

          There will be an annual meeting of members at which the board of directors will give our annual Company report.  Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format.  The holders of at least 25% of the unit votes entitled to be cast may call special member meetings for the purpose of addressing appropriate member business.  Directors may also, at any time, call a meeting of the unit holders.  Member meetings shall be at the place designated by the board.  Members of record will be given notice of member meetings neither more than sixty (60) nor less than ten (10) days in advance of such meetings.

          Unit holders do not have dissenter's rights.  This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.

          We will maintain, at our principal office, and a unit holder may inspect, during normal business hours, our books, accountings and records.  Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Dissolution

          Our operating agreement provides that a voluntary dissolution of Golden Grain may be affected only upon the prior approval of a 75% majority of all units entitled to be voted.  If the Company has net gain after selling its assets in dissolution, we will first allocate the gain to our Class B unit holders in proportion to the number of Class B units held by the unit holders in an amount not to exceed $0.50 per Class B unit.  In the event of our dissolution, this allocation will occur before any other allocation to our Class A unit holders.  Dissolution distributions will be made in accordance with each unit holder's capital account after these allocations have been made.

Unit Transfer Restrictions

          An investor's ability to transfer units is also restricted by our operating agreement.  Initially investors may not transfer their units unless such transfer is:

  To the investor's administrator or trustee by operation of law such as due to death or divorce; or,

  Made without consideration to or in trust for the investor's descendants.

          Once we begin substantial operation of the proposed plant, investors may transfer their units to other members, or only if such transfer has been approved by our directors in accordance with the terms of the operating agreement, any other person or organization.

          To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market.  To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the board of directors.  The board of directors will generally approve transfers so long as the transfers fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code.  Permitted transfers also include transfers by gift, transfers upon death of a member, transfers between family members and other transfers approved by directors during the tax year that in the aggregate do not exceed 2% of the total outstanding units.  If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void.  These restrictions on transfer could reduce the value of an investor's units.

Amendments to Operating Agreement

          Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units entitled to vote, either in person or by proxy or mail ballot, at any regular or special meeting of the members at which a quorum is present.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

          This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in us.  No information regarding state and local taxes is provided.  EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN US. Although we will furnish unit holders with such information regarding us as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

          The following summary of the tax aspects is based on the Internal Revenue Code of 1986, as amended (the "Code"), on existing Treasury Department regulations ("Regulations"), and on administrative rulings and judicial decisions interpreting the Code.  Significant uncertainty exists regarding certain tax aspects of limited liability companies.  Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions.  Tax legislation may be enacted in the future that will affect us and a unit holder's investment in us.  Legislative or administrative changes and judicial decisions could modify or change completely statements and opinions expressed below about the federal income tax consequences of an investment in us.  Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return.  If successful, such a challenge likely would result in adjustment of a unit holder's individual return.

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          This summary constitutes the opinion of our counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC, of the principal federal income tax consequences that are expected to arise from an investment in our Units.  Our counsel has informed us of the following: (a) the opinion extends only to matters of law and relevant  facts; (b) with limited exceptions, the opinion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens; (c) the opinion is based upon known facts and existing law and regulations as of the date of this opinion, all of which are subject to change prospectively and retroactively and will not be revised or supplemented as to future changes of law or fact; and (d) the opinion is not  an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service.  Our counsel has also informed us that this opinion is in no way binding on the Internal Revenue Service or on any court of law. We do not guarantee any particular tax treatment.  Further, no rulings have been requested from the Internal Revenue Service with respect to the matter discussed in this section.  We do not intend to obtain any such rulings.

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          Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local, and other tax laws and any possible changes in the tax laws after the date of this prospectus.  This section is not to be construed as a substitute for careful tax planning.

Partnership Status

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          Our tax counsel has opined that we will be treated as a partnership for federal income tax purposes.  This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income.  Under recently revised Treasury regulations, known as the "check-the-box" regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation. We will not elect to be taxed as a corporation.

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          We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership.  Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

          If we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes.  As a "C corporation," we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%.  Distributions would generally be taxed again to holders of the units as corporate dividends.  In addition, holders of the units would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed.  Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

          To qualify for taxation as a partnership, we cannot be subject to the publicly traded partnership rules under Section 7704 of the Internal Revenue Code.  Generally, Section 7704 provides that a publicly traded partnership will be taxed as a corporation if its interests are:

  Traded on an established securities market; or,

  Readily tradable on a secondary market or the substantial equivalent.

          Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

          We will seek to avoid being treated as a publicly traded partnership.  Under Section 1.7704-1(d) of the Treasury regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

          We do not intend to list the units on the New York Stock Exchange, or the NASDAQ Stock Market, or any other stock exchange.  In addition, our operating agreement prohibits any transfer of units without the approval of our directors.  Our directors intend to only approve transfers that fall within safe harbor provisions of the Treasury regulations, so that we will not be classified as a publicly traded partnership.  These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

  In "private" transfers;

  Pursuant to a qualified matching service; or,

  In limited amounts that satisfy a 2% test.

          Private transfers include, among others:

  Transfers by gifts in which the transferee's tax basis in the units transferred is determined by reference to the transferor's tax basis in the interests transferred;

  Transfers at death, including transfers from an estate or testamentary trust;
  Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;
  Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and,

  "Block" transfers.  A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

          Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable.  A matching service is qualified only if:

  It consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

  Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest

  The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

  The closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

  The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price, nonbinding indications of interest, and does not display quotes at which any person is committed to buy or sell a interest at the quoted price;

  The seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and,

  The sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

          In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits.

Tax Treatment of our Operations Flow-Through Taxable Income and Loss; Use of Calendar Year

          We will pay no federal income tax.  Instead, as unit holders, investors will be required to report on investors' income tax return investors' allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.

          Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders.  Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests.  In this case, the majority interest taxable year is the calendar year.

 Tax Consequences to our Unit Holders

          As a unit holder, you will be required to report on your income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether any cash distributions are received. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2002 taxable income or loss on his or her 2002 income tax return. A unit holder with a June 30 fiscal year will report his share of our 2002 taxable income or loss on his income tax return for the fiscal year ending June 30, 2003. We will provide each unit holder with an annual Schedule K-1 indicating such holder's share of our income, loss and their separately stated components.

Tax Treatment of Distributions

          Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder's basis in his units immediately before the distribution.  Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

          Under Section 722 of the Internal Revenue Code, investors' initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors' units.    Here, an investor's initial basis in each unit purchased will be at least $1.00.

         An investor's' initial basis in the units will be increased to reflect the investor's distributive share of our taxable income, tax-exempt income, gains, and any increase in the investor's share of debt.  If the investor makes additional capital contributions at any time, the adjusted basis of the investor's units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

          The basis of an investor's units will be decreased, but not below zero, by:

  The amount of any cash we distribute to investors;
  The basis of any other property distributed; and

  The investor's distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account"; and any reduction in the investor's share of our debt.

          The unit basis calculations are complex.  A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained.  Typically, basis computations are necessary at the following times:

  The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;
  Upon the liquidation or disposition of a member's interest, or

  Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

          Except in the case of a taxable sale of a unit or Golden Grain's liquidation, exact computations usually are not necessary.  For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times.  Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code.  The purpose of the basis adjustments is to keep track of a member's tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Tax Credits to Unit Holders

   Small Ethanol Producer Tax Credit

          "Small Ethanol Producers" are allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually.  Under current law, small ethanol producers are those ethanol producers producing less than 30 million gallons per year.  Based upon the opinion of our counsel, we do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 40 million gallons of ethanol per year.

          Although we do not qualify to receive the credit under current law, federal tax legislation has been introduced, which, if enacted, would change the definition of a "Small Ethanol Producer."  Specifically, producers producing up to 60 million gallons of ethanol per year would become eligible to receive the credit.  If the tax legislation were enacted, we would expect to become able to receive the credit for our first 15 million gallons of annual production.  If we do become eligible to receive the credit, because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders.  Unit holders would then be able to report and utilize the tax credits on their own income tax returns. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

          Under current law, the small ethanol producer tax credit is a "passive" credit.  This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income.  See "Federal Income Tax Consequences Of Owning Our Units - Passive Activity Income".  Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits.  Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits.  Unused credits may be carried forward to offset tax on passive activity income in future years.  However, if the tax legislation were enacted, unit holders would be allowed to utilize the tax credits to reduce their tax on income from other than passive sources.  However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

          Under current law, the small ethanol producer tax credit does not apply to reduce the alternative minimum tax, "AMT".  As a result, although the tax credit may otherwise apply, certain unit holders may not realize the full benefit of the tax credit due to the application of the AMT.  The tax legislation, if enacted, will change the tax credit to allow it to apply to reduce the AMT.  However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

          Under current law, unit holders utilizing the small ethanol producer tax credit would be required to increase taxable income by the amount of the credit in their gross income before utilizing the credit to reduce any tax on their passive income.  This means that although the credits may reduce the tax liability resulting from a unit holder's passive income, the net result would not reduce the unit holder's total tax liability on a dollar-for-dollar basis.  Instead, the net-benefit would be a lesser amount.  Unit holders in higher marginal income tax brackets generally would benefit less than unit holders in lower marginal tax brackets.  The tax legislation, if enacted, would repeal the present rule requiring the amount of the credit to be included in income.  However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

Deductibility of Losses; At-Risk Passive Loss Limitations

          Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions.  An investor's ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

  Basis.  An investor may not deduct an amount exceeding the investor's adjusted basis in the investor's units pursuant to Internal Revenue Code Section 704(d).  If the investor's share of the Company's losses exceed the investor's basis in the investor's units at the end of any taxable year, such excess losses, to the extent that they exceed the investor's adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor's adjusted basis in the investor's units exceeds zero.

  At-Risk Rules.  Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses from a trade or business activity, and thereby reduce the investor's taxable income from other sources, only to the extent the investor is considered "at risk" with respect to that particular activity.  The amount an investor is considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

  Passive Loss Rules.  Section 469 of the Internal Revenue Code may substantially restrict an investor's' ability to deduct losses and tax credits from passive activities.  Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships, or S corporations, in which the taxpayer does not materially participate.  Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities.  Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder's entire interest in us to an unrelated party in a fully taxable transaction.  It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature.  For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation.  To illustrate, if a unit holder's only passive activity is our limited liability Company, and if we incur a net loss, no interest expense on the related borrowing would be deductible.  If that unit holder's share of our taxable income were less than the related interest expense, the excess would be nondeductible.  In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder's entire interest in our limited liability Company to an unrelated party in a fully taxable transaction.

Passive Activity Income

          If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us.  To the extent that an investor's share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor's net losses and credits from investments in other passive activities.

Allocations of Income And Losses

          An investor's distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our operating agreement.  Under Section 704(b) of the Internal Revenue Code, however, an allocation, or portion thereof, will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our operating agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each unit holder's economic interest in us.  Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect.  The allocations contained in the operating agreement are intended to comply with the Treasury Regulations' test for having substantial economic effect.

Allocations to Newly Admitted Unit Holders or Transferees of Units

          New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders.  The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder.  In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder's units, other than at the end of our fiscal year, the entire year's net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Reporting Requirement

          The IRS requires a taxpayer who sells or exchanges a membership unit to notify Golden Grain in writing within thirty days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year.   Although the IRS reporting requirement is limited to "Section 751(a) exchanges," it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange.  The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date.  Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Alternative Minimum Tax

          If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the unit holders.  No decision has been made on this point, but we believe that most unit holders are unlikely to be adversely affected by excess alternative minimum taxable income.

Tax Consequences Upon Disposition of Units

          Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder's basis in the units sold.  The amount realized includes cash and the fair market value of any property received plus the member's share of our debt.  Although unlikely, since debt is included in an investor's basis, it is possible that an investor could have a tax liability upon the sale of the investor's units that exceeds the proceeds of sale.

          Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss.  A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us.  We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

          The adjusted basis of each unit holder in his units, "outside basis" initially will equal his proportionate share of our adjusted basis in our assets, "inside basis".  Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder's proportionate share of the inside basis.  Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder.  Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

          A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis.  In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis.  The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

          If we make a Section 754 election, Treasury regulations require us to make the basis adjustments.  In addition, these regulations place the responsibility for reporting basis adjustments on us.  We must report basis adjustments by attaching statements to our partnership returns.  In addition, we are required to adjust specific partnership items in light of the basis adjustments.  Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

          Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests.  To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

          Our operating agreement provides that our directors will determine whether or not a Section 754 election will be made.  Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election.  If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made.  Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind

          Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities.  Upon dissolution, investors' units may be liquidated by one or more distributions of cash or other property.  If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors' adjusted bases in investors' units.  We will recognize no gain or loss if we distribute our own property in a dissolution.  However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Audit of Income Tax Returns

         The IRS may audit our income tax returns and may challenge positions taken by us for tax  purposes and may seek to change our allocations of income, gain, loss, and deduction to investors.  If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities.  In addition, such an audit could lead to separate audits of an investor's tax returns, especially if adjustments are required, which could result in adjustments on an investors' tax returns.  Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

          Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency.  In addition, we will select a "tax matters partner" who will have certain responsibilities with respect to any IRS audit and any court litigation relating to us.  Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

          Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction, or credit had to be made in separate proceedings with respect to each partner individually.  Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions, or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes.  The Tax Equity and Fiscal Responsibility Act of 1982, "TEFRA", established unified audit rules applicable to all but certain small partnerships.  These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level.  Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations.  Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

          The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners.  But the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose.  Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability.  Any partner also has the right to participate in partnership-level administrative proceedings.  A settlement agreement with respect to partnership items binds all parties to the settlement.  The TEFRA rules establish the "Tax Matters Member" as the primary representative of a partnership in dealings with the IRS.  The Tax Matters Member must be a "member-manager" which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed.  In our case, this would be a member of the board of directors who is also a member of Golden Grain.  Our operating agreement provides for board designation of the Tax Matters Member and for default designations if it fails to do so.  The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS.

Interest on Underpayment of Taxes; Accuracy-Related Penalties;  Negligence Penalties

          If we incorrectly report an investor's distributive share of our net income, such may cause the investor to underpay his taxes.  If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due.  Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return.  The suspension period ends 21 days after the IRS sends the required notice.  The rate of interest is compounded daily and is adjusted quarterly.

          Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed.  A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence."  All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

          The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence.  An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations.  In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence.  The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

         In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us.  This prospectus makes no attempt to summarize the state and local tax consequences to an investor.  Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

          The validity of the issuance of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC.

          We are not currently involved in any material litigation.

EXPERTS

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          The financial statements of Golden Grain Energy, LLC,  at December 31, 2002 and for the period from inception then ended, appearing in this prospectus and registration statement have been audited by Boulay, Heutmaker, Zibell & Co. P.L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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TRANSFER AGENT

          We will serve as our own transfer agent and registrar.

ADDITIONAL INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the membership units offered hereby.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto.  For further information with respect to Golden Grain and the units offered hereby, reference is made to the registration statement and the exhibits thereto.  A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

          We will file with the SEC and intend to provide our members with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

          You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is an offer to sell, or a solicitation of offers to buy, shares of membership units only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of membership units.

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Until 90 days after [effective date] all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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INDEX TO FINANCIAL STATEMENTS
Page

REPORT OF INDEPENDENT AUDITORS	F-1

FINANCIAL STATEMENTS

BALANCE SHEET	F-2

STATEMENT OF OPERATIONS	F-3

STATEMENT OF MEMBERS' EQUITY (DEFICIT)	F-4

STATEMENT OF CASH FLOWS	F-5

NOTES TO FINANCIAL STATEMENTS	F-6

REPORT OF INDEPENDENT AUDITORS
Board of Governors Golden Grain Energy, LLC New Hampton, Iowa

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We have audited the accompanying balance sheet of Golden Grain Energy, LLC (a development stage company), as of December 31,  2002, and the related statements of operations, changes in members' equity, and cash flows for the period from inception (March 18, 2002) to December 31, 2002. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

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We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

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In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Grain Energy, LLC, (a development stage company) as of December 31, 2002, and the results of its operations and its cash flows for the initial period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

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/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota

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February 10, 2003

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F-1

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)

Balance Sheet

December 31, 2002

ASSETS

Current Assets
Cash and equivalents	$286,499
Grant receivable	80,000
Prepaid and other	705

Total current assets	367,204

Equipment
Office equipment	2,440
Less accumulated depreciation	589

Net equipment	1,851

Other Assets
Deposit on land	10,000
Deferred offering costs	60,885

Total other assets	70,885

Total Assets	$439,940

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
Accounts payable	$61,793

Members' Equity
Member contributions, net of costs related to
capital contributions	442,232
Deficit accumulated during development stage	(64,085)

Total members' equity	378,147

Total Liabilities and Members' Equity	$439,940

Notes to Financial Statements are an integral part of this Statement.

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F-2

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)

Statement of Operations

Period from March 18, 2002 (Date of Inception) to December 31 2002

Revenues	$-

Operating Expenses
Professional fees	84,489
Project coordinator	19,530
General and administrative	53,142

Total	157,161

Operating Loss	(157,161)

Other Income
Grants	85,000
Interest	8,076

Total	93,076

Net Loss	$(64,085)

Net Loss Per Unit (869,100 weighted average units
outstanding)	$(0.07)

Notes to Financial Statements are an integral part of this Statement.

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F-3

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)

Statement of Changes in Members' Equity

Period from March 18, 2002 (Date of Inception) to December 31, 2002

Balance - March 18, 2002	$-

Contributed capital for 640,000 Class B units, March 2002	320,000

Contributed capital for 280,000 Class B units, April 2002	140,000

Cost related to capital contributions	(17,768)

Net loss for the period ended December 31, 2002	(64,085)

Balance - December 31, 2002	$378,147

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Notes to Financial Statements are an integral part of this Statement.
F-4

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)

Statement of Cash Flows

Period from March 18, 2002 (Date of Inception) to December 31, 2002

Cash Flows from Operating Activities

Net loss	$(64,085)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	589
Change in assets and liabilities
Grant receivable	(80,000)
Prepaid and other	(705)
Accounts payable	12,728

Net cash used in operating activities	(131,473)

Cash Flows from Investing Activities
Deposits on land	(10,000)
Capital expenditures	(2,440)

Net cash used in investing activities	(12,440)

Cash Flows from Financing Activities
Member contributions	460,000
Costs related to capital contributions	(29,588)

Net cash from financing activities	430,412

Net Increase in Cash and Equivalents	286,499

Cash and Equivalents - Beginning of Period	-

Cash and Equivalents - End of Period	$286,499

Supplemental Disclosure of Noncash Investing and Financing Activities
Deferred offering costs in accounts payable	$49,065

Notes to Financial Statements are an integral part of this Statement.

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F-5

GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements

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December 31, 2002

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1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Golden Grain Energy, LLC, (an Iowa Limited Liability Company) was organized to pool investors to build a 40 million gallon annual production ethanol plant near Mason City, Iowa. Construction is anticipated to begin in the year 2003. As of December 31,  2002, the Company is in the development stage with its efforts being principally devoted to organizational activities.

Fiscal Reporting Period

The Company has adopted a fiscal year ending December 31 for reporting financial operations.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

The Company maintains its accounts primarily at one financial institution.  At times throughout the year, the Company's cash and cash equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

The Company's financial instruments consist primarily of cash and cash equivalents, whose fair value equals their carrying amount.
Equipment

Equipment is stated at the lower of cost or estimated fair value.  Depreciation is provided over the estimated useful lives by use of the straight-line method.  Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

F-6

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements

December 31, 2002

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Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs.  At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed

Grants

The Company recognizes grant proceeds as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursement of capital expenditures, the grants are recognized as a reduction of the basis of the depreciable asset upon complying with the conditions of the grant.

Income Taxes

Golden Grain Energy, LLC is treated as a partnership for Federal and state income tax purposes and generally does not incur income taxes.  Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for Federal or state income taxes has been included in the financial statements.

2. DEVELOPMENT STAGE ENTERPRISE

The Company was formed on March 18, 2002 to have a perpetual life.  The Company was initially capitalized by members who contributed an aggregate of $320,000 for 640,000 Class B units.  These contributions were the result of a private placement memorandum, through which the Company offered a maximum of 1,000,000 Class B units of securities at a cost of $.50 per unit for a maximum of $500,000, and no minimum offering amount.  Each investor was required to purchase a minimum of 20,000 units for a minimum investment of $10,000 and in increments of 5,000 Class B units thereafter. This offering was closed and the units were issued effective in March 2002.

The Company was further capitalized by additional members, contributing an aggregate of $140,000 for 280,000 Class B units.  These additional contributions were the result of a private placement memorandum, through which the Company offered a maximum of 360,000 Class B units of securities at a cost of $.50 per unit for a maximum of $180,000, and no minimum offering amount.  Each investor was required to purchase a minimum of 20,000 units for a minimum investment of $10,000 and in increments of 5,000 Class B units thereafter.  This offering was closed and the units were issued effective in April 2002.

Income and losses are allocated to all members based upon their respective percentage units held. See Note 3 for further discussion of members' equity.

F-7

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)

Notes to Financial Statements

December 31, 2002

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3. MEMBERS' EQUITY

As specified in the Company's operating agreement, the Company will have two classes of membership units.  Class B units were issued upon the initial capitalization of the Company, all other units issued will be considered Class A units.  The Company was authorized to issue up to 1,000,000 Class B membership units, including those discussed in Note 2, and does not have a limitation on the number of Class A units that can be issued.  No additional units may be issued for less than $1 per unit without the consent of the holders of at least 75% of the units then outstanding.  Class A and B units have equal rights except with respect to certain priority allocations to Class B members in the event of dissolution.

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The Company has prepared and filed, on Form SB-2, a Registration Statement with the Securities and Exchange Commission (SEC).   The Offering will be for up to 28,500,000 membership units and will be available for sale at $1.00 per unit. Should the Company not raise the minimum of $19,250,000 through this Offering, the capital raised through the Offering will be returned to the respective investors.  Should the Company raise the minimum of $19,250,000 through the Offering and obtain debt financing from a lender on or before one year from the effective date of the Registration Statement, they will be able to close on the Offering.  If the Company is unable to close on the Offering on or before one year from the effective date of the Registration Statement, the capital raised through the Offering will be promptly returned to the respective investors, with nominal interest less escrow fees.  As of December 31, 2002, the Registration Statement had been filed with, but not yet declared effective by the SEC and, accordingly, no membership units had been sold other than the 920,000 units described above.

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4. INCOME TAXES

The differences between financial statement basis and tax basis of assets are as follows at December 31:

Financial statement basis of total assets	$439,940

Organizational costs expensed for financial
reporting purposes	25,170

Depreciation for tax purposes in excess of
depreciation for financial reporting purposes	208

Taxable income basis of total assets	$465,318

There were no differences between the financial statement basis and tax basis of the Company's liabilities.

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5.  COMMITMENTS AND CONTINGENCIES

The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $56,400,000.  The Company anticipates funding the development of the ethanol plant by raising equity of at least $19,250,000 and securing financing for up to $37,150,000. The amount of debt financing needed depends on the amount of equity raised in the Offering. Currently, the Company has signed a letter of intent with a contractor, an unrelated party, to design and build the ethanol plant.

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The Company has entered into a contract to have the option to purchase between 40 and 60 acres of land near Mason City, Iowa, for $9,000 per acre.  The Company deposited $10,000 of earnest money with an unrelated party for this option.  This deposit gives the holder 15 months, from the effective date of September 25, 2002, in which to exercise the option.  If the holder exercises the option, the consideration will be applied to the purchase price.  If the option is not exercised, the deposit will be forfeited. This option has been assigned to the aforementioned contractor. In exchange for this assignment, the Company received an option to purchase the land from the contractor on terms similar to those described above, plus any improvements that may have been added.

In April 2002, the Company hired a project coordinator , who is also a member of the Company, at a contracted price of $2,170 per month for an indefinite time period.  The project coordinator will receive a cash bonus in the amount of $40,000 upon the successful acquisition of debt financing.  The Company has paid the project coordinator approximately $13,000 under this contract.

In July 2002, the Company entered into a six month consulting agreement, beginning August 1, 2002, with an unrelated party to provide consulting and project management services for supplies of natural gas and electricity to the plant. The Agreement shall become month-to-month after the initial six month term until either party, with 60 days written notice, terminates the Agreement. For these services, the Company will pay $2,500 per month plus pre-approved travel expenses.

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F-8

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GOLDEN GRAIN ENERGY, LLC
(A Development Stage Company)

Notes to Financial Statements

December 31, 2002

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

In September 2002, the Company entered into a consulting agreement with an unrelated third party, to provide services relating to contract negotiation, marketing, and the securing of debt financing.  For these services the Company will pay $1,000 per week, until it is authorized to sell under the Offering as described in Note 3, at which time the amount increases to $1,500 per week.  Additionally, the Company will pay a one-time bonus of $75,000 when the Company raises enough equity financing required by a prospective lender that enables the Company to secure debt financing. The agreement has no term, but may be terminated at any time by either party upon fourteen days notice.



In September 2002, the Company entered into a consulting agreement with an unrelated party to provide risk management services for a period of eighteen months for a total of $6,500 ending in February 2004.

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

In November 2002, the Company entered into an agreement with an unrelated party to assist in coordinating and negotiating with the mainline railroad as well as providing other railroad consulting services, for a total of approximately $20,000.

The Company has applied for various Federal and state grants, and has been awarded a one grant in the amount of $300,000, contingent upon the Company taking possession of the plant site near Mason City, Iowa. The Company also has received approval for a $74,000 grant, generally for 2003 expenses, from the USDA's Value-Added Agricultural Product Market Development program, and an $80,000 grant related to 2002 expenses from the Iowa Department of Economic Development, of which the entire amount is receivable at December 31, 2002.

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F-9

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 2(a). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$2,622.00
Legal fees and expenses	105,000.00
Accounting fees	27,000.00
Blue Sky filing fees	1,300.00
Printing expenses	16,000.00
Miscellaneous expenses	1,078.00

Total	$153,000.00

* All of the above items except the registration fee and Blue Sky filing fees are estimated.
ITEM 2(b). INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Directors, officers, employees and agents of Golden Grain Energy LLC, the "Company" or "Golden Grain", may be entitled to benefit from the indemnification provisions contained in Golden Grain's operating agreement and the Iowa Limited Liability Companies Act (the "Act").  The general effect of these provisions is summarized below.

            The operating agreement provides that to the maximum extent permitted under the Act and other applicable law, no member or director of Golden Grain shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both.  No director of Golden Grain shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for any of the following: (i) receipt of an improper financial benefit to which the director is not entitled; (ii) liability for receipt of distributions in violation of the articles of organization, operating agreement, or Section 807 of the Act; (iii) a knowing violation of law; or (iv) acts or omissions involving fraud, bad faith or willful misconduct.  To the maximum extent permitte d under the Act and other applicable law, Golden Grain, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director, officer, or director in connection with the business of Golden Grain, including reasonable attorneys' fees incurred by such officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law.  To the maximum extent permitted under the Act and other applicable law, in the event of any action by a unit holder against any director, including a derivative suit, Golden Grain shall indemnify, save harmless, and pay all costs, liabilities, damages and expenses of such director, including reasonable attorneys' fees incurred in the defense of such action.  Notwithstanding the foregoing provisions, no director shall be indemnified by Golden Grain to the extent prohibited or limited, but only to the extent limited, by the Act.  Golden Grain may purchase and maintain insurance on behalf of any person in such person's official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not Golden Grain would otherwise be required to indemnify the person against the liability.

            Generally, under the Act, a limited liability company shall indemnify or allow reasonable expenses to and pay liabilities of each member and, if management of the limited liability company is vested in one or more managers, of each manager, incurred with respect to a proceeding if that member or manager was a party to the proceeding in the capacity of a member or manager.  The Act allows an operating agreement to alter or provide additional rights to indemnification of liabilities or allowance of expenses to members and managers.  However, a limited liability company may not indemnify a member or manager for liabilities or permit a member or manager to retain allowance for expenses unless it is determined that the liabilities or expenses did not result from a member's or manager's breach or failure to perform a duty to the limited liability company.

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The principles of law and equity supplement the Act, unless displaced by particular provisions of the Act.

            There is no pending litigation or proceeding involving a director, officer, employee or agent of Golden Grain as to which indemnification is being sought.  Golden Grain is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 2(c). RECENT SALES OF UNREGISTERED SECURITIES

            Since Golden Grain's formation on March 18, 2002, it has issued and sold the following membership units.  Accredited investors, as defined under Rule 501(a), Regulation D, made aggregate dollar amount purchases of $195,000.  A total of twenty-four (24) non-accredited investors made aggregate dollar amount purchases of $265,000. No underwriting discounts or commissions were paid in these transactions.  Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 3(b) and Rule 505 of the Securities Act, as limited offers and sales of securities not exceeding an aggregate offering price of $5,000,000.  Golden Grain conducted no general solicitation in connection with the offer or sale of the securities.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to unit certificates and instruments issued in such transactions.  All purchasers (other than the 17 directors in the initial membership organization and purchase of membership units) were provided a private placement memorandum containing all material information concerning Golden Grain and the offering.

TITLE	AMT	DATE	PRICE

AgVantage FS, Inc.	20,000	3/28/02	$0.50
Jim Boeding	50,000	3/27/02	$0.50
Arnold Boge	20,000	3/19/02	$0.50
Earl Brandt	20,000	4/09/02	$0.50
Marion and Esther Cagley, JTROS	20,000	3/28/02	$0.50
Jerry A. and Kathy R. Calease, JTROS	20,000	4/17/02	$0.50
Corwin and Dorene Christensen, JTROS	20,000	4/17/02	$0.50
D&L Stock Farms	20,000	4/17/02	$0.50
Dave and Pam Daley, JTROS	20,000	3/28/02	$0.50
Dave and Rhonda Drilling, JTROS	20,000	3/19/02	$0.50
Earl, Jr. and Kathleen Drilling, JTROS	20,000	3/22/02	$0.50
DRSG Partnership	20,000	3/19/02	$0.50
Steve Eastman	30,000	4/09/02	$0.50
Farmers Cooperative	20,000	3/21/02	$0.50
Dean and Ellen Fisher, JTROS	20,000	3/28/02	$0.50
Wayne and Christine Hagedorn, JTROS	20,000	3/28/02	$0.50
Willis Hansen	40,000	3/28/02	$0.50
Richard Herbrechtsmeyer	20,000	4/17/02	$0.50
HMCI, Inc.	20,000	4/17/02	$0.50
HTC Development Corporation	20,000	3/28/02	$0.50
Gordon W. Hunter	20,000	3/26/02	$0.50
Leo and Margaret Jordan, JTROS	20,000	4/17/02	$0.50
Robert Kepple	20,000	4/17/02	$0.50
Laures Farms, Inc.	20,000	3/20/02	$0.50

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Randy Liddle	20,000	4/09/02	$0.50
Duane and Patricia Lynch, JTROS	20,000	3/28/02	$0.50
McGregor Farms, Inc.	40,000	3/20/02	$0.50
MDK, Inc.	40,000	3/29/02	$0.50
Stanley or Karmen Mehmen	20,000	4/17/02	$0.50
Meirick Enterprises, LLC	20,000	4/17/02	$0.50
Dennis or Mary Ptacek	20,000	4/17/02	$0.50
Harry or Barbara Reicks	20,000	3/28/02	$0.50
Roach Farms	20,000	4/18/02	$0.50
Dale Smith	20,000	4/09/02	$0.50
Kevin or Diane Smith	20,000	4/17/02	$0.50
Union Produce	20,000	4/09/02	$0.50
Robert or Marlene Weis	20,000	4/17/02	$0.50
Walter and Janet Wendland, JTROS	40,000	3/28/02	$0.50
Ray Wiley	20,000	3/28/02	$0.50
Larry Zubrod	20,000	4/17/02	$0.50

ITEM 2(d). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

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Exhibit Number	Exhibit Title

3.1	Articles of Organization
3.2	Operating Agreement
4.1	Form of Subscription Agreement
4.2	Form of Membership Unit Certificate
4.3	Escrow Agreement dated November 7, 2002
5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters
8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters
10.1	Letter of Intent by and between Fagen Inc. and Golden Grain Energy, LLC dated January 13, 2003
10.2	September 25 2002 Option to Purchase Real Estate from Red Oak Development, Inc.
10.3	October 4, 2002 Option to Purchase Real Estate from Fagen, Inc.
10.4	September 16, 2002 Consulting Agreement with Value Add Ventures, LLC
10.5	July 31, 2002, Agreement between Golden Grain Energy, LLC and U.S. Energy Services, Inc.
10.6	October 10, 2002, Agreement between Golden Grain Energy, LLC and Air Resource Specialists, Inc.
10.7	September 26, 2002 Agreement between Golden Grain Energy, LLC and KMA Consulting
10.8	November 20, 2002 Agreement between Golden Grain Energy, LLC and Antioch International, Inc.
23.1	Form of consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P.

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ITEM 2(e). UNDERTAKINGS

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or

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otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURE

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Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hampton, State of Iowa on this 2nd  day of April, 2003.

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GOLDEN GRAIN ENERGY, LLC

By:	/s/ Walter Wendland Walter Wendland, Chairman and President (Principal Executive Officer)

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

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities of Golden Grain Energy, LLC on the 2nd  day of April 2003.

Signature	Capacity
/s/ Walter Wendland Walter Wendland	Chairman of the Board, President and Member

/s/ Dave Sovereign Dave Sovereign	Vice Chairman, Vice President and Member

/s/ Ron Pumphrey Ron Pumphrey	Secretary, Director and Member

/s/ Jim Boeding Jim Boeding	Treasurer, Director and Member (Principal Accounting Officer)

/s/ Arnold Boge Arnold Boge	Director and Member

/s/ Dave Drilling Dave Drilling	Director and Member

/s/ Dean Fisher Dean Fisher	Director and Member

/s/ Dennis Ptacek Dennis Ptacek	Director and Member

/s/ Duane Lynch Duane Lynch	Director and Member

/s/ Larry Zubrod Larry Zubrod	Director and Member

/s/ Leland Boyd Leland Boyd	Director and Member

/s/ Marion Cagley Marion Cagley	Director and Member

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/s/ Randy Liddle Randy Liddle	Director and Member

/s/ Stanley Laures Stanley Laures	Director and Member

/s/ Willis Hansen Willis Hansen	Director and Member Director and Member

/s/ Stephen Eastman Stephen Eastman	Director and Member

/s/ William Strother William Strother	Director and Member

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POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Walter Wendland and Dave Sovereign and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any state securities agency, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendment to said Registration Statement.

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/s/ Ron Pumphrey Ron Pumphrey	Secretary, Director and Member

/s/ Jim Boeding Jim Boeding	Treasurer, Director and Member (Principal Accounting Officer)

/s/ Arnold Boge Arnold Boge	Director and Member

/s/ Dave Drilling Dave Drilling	Director and Member

/s/ Dean Fisher Dean Fisher	Director and Member

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/s/ Dennis Ptacek Dennis Ptacek	Director and Member

/s/ Duane Lynch Duane Lynch	Director and Member

/s/ Larry Zubrod Larry Zubrod	Director and Member

/s/ Leland Boyd Leland Boyd	Director and Member

/s/ Marion Cagley Marion Cagley	Director and Member

/s/ Randy Liddle Randy Liddle	Director and Member

/s/ Stanley Laures Stanley Laures	Director and Member

/s/ Willis Hansen Willis Hansen	Director and Member Director and Member

/s/ Stephen Eastman Stephen Eastman	Director and Member

/s/ William Strother William Strother	Director and Member


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